      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998
                                                           REGISTRATION NO. 333-
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                            --------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            --------------------

                      3CI COMPLETE COMPLIANCE CORPORATION

             (Exact name of registrant as specified in its charter)

           Delaware                                 4950                                76-0351992
(State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
incorporation or organization)           Classification Code Number)              Identification Number)

                           910 Pierrepoint, Suite 312
                          Shreveport, Louisiana 71106
                             Phone: (318) 869-0440
                              Fax: (318) 869-4002

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Charles D. Crochet, President
                      3CI Complete Compliance Corporation
                           910 Pierrepoint, Suite 312
                          Shreveport, Louisiana 71106
                             Phone: (318) 869-0440
                              Fax: (318) 869-4002

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            --------------------

                                 With copy to:
                                Samuel N. Allen
                            Porter & Hedges, L.L.P.
                           700 Louisiana, 35th Floor
                           Houston, Texas  77002-2764
                             Phone:  (713) 226-0600
                              Fax: (713) 226-0229

       Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (x)

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   ( )

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                              PROPOSED
                                                               MAXIMUM         PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF           AMOUNT TO BE      OFFERING  PRICE         AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED(1)      PER SHARE(1)        OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value per
 share . . . . . . . . . . . . . . .      1,518,434             1.125             $1,708,238             $504
====================================================================================================================

                            --------------------

(1)    Estimated solely for the purpose of calculating the registration fee.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MARCH 23, 1998

PROSPECTUS

                                1,518,434 SHARES

                      3CI COMPLETE COMPLIANCE CORPORATION

                                  COMMON STOCK


       This Prospectus covers (i) up to 1,002,964 shares of common stock, par value $.01 per share (the "Common Stock"), of 3CI Complete Compliance Corporation (the "Company"), issuable upon the exercise of warrants to purchase Common Stock (the "Warrants") and (ii) up to 515,470 shares of Common Stock that are being offered for resale by certain selling stockholders of the Company (the "Selling Stockholders"). The exercise price for the Warrants is $1.50 per share. Therefore, if all of the Warrants are exercised, the Company will receive net proceeds of $1,504,446. The Company will not receive any of the proceeds from the sale of Common Stock being offered by the Selling Securityholders.

       The Common Stock is currently traded on the Nasdaq Small-Cap Market under the symbol "TCCC." On March 19, 1998, the closing price of the Common Stock on Nasdaq was $1 1/8 per share.

       FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" WHICH BEGINS ON PAGE 4.

       This Prospectus covers the distribution of shares of Common Stock issuable upon exercise of the Warrants and the shares of Common Stock being offered by the Selling Stockholders. The shares issued upon exercise of Warrants will be freely tradeable in the public markets upon issuance, and delivery of this Prospectus will not be required in connection with such sales. The Common Stock being sold by the Selling Stockholders may be offered and sold from time to time by the Selling Stockholders through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of Common Stock by the Selling Stockholders pursuant to this Prospectus, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Common Stock and the proceeds to the Selling Stockholders, and any other material terms shall be as set forth in a Prospectus Supplement. See "Plan of Distribution."

                                   ______________________


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ______________________




                      THE DATE OF THIS PROSPECTUS IS APRIL    , 1998

                                    SUMMARY

       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data appearing elsewhere in this Prospectus, including the information under "Risk Factors."

                                  THE COMPANY

       The Company was incorporated in Delaware in 1991 and is engaged in the business of medical waste management services. The Company operates in Alabama, Arkansas, Florida, Georgia, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas. The Company's customers include regional medical centers, major hospitals, clinics, medical and dental offices, veterinarians, pharmaceutical companies, retirement homes, medical testing laboratories and other generators of medical waste. Services to customers include collection, transportation, bar code identification, and destruction by controlled, high temperature incineration and use of a microwave facility. The Company also provides training to customers on compliance with regulations, use of containers, documentation and tracking.

       "Medical waste" or "biomedical waste" generally consists of any liquid or solid waste generated in the diagnosis, treatment or immunization of human beings or animals or in related research, that may result in an infectious disease. State and federal regulations focus on regulated and infectious medical waste, which includes pathological waste, including tissues, organs and body parts; blood and the products or components of blood; "sharps," including needles, scalpels, pipettes and other medical instruments; waste from surgery or autopsy; dialysis wastes, including contaminated disposable equipment and supplies; cultures and stocks of infectious agents, including cultures from medical and pathological laboratories; and various other biological wastes and discarded materials contaminated with or exposed to blood, excretion and secretions from human beings or animals. Medical waste or biomedical waste generally is not "hazardous waste" under state and federal environmental laws.

       The Company enters into medical waste disposal agreements with customers for the collection of their medical waste according to a schedule agreed upon between the parties. The Company accepts medical waste that has been packaged by customers in containers provided or approved by the Company. The Company then transports the medical waste in vehicles that are owned or leased by the Company to destruction facilities, including two incinerators and a microwave facility that are owned by the Company, and to an incinerator with which the Company has entered into an exclusive contract. Company employees who handle medical waste are trained in the proper techniques for the safe handling of medical waste. The Company also serves its customers by designing specialized on-site training systems for the identification, segregation, handling and packaging of medical waste. These systems are designed to assist customers in reducing their overall medical waste disposal costs, to promote safe handling and to foster a long-term working relationship between the Company and its customers. The systems also are designed to facilitate the proper packaging of medical waste for disposal before handling by Company employees. The Company uses a sophisticated bar code technology to track and record the movement of medical waste through all phases of its handling by the Company including collection, transportation and incineration, in compliance with applicable governmental regulations.

       The Company's executive offices are located at 910 Pierrepoint, #312, Shreveport, Louisiana 71106 and its telephone number is (318) 869-0440.

                                  THE OFFERING



Securities Offered by the Company . . .  1,002,964
Securities Offered by the Selling        515,470
Securityholders . . . . . . . . . . . .  10,714,275
Common Stock outstanding after the
offering(1) . . . . . . . . . . . . . .

Use of Proceeds . . . . . . . . . . . .  All proceeds from the exercise  of the
                                         Warrants  will  be  used  for  general
                                         corporate purposes.  The Company  will
                                         not receive any proceeds form the sale
                                         of   Common  Stock   by  the   Selling
                                         Stockholders.
Nasdaq Small-Cap Market Symbol  . . . .  "TCCC"

----------------
(1) Includes 1,002,964 shares of Common Stock issuable upon the exercise of the Warrants. Does not include (i) 162,500 shares of Common Stock issuable upon exercise of outstanding options and warrants and (ii) 7,750,000 shares of Common Stock issuable upon conversion of the Company's Series B Preferred Stock and Series C Preferred Stock.

                         SUMMARY FINANCIAL INFORMATION


                                                                                      THREE MONTHS ENDED
                                                  YEAR ENDED SEPTEMBER 30,               DECEMBER 31,
                                            -------------------------------------   -----------------------
                                               1995          1996         1997         1996         1997
                                            ------------ ------------ -----------   ----------- -----------
OPERATING DATA:
Total revenue . . . . . . . . . . . . . .   16,522,025    17,748,300   18,789,749    4,673,658    4,600,534
Gross profit  . . . . . . . . . . . . . .    4,765,057     3,932,820    4,503,915    1,173,699    1,163,367
Operating income  . . . . . . . . . . . .   (4,207,730)  (15,203,361)      71,502      (21,194)     100,429

Loss before provision for income taxes  .   (5,079,885)  (16,282,837)  (1,088,188)    (345,576)    (122,702)
Net loss  . . . . . . . . . . . . . . . .   (5,079,885)  (16,282,837)  (1,088,188)    (345,576)    (122,702)
Net loss per share  . . . . . . . . . . .        (0.60)        (1.84)       (0.12)       (0.04)       (0.01)
Weighted average shares outstanding . . .    8,530,611     8,872,348    9,064,071    9,153,833    9,034,811

                                                                                 AS OF DECEMBER 31, 1997
                                                                                --------------------------
                                                                                HISTORICAL(1)   PRO FORMA(1)
                                                                                --------------  ------------
BALANCE SHEET DATA:
Working capital deficit . . . . . . . . . . . . . . . . . . . . . . . . . . .    (6,476,395)    (6,476,395)
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12,222,269     12,222,269
Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9,702,912      8,874,898
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       685,003        685,003

Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,834,354      2,662,368

(1) Gives effect to (i) issuance on March 18, 1998, of 78,014 shares of Common Stock in connection with the settlement of certain litigation,
       (ii) the cancellation of 1,000,000 shares of the Company's Series A Preferred Stock without par value (the "Series A Preferred Stock") and concurrent issuance of 7,000,000 shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock") on March 23, 1998; and
       (iii) the cancellation of $750,000 worth of debt owed by the Company to WSI in exchange for the issuance of 750,000 shares of the Company's Series C Preferred Stock (the "Series C Preferred Stock") without par value on March 23, 1998.

                                  RISK FACTORS

       In evaluating an investment in the Common Stock, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

       The Company's operations have not been profitable since the Company was incorporated in 1991. As of December 31, 1997, the Company had an accumulated deficit of approximately $25,432,673. For the years ended September 30, 1997 and 1996, the Company had net losses of approximately $1,088,188 and $16,282,837, respectively. There can be no assurance that the Company will be able to operate profitably in the future. The Company is subject to the risks and uncertainties inherent in the growth of a developing business in its industry, including, among other things, limited access to capital, difficulties and delays in obtaining necessary government permits and authorizations, other delays in implementing its business strategy in particular geographic service areas and significant competition.

POTENTIAL INABILITY TO FUND FUTURE CAPITAL REQUIREMENTS

       The Company has historically relied on Waste Systems, Inc. ("WSI"), the Company's majority stockholder, for funding. Such funding has come primarily in the form of loans from WSI to the Company. Through the date hereof, WSI has lent the Company an aggregate of $27,335,872. Of such amount, $22,573,913 has been converted from debt into equity, leaving an aggregate outstanding
principal amount owed to WSI of $4,761,959.   The Company anticipates a working
capital deficit from operations for the remainder of fiscal 1998 and will be dependent upon third parties to fund its continued operations. However, WSI has expressed reluctance in continuing to provide funding to the Company. No assurance can be given that WSI will continue to advance funds to the Company and to forego demand for payment, or that WSI will be willing to convert additional amounts of debt owed into equity. In addition, no assurance can be given that the Company will be able to obtain necessary funding from a third party. If WSI fails to advance required funds to the Company or demands payment of current indebtedness, or, if the Company is unable to obtain funding from a third party, the Company would have limited financing sources and could be forced to seek bankruptcy protection. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POTENTIAL REMOVAL FROM TRADING ON NASDAQ

       The Common Stock trades on the Nasdaq Small-Cap Market. The requirements for continued listing on the Nasdaq Small-Cap Market recently were amended to increase the required minimum stock price and net capital standards. The Company has failed to comply with certain of these requirements in the past, and has been able to comply only through the conversion of debt owed to WSI into equity. Under Nasdaq rules, the Company's Common Stock could be removed from listing on the Nasdaq Small-Cap Market even if it is in technical compliance with the continued listing criteria if Nasdaq determines that continuing to meet those criteria in the future is unlikely. Therefore, there can be no assurance that the Common Stock will continue to be traded on the Nasdaq Small-Cap Market. If the Common Stock is removed from trading on that market, the Common Stock still could be eligible for trading on the Nasdaq Bulletin Board, the "pink sheets" or other over-the-counter markets, however, such markets would not afford the liquidity available through the Nasdaq Small-Cap Market. Removal from listing would have a material adverse effect on the value of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

IMPACT OF GOVERNMENT REGULATION

       The medical waste management industry is subject to extensive federal, state and local laws and regulations. The collection, transportation, treatment and disposal of medical waste require government permits, authorizations and approvals, the nature of which may vary from jurisdiction to jurisdiction, and continuing compliance with required packaging, labeling, handling, treatment, disposal and documentation procedures, and notice and reporting obligations. The Company believes that it has obtained all government permits required to operate its existing business and that it is in compliance in all material respects with these permits and all applicable laws and regulations. State and local laws and regulations change with some frequency, however, and the amendment of existing laws or regulations or the adoption of new laws or regulations could require the Company to obtain new government permits or to modify its current methods of operation to comply with these changes. There can be no assurance that the Company would be able to obtain any such new permits or that the cost of compliance with any such changes would not have material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

       The permits that the Company requires are difficult and time-consuming to obtain and, if and when issued, may be subject to conditions or restrictions that limit the Company's ability to operate efficiently in an applicable jurisdiction. The Company's inability to expand the geographic service areas in which it operates, either because it is unable to obtain the necessary permits or because they are issued under conditions or with restrictions that are not acceptable to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

       The Company's failure to operate in compliance with the requirements and limitations of any permit, or with the laws and regulations pursuant to which the permit was issued, could jeopardize the permit. Routine compliance inspections by the issuing regulatory agency, as well as complaints filed by others alleging that the Company is not operating in compliance with a particular permit, could result in administrative proceedings to modify, suspend or revoke the permit. Any such modification, suspension or revocation could have a material adverse effect on the Company's business, financial condition and results of operations.

       Some permits must be renewed periodically, and there can be no assurance that any existing or future permit that is required to be renewed will be renewed by the issuing regulatory agency. The failure to obtain any such renewal could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

       The Company operates within an intensely competitive industry. Competition has resulted in substantial price reductions in virtually all geographic areas. Although prices have stabilized in certain areas, there can be no assurance that competitive pressures within the medical waste management industry will not result in continued or accelerated price reductions that would have a material adverse effect on the Company's business, financial condition and results of operations.

       The Company faces competition from several national waste management companies and many regional and local businesses in its present locations, and will be confronted with such competition in each location where it seeks to expand. Most of the Company's competitors are larger and have substantially greater capital resources, regulatory experience, sales and marketing capabilities and broader product and service offerings than the Company, and are well established in their respective markets. Competitors could engage in a variety of actions that may have an adverse effect on the Company's business. These activities may include aggressive price competition, bundling of regulated medical waste management services with other services including solid waste management, offering a higher level of customer service, and efforts to recruit the Company's customers.

POTENTIAL RISK OF PRODUCT LIABILITY AND POTENTIAL UNAVAILABILITY OF INSURANCE

       The medical waste management industry involves potentially significant risks of statutory, contractual, tort and common law liability. The Company's failure to comply with applicable laws and regulations or to manage medical waste in an environmentally safe manner could result in environmental contamination, personal injury and property damage. The Company maintains pollution liability, general liability and workers' compensation insurance that the Company considers adequate to protect its business and employees. An uninsured or partially insured claim against the Company, however, could have a material adverse effect on the Company's business, financial condition and results of operations.

       The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, impose strict, joint and several liability on current and former owners and operators of facilities from which releases of hazardous substances have occurred and on generators and transporters of the hazardous substances that come to be located at such facilities. Certain medical wastes may be categorized as hazardous asbestos under CERCLA. Responsible parties may be liable for substantial waste site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If the Company were found to be a responsible party for a particular site, it could be required to pay the entire cost of waste site investigation and clean-up, even though other parties also may be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean-up costs. There can be no assurance that the Company will not face claims under CERCLA or similar state laws, or under other laws, resulting in a substantial liability for which the Company is unable to obtain contribution from other responsible parties and for which the Company is uninsured or only partially insured. The Company's pollution liability insurance includes liabilities under CERCLA. The Company may experience difficulty in the future in obtaining adequate insurance coverage on acceptable terms. A successful claim against the Company for which it is uninsured or only partially insured, and for which it is unable to obtain contribution from other responsible parties, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Governmental Regulation."

ALTERNATIVE TECHNOLOGIES; TECHNOLOGICAL OBSOLESCENCE

       The medical waste management industry presents continuing opportunities for the development of alternative treatment and disposal technologies. These alternative technologies may emphasize operating cost efficiencies, reductions in the volume of regulated medical waste generated or environmental factors. The development and commercialization of alternative treatment or disposal technologies that are more cost-efficient than the Company's technologies, that reduce the volume of regulated medical waste generated, or that afford environmental benefits could place the Company at a competitive disadvantage. The Company is aware of certain new regulated medical waste management technologies, including the production of reusable or degradable medical products, which, if successfully developed and commercialized, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

       The Company is dependent upon a limited number of key management, technical and sales personnel. The Company's future success will depend, in part, upon its ability to attract and retain highly qualified personnel. The Company faces competition for such personnel from other companies and organizations, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company has an employment agreement with Mr. Charles D. Crochet who serves as president, which expires in May 1998. The Company does not have written employment agreements with its other officers, and such officers and other key personnel could leave the Company's employ with little or no prior notice. The Company's loss of key personnel, especially if the loss is without advance notice, or the Company's inability to hire or retain key personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not carry any key man life insurance.

EFFECT OF APPLICABLE ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

       The Company has not elected to be excluded from the provisions of
Section 203 of the Delaware General Corporation Law, which imposes certain restrictions on transactions between a corporation and "interested stockholders." These restrictions could operate to delay or prevent a change in control of the Company and to discourage, impede or prevent a merger, tender offer or proxy contest involving the Company.

LIMITED PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF PRICES

       Historically, the Common Stock has experienced low trading volumes. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Common Stock. Changes in the market price of the Common Stock may bear no relation to the Company's actual operations or financial results.

SHARES ELIGIBLE FOR FUTURE SALE

       A substantial number of shares of Common Stock issuable under the terms of certain agreements of the Company, upon the conversion of outstanding convertible preferred stock and upon the exercise of outstanding warrants and options will become eligible for sale in the public market at prescribed times in the future. Sales of significant amounts of Common Stock in the public markets could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

AUTHORIZATION OF PREFERRED STOCK

       The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. See "Description of Capital Stock -- Preferred Stock."

                                DIVIDEND POLICY

       The Company has never paid dividends on the Common Stock and does not anticipate paying any dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, to support the Company's operations and growth. Any payment of cash dividends in the future will be dependent on the amount of funds legally available therefor, the Company's earnings, financial condition, capital requirements and other factors that the Board of Directors may deem relevant.

                                USE OF PROCEEDS

       Up to 1,002,964 shares of the Common Stock that are covered by this Prospectus will be issued upon exercise of the Warrants. The Warrants are exercisable at a price of $1.50 per share of Common Stock and expire on March 22, 2000. Assuming that all of the Warrants are exercised, the maximum net proceeds to the Company are $1,504,446. Any net proceeds that are received upon exercise of the Warrants will be used for general corporate purposes. The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Stockholders.

                        PRICE RANGE OF THE COMMON STOCK

       The Common Stock has traded on Nasdaq Small-Cap Market under the symbol TCCC. At March 18, 1998, the Company estimates that there were approximately 67 Common stockholders of record and 425 beneficial owners of the Common Stock.


       The following table sets forth the high and low bid quotations for the Common Stock, as reported by Nasdaq for each of the quarterly periods indicated.

                                                                                       HIGH            LOW
                                                                                       ----            ---
Year ended September 30, 1996
       First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2 11/16          3/4
       Second Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2             1 39/64
       Fourth Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1 39/64       1  7/16


Year ended September 30, 1997
       First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1 5/16          13/16
       Second Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1 5/16            1/2
       Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1                 3/8
       Fourth Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5/8            9/16

Year ended September 30, 1998
       First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2 11/16           3/4
       Second Quarter (through March 18, 1998)  . . . . . . . . . . . . . . . . . . .  1 1/2           23/32

                                 CAPITALIZATION

       The following table sets forth (i) the capitalization of the Company at December 31, 1997 and (ii) pro forma adjustments to the Company's capitalization as of December 31, 1997 to give effect to the issuance on March 28, 1998, of 78,014 shares of Common Stock in connection with the settlement of certain litigation, (ii) the cancellation of 1,000,000 shares of the Series A Preferred Stock and concurrent issuance of 7,000,000 shares of the Series B Preferred Stock; and the cancellation of $750,000 of debt owed by the Company to WSI in exchange for the issuance of 750,000 shares of the Series C Preferred Stock as if such transactions had occurred on December 31, 1997, and (iii) the pro forma capitalization of the Company giving effect to the foregoing transactions. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, including the Notes thereto, included elsewhere in this Prospectus.

                                                                             AS OF DECEMBER 31, 1997
                                                                       --------------------------------------
                                                                       HISTORICAL    PRO FORMA   PRO FORMA
                                                                                    ADJUSTMENTS
                                                                       ----------- ------------ ------------
Total current liabilities . . . . . . . . . . . . . . . . . . . .       $9,702,912     (828,014)     8,874,898
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . .          685,003                     685,003
Total liabilities . . . . . . . . . . . . . . . . . . . . . . . .       10,387,915     (828,014)     9,559,901
                                                                        ----------   ----------    -----------
Stockholders' equity:

       Preferred Stock, no par  value; 1,000,000 shares  authorized
       (16,050,000 pro forma)  . . . . . . . . . . . . . . . . . .

       Series A Preferred Stock, no par value; 1,000,000 shares
       authorized;
          1,000,000 shares outstanding (0 shares outstanding
          pro forma).  . . . . . . . . . . . . . . . . . . . . . .       7,000,000   (7,000,000)

       Series B Preferred Stock, no par value; 7,000,000 shares
       authorized;
              0 shares outstanding (7,000,000 shares pro forma). .                    7,000,000      7,000,000

       Series C Preferred Stock, no par value; 750,000 shares
       authorized;
              0 shares outstanding (750,000 shares outstanding pro
              forma)  . . . . . . . . . . . . . . . . . . . . . .                       750,000        750,000

       Common Stock:
              $.01 par value; 15,000,000 shares authorized
              (40,450,000 pro forma 9,154,811 shares outstanding
              (9,232,825 shares outstanding pro forma as adjusted)          91,549          780         92,329

Treasury shares . . . . . . . . . . . . . . . . . . . . . . . . .           (7,065)                     (7,065)

Additional paid-in capital  . . . . . . . . . . . . . . . . . . .       20,182,543       77,234     20,259,777
Retained earnings (deficit) . . . . . . . . . . . . . . . . . . .      (25,432,673)                (25,432,673)
                                                                       -----------   ----------    -----------
       Total stockholders' equity   . . . . . . . . . . . . . . .        1,834,354      828,014      2,662,368
                                                                       -----------   ----------    -----------
              Total debt and stockholders' equity . . . . . . . .      $12,222,269           --    $12,222,269
                                                                       ===========   ==========    ===========

                             SELECTED FINANCIAL DATA

         The following historical financial data as of and for each of the years in the four-year period ended September 30, 1997 and for and at the nine-month period ended September 30, 1993 are derived from the Company's audited financial statements. The historical financial data presented as of and for each of the three-month periods ended December 31, 1997 and December 31, 1996 are derived from the Company's unaudited financial statements, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly all the information set forth herein. The financial data set forth below includes the historical financial information of American Medical Transports Corporation ("AMTC") and A/MED, Inc. ("A/MED"); the assets and certain liabilities of which were acquired by the Company. This data should be read in conjunction with the financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                                                   SEPTEMBER 30,
                                             ------------------------------------------------------------
                                                1997           1996           1995(1)         1994 (2)
                                                ----           ----           ----            -----
 Selected Statement of  Operations
Data:    Revenues........................    $ 18,789,749   $  17,748,300    $ 16,522,025    $ 12,422,717
   Costs and expenses:
   Cost of sales.........................      14,285,834      13,815,480      11,756,968       9,273,011
   Write off of intangibles..............               -      11,385,328               -               -
   Write off of assets...................               -       1,183,446               -               -
   Selling, general and administrative...       3,080,398       4,343,246       6,996,575       2,452,840
   Depreciation and amortization.........       1,352,015       2,224,161       1,976,212       1,236,592
   Total operating expenses..............      18,718,247      32,951,661      20,729,755      12,962,443
   Gain (loss) from operations...........          71,502     (15,203,361)     (4,207,730)       (539,726)
   Other expense, net....................      (1,159,690)     (1,053,424)       (655,080)       (423,890)
   Accretion of put option...............               -         (26,052)       (217,075)              -
                                             ------------   -------------    ------------    ------------
   Net loss..............................    $ (1,088,188)  $ (16,282,837)   $ (5,079,885)   $   (963,616)
   Loss per common share.................    $      (0.12)  $       (1.8$)          (0.60)   $      (0.17)
   Weighted Common Shares
   Outstanding...........................       9,064,071       8,872,348       8,530,611       5,636,030
Selected Balance Sheet Data:
   Working capital (deficit).............      (6,135,666)  $ (10,774,499)   $ (2,546,818)   $   (191,840)

   Property, plant and equipment, net           8,449,748       8,462,619       9,388,722       7,641,402
       Total Assets......................      13,157,605      13,374,817      25,518,596      21,567,824
   Long-term debt, net of current
       maturities.........................        986,467         742,400       5,575,622       1,403,316
Shareholders, equity (deficit)............      1,964,122     (4,014,035)      11,821,339      15,892,569


                                                        NINE MONTHS
                                                    ENDED SEPTEMBER 30,            DECEMBER 31,
                                                            1993 (3)        1996            1997
                                                            ----            ----            ----
SELECTED STATEMENT OF  OPERATIONS
DATA:    REVENUES.........................            $    6,069,217    $  4,673,658       $ 4,600,534
   Costs and expenses:
   Cost of sales..........................                 5,009,581       3,499,959         3,437,167
   Write off of intangibles...............                         -               -                 -
   Write off of assets....................                         -               -                 -
   Selling, general and administrative....                   750,149         836,970           767,959
   Depreciation and amortization..........                   639,996         357,923           294,979
   Total operating expenses...............                 6,399,726       4,694,852         4,500,105
   Gain (Loss) from operations............                  (330,509)        (21,194)          100,429
   Other Expense, net.....................                  (484,883)       (324,382)         (223,131)
   Accretion of put option................                         -               -                 -
                                                      --------------
   Net Loss...............................            $     (815,392)   $   (345,576)      $  (122,702)
   Loss per common share..................            $        (0.41)   $      (0.04)      $     (0.01)
   Weighted Common Shares
   Outstanding............................                 1,973,680       9,064,811         9,153,833
SELECTED BALANCE SHEET DATA:
   Working Capital (deficit)..............            $   (3,222,134)   $(11,020,015)      $(6,476,395)
   Property, Plant and Equipment, net                      6,380,926       8,345,891         8,384,132
       Total Assets.......................                12,108,410      14,521,048        12,222,269
   Long-term Debt, net of current
       maturities.........................                 5,450,069         700,990           685,003
                                                           1,427,962      (4,359,609)        1,834,354

(1) The fiscal 1995 balances include the acquisition of River Bay after the acquisition date.
(2) The fiscal 1994 balances include the acquisitions of AMTC and the A/MED and acquisition of Med-Waste for periods after the acquisition dates.
(3) Operating results are not comparable because the September 30, 1993 income statement amounts are for nine months.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion should be read in conjunction with the "Selected Financial Data" and the Company's Financial Statements and the notes thereto, included elsewhere in this Prospectus.

GENERAL

       The Company has historically relied upon WSI to fund its working capital deficits. The Company has continued to experience a cash loss from operations during the three months ended December 31, 1997. The Company anticipates a working capital deficit from operations for the remainder of fiscal 1998 and will be dependent upon WSI or third parties to fund its continued operation.
No assurance can be given that WSI will continue to advance funds to the Company and to forego demand for payment of the current indebtedness of the Company, or that the Company will be able to obtain necessary funding from third parties. If WSI fails to advance required funds to the Company or demands payment of current indebtedness, or if the Company is unable to obtain funding from a third party, the Company would have limited financing sources and could be forced to seek bankruptcy protection. See "Risk Factors--Potential Inability to Fund Future Capital Requirements."

LIQUIDITY AND CAPITAL RESOURCES

       Financing Activities.   The Company has consistently incurred losses
since its inception. The Company has historically funded its operations, acquisitions and debt service through cash advances from WSI. During fiscal 1994, advances made by WSI in the amounts of $3,100,000 and $4,671,973 were converted to 666,670 and 1,557,324 shares of Common Stock. In October 1994, WSI made a non-interest bearing cash advance of $1,000,000 to the Company, which was converted into 416,667 shares of Common Stock in April 1995. In the first half of fiscal 1995, WSI made non-interest bearing cash advances totaling $4,100,000 to the Company. In June 1995, the Company executed a $6,000,000 revolving promissory note, which was used in part to repay the advances. In September 1995, this note was renegotiated into a revolving credit facility by increasing the total amount available to $8,000,000 including interest, with principal not to exceed $7,400,000 (the "First Revolving Credit Facility").
The promissory note in connection with the First Revolving Credit Facility accrues interest at the prime rate, with a maturity date of December 31, 1996. Interest is payable in quarterly installments which is automatically added to the outstanding principal balance, if not paid.

       As of September 30, 1997, 1996, and 1995, the Company had borrowed $4,844,217, $8,843,000 and $4,100,000, respectively, under the First Revolving Credit Facility. See note 5 to Notes to Consolidated Financial Statements. A significant amount of the advances from WSI have historically been non-interest bearing, some of which were ultimately converted to equity, and interest expense in 1997 and 1996 increased significantly as a result of the advances made pursuant to the First Revolving Credit Facility.

       During fiscal 1996, the Company received cash advances from WSI totaling $8,842,969 in excess of the principal amount that could be borrowed under the First Revolving Credit Facility. Due to such additional cash advances, on December 20, 1996 the Company entered into a second revolving credit facility with WSI in the amount of $2,700,000 including interest, with a maturity date of February 28, 1997 (the "Second Revolving Credit Facility"). WSI and the Company intended that the Second Revolving Credit Facility include all sums owed by the Company to WSI in excess of sums borrowed under the First Revolving Credit Facility.

       During the fiscal years ended September 30, 1997, 1996 and 1995 WSI has made cash advances to the Company of $2,303,000, $4,000,000 and $4,100,000, respectively. During the first quarter of fiscal 1998, the Company had not requested nor received any cash advances from WSI. The Company has not been able to repay its indebtedness to WSI under the First Revolving Credit Facility, and it has requested and received extensions and waivers on a monthly basis from WSI, so that the Company and WSI can restructure the First Revolving Credit Facility.

        In February 1997, the Company received a letter from Nasdaq regarding the Company's failure to meet listing requirements. These requirements include maintaining a minimum capital and surplus of at least $1,000,000 and a minimum bid price for its Common Stock of $1.00 per share. While the Company remained out of compliance with such requirements, Nasdaq allowed the Company to remain listed with an exception added to its trading symbol. Nasdaq gave the Company until June 25, 1997 to meet the listing requirement. In June 1997, WSI converted $7,000,000 of debt into 1,000,000 shares of preferred stock. The amount owed under the First Revolving Credit Facility was reduced by approximately $3,900,000 and the amount owed under the Second Revolving Credit Facility was completely eliminated. The conversion of debt by WSI allowed the Company to meet the listing requirements of Nasdaq. On June 26, 1997, Nasdaq informed the Company that it was in compliance with all requirements necessary for continued listing on the exchange and that the exception to its trading symbol had been removed. See "Risk Factors--Potential Removal from Trading on Nasdaq."

       During the first quarter of fiscal 1998, the Company repaid approximately $179,731 of its notes payable and approximately $344,685 of its long-term debt that became due during the quarter.

       During the first quarter of fiscal 1998, the Board of Directors authorized the repurchase of up to 150,000 shares of Common Stock from time to time in the open market. As of the date hereof, the Company has repurchased 6,000 shares for $7,107.

       During fiscal 1997, the Company repaid approximately $1,012,800 of its notes payable and approximately $1,444,000 of its long-term debt that became due during the year with the funds advanced from WSI, including payments totaling approximately $376,000 to River Bay on debt incurred related to the 1994 acquisition of assets. The Company also reduced the put option from the collections which were received by the Bank of Raleigh and Smith County Banks by approximately $463,000, before the settlement agreement of the River Bay lawsuit.

       The nature and level of competition in the medical waste industry has remained high for several years. This condition has produced aggressive price competition and results in pressures on profit margins. The Company competes against companies that have access to greater capital resources. In order to compete in this industry on a long-term basis and fully realize its business strategy, the Company will require additional and continued financing and other assistance from WSI and if available, from outside sources. There is no assurance that adequate funds for these purposes will be available from WSI or outside sources when needed or, if available, on terms acceptable to the Company.

       Operating Activities.  In fiscal 1996, the Company adopted the
provisions of Statement of Financial Accounting Standards   (SFAS) No. 121,
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed." SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. An evaluation of the long-lived assets associated with the Company operations resulted in the determination that certain intangible assets were impaired. In fiscal 1996 the impaired assets were written down by $11,385,328.

       The Company grants credit to local and national customers on a net 30 day basis. These accounts are then monitored as to their payment pattern and if a consistent pattern develops of slow payment or no payment, the Company then suspends service. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses. The Company provided for bad debt reserves in the fiscal years ending September 30, 1995, 1996 and 1997 of $1,283,219, $380,000 and $212,867,
respectively. The reserves taken in fiscal 1995 were substantially high due to several factors, including high employee turnover, relocation of the Company headquarters and difficulties in integrating the Company's management information systems.

       In August 1996, an analysis was conducted of the Company's operating assets and systems. In conjunction with the analysis, the Company reconsidered the use of certain operating assets as well as a result of recent experiences and current market conditions. As a result of the analysis, the Company wrote-off certain operating equipment which would not benefit future operations, expensed certain leasehold improvements costs for certain closed facilities, and expensed $420,000 of computer software and hardware that will not be used in future operations.

       Investing Activities. During the first quarter of fiscal 1998, the Company invested $262,000 for transportation, machinery and equipment, computer equipment and software, and other fixed assets.

       During fiscal 1997, the Company invested approximately $1,417,000 for transportation, machinery and equipment at its incinerator and transportation locations, and computer equipment and software.

       During fiscal 1996, the Company completed the construction of incineration facilities in Birmingham, Alabama. Expenditures related to the project during fiscal 1996 totaled $791,851, in addition to the $260,000 incurred during fiscal 1995 and $550,000 incurred before the acquisition of River Bay. During fiscal 1996, the Company invested an additional $1,180,000 for transportation, machinery and equipment, computer equipment and software, and other fixed assets.

       During the fiscal 1995, the Company acquired substantially all of the assets and certain liabilities from River Bay in exchange for 865,500 shares of Common Stock and a $1,000,000 promissory note to River Bay. The Company has repurchased the shares of Common Stock from River Bay pursuant to the terms of settlement reached in litigation. See Note 1 to Consolidated Financial Statements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1996.

       Revenues. Revenues for the three month period ended December 31, 1997 decreased to $4,673,658 from revenues for the three month period ended December 31, 1996 of $4,743,054. This decrease in revenue of $73,124, or 1.6%, is primarily attributable to a reduction of third party incineration revenue. During the quarter the Company increased its direct collection revenue by 2.4%, while reducing the dependency of outside third party providers by 3.8%. The industry continues to experience a downward pressure in pricing caused by competitors attempting to gain market share through deep discount pricing.

       Cost of Services. Cost of services decreased $62,792, or 1.8%, to $3,437,167 for the three month period ended December 31, 1997 compared to $3,499,959 for the three month period ended December 31, 1996. The decrease was a result of lowered transportation costs, the Company's decreasing dependence on third party incineration facilities and conversion of existing large customers from once used cardboard containers to multi-use reusable containers.

       Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three month period ended December 31, 1997 decreased to $767,959 compared to $836,970 for the three month period ended December 31, 1996. As a percentage of revenue, the expenses for the three month period ended December 31, 1997 improved to 16.7% compared to 17.9% for the three month period ended December 31, 1996.

       Depreciation and Amortization. Depreciation and amortization expenses for the three month period ended December 31, 1997 decreased to $294,979 compared to $357,923 for the three month period ended December 31, 1996.

       Interest Expense. Interest expense decreased to $149,624 for the three month period ended December 31, 1997 from $250,620 for the three month ended December 31, 1996, primarily due to the debt conversion of WSI's promissory notes to shares of preferred stock. See "--Liquidity and Capital
Resources--Financing Activities."

       YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO THE YEAR ENDED SEPTEMBER 30,
1996

       Revenues. Revenues increased to $1,041,449, or 5.9%, to $18,789,749 during fiscal 1997, from $17,748,300 for fiscal 1996. This increase is primarily attributable to the Company focusing on higher margin generators. The Company has been able to achieve the increase notwithstanding continued downward pressure on pricing from the high level of competition in the industry.

       Cost of Services. Cost of services increased $470,354, or 3.4%, to $14,285,834 during fiscal 1997, compared to $13,815,480 for fiscal 1996. The principal reasons for the increase were increased workers compensation insurance, and higher fuel and labor costs. Cost of revenues as a percentage of revenues decreased to 76.0% during 1997 from 77.8% during 1996.

       Selling, General and Administrative. Selling, general and administrative expenses decreased to $3,080,398 during fiscal 1997 from $4,343,246 during fiscal 1996. The decrease was primarily attributable to the reduction of legal fees that the Company had accrued during fiscal 1996 that related to a lawsuit brought by its minority stockholders. Selling, general and administrative expenses as a percentage of revenue decreased to 16.4% in fiscal 1997 from 24.5% in fiscal 1996.

       Depreciation and Amortization. Depreciation and amortization expenses decreased to $1,352,015 for fiscal 1997 from $2,224,161 for fiscal 1996, due principally the impairment loss for the intangible assets in fiscal 1996.

       Interest Expense. Interest expense increased to $902,229 in fiscal 1997 from $839,089 in fiscal 1996, due primarily to an increase in cash advances made by WSI.

       YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1995.

       Revenues. Revenues increased $1,226,000, or 7%, to $17,748,000, during fiscal 1996 from $16,522,000 for fiscal 1995, as the Company continued its strategy of focusing on higher-margin professional account generators. This strategy has resulted in an increase of $1,400,000, or an 8% increase, of revenue from professional accounts, while during the same time the Company's revenue from third party generators decreased approximately $174,000, or a 1% decrease, in revenue from third party generators.

       Cost of Services. Cost of services increased to $13,815,480 for fiscal 1996 compared to $11,756,968 for fiscal 1995. The increased cost of service resulted from higher transportation costs, incineration costs paid to third parties, and a substantial increase in costs of supplies. These higher costs can be partially associated with the River Bay division due to the delay of the start of an incinerator in Birmingham, Alabama. The incinerator was in full operation by the start of the third quarter of fiscal 1996, and some of the projected reductions in outside incinerator costs paid to third parties, and the elimination of additional transportation and repackaging costs associated with outside incineration costs are being achieved. In addition, the installation and the startup costs associated with the microwave unit at Birmingham, Alabama created an increase in operating costs.

       Write-Off of Intangible Assets. Write-off of intangible assets in fiscal 1996 totaled $11,385,328. The Company prepared an evaluation of the fair value of the assets associated with the Company's operations resulting in the determination that certain intangible assets were impaired. The fair value was based on estimated future cash flows to be generated by the Company's operations, discounted at a market rate of interest. This write-off of intangibles was a result of the Company consistently experiencing and further projecting negative cash flows.

       Recognition and Impairment. Because of the above circumstances, the Company estimated its future cash flows to be generated by its assets less the future cash outflows expected to be necessary to obtain those cash inflows. In the preparing the analysis, the expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the Company's intangible assets, and the Company recognized an impairment loss in accordance with SFAS 121 of its intangible assets of $11,385,328.

       In estimating the expected future cash flows for determining whether the assets were impaired and if expected future cash flows are used in measuring assets that are impaired, the assets grouped at the lowest level for which there are identifiable cash flows (as noted above the Company broke down the assets into divisions). The estimates used for expected future cash flows were based on the Company's forecast for fiscal 1997. Also, in the fourth quarter of fiscal 1996, the Company's majority stockholder indicated that it was no longer willing to commit to fund the Company on a long-term basis. This event, along with the fiscal 1997 budget of continued losses, indicated that an impairment should be recognized.

       The impaired assets are incineration rights, goodwill and customer lists as recorded on 3CI and River Bay division accounting records at September 30, 1996. This write-down is a result of the Company suffering historical operating and cash flow losses with continued forecast operating and cash flow losses for the current fiscal year.

       Selling, General and Administrative. Selling, general and administrative expenses decreased to $4,343,246 in fiscal 1996 from $6,996,575 in fiscal 1995. The decrease results from one time severance costs and duplicative administration functions that were being incurred by the Company from previous acquisitions being eliminated. Due to continued litigation the Company felt it necessary to accrue an additional $1,000,000 for legal costs for the fourth quarter of fiscal year 1996.

       Depreciation and Amortization. Depreciation and amortization expenses increased to $2,224,161 for fiscal 1996 from $1,976,212 for fiscal 1995, due principally to the start of the new incinerator located in Birmingham, Alabama.


       Interest Expense. Interest expense increased to $839,089 in fiscal 1996 from $655,080 in fiscal 1995, due primarily to the increase in advances made by WSI.

       Write-Off of Fixed Assets in Fiscal 1996 Totaled $1,183,000. A complete analysis was conducted of the Company's operating assets and systems. In conjunction with the analysis, the Company reconsidered the use of certain operating assets as well as a result of recent experiences and current market conditions. Set forth below is a summary of the write-offs relating to fixed assets during fiscal 1996:

              Buildings $12,700.   It was necessary to replace  the refractory
       in one of the Company's incinerators due to normal wear and tear. There was a net book value of $12,700 of the previously capitalized refractory that was written off.

              Leasehold Improvements $80,000. The Company updated and refurbished several of its transportation and incinerator locations to make the locations more functional and efficiently operational. The Company also made an operational decision to close its Austin, Texas, transportation location to reduce operating and personnel costs. Previous leasehold improvement costs, which were being amortized over the life of the lease (lease was terminated due to this decision to close the location), were written-off as they remained a part of the leased building.

              Transportation Equipment $500,982. In February 1994, at the time of the acquisitions of AMTC and A/MED, the Company had a lease agreement, which was accounted for as a capitalized lease, and the equipment leased thereunder was being depreciated over the term of the lease agreement. During 1996, the Company terminated the lease due to the high cost of maintenance of the leased transportation equipment.
       The Company had also capitalized other costs associated with these leased assets, and Company wrote off the remaining net book value when the lease was terminated. As the transportation equipment was returned it was necessary to write off the remaining capitalized net book value of $500,982.

              Reusable Containers $12,000. The Company moved a portion of its customer base from disposable cardboard boxes to reusable plastic containers. A significant investment was then made in reusable plastic containers, and based upon its prior operating experience with the reusable containers, the Company estimated that a three year life was more reflective of the reusable containers than a five year life. In previous periods, the Company had estimated that the life of reusable containers was five years. Due to this change in estimate the Company wrote off previously capitalized reusable containers with a net book value of $12,000.

              Machinery & Equipment $88,000. It was necessary to change the bags inside the scrubber at an incinerator, as these bags became excessively worn, and the integrity of the bags were beginning to deteriorate. These bags had a remaining net book value of $22,200 that were written-off as they were no longer able to remain in service.

              Additionally, during 1996, there was a major improvement completed in the upper chamber, and the previously capitalized improvement was written-off at its net book value of $28,405. In the River Bay division, machinery and equipment with a net book value of $37,395 was written-off.

              Computer & Software $490,000. During 1994 and 1995, the Company, began capitalizing costs associated with a bar coding system and an accounting system that would streamline the paperwork from the transportation locations, the incinerators, and the accounting department (production/billing/accounting system). This was put into service in fiscal 1995 and was being amortized. During fiscal 1996, due to continued problems in the ongoing training of employees on the use of the software and the prohibitive expense of replacing hardware due to harsh conditions, management determined the bar coding system was no longer cost-effective and abandoned the project and wrote-off the unamortized costs. The write-off of these capitalized costs totaled $472,000. The Company also wrote-off previously capitalized accounting software with a remaining net book value of $18,000 that was acquired in the River Bay acquisition, as this software was abandoned when the River Bay division was integrated into the Company's accounting system during the fourth quarter of 1996.

                                    BUSINESS

GENERAL

       The Company was incorporated in Delaware in 1991 and is engaged in the business of medical waste management services. The Company operates in Alabama, Arkansas, Florida, Georgia, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee, and Texas. The Company's customers include regional medical centers, major hospitals, clinics, medical and dental offices, veterinarians, pharmaceutical companies, retirement homes, medical testing laboratories and other generators of medical waste. Services to customers include collection, transportation, bar code identification, and destruction by controlled, high temperature incineration, and uses a microwave facility. The Company also provides training to customers on compliance with regulations, use of containers, documentation and tracking.

       "Medical waste" or "biomedical waste" generally consists of any liquid or solid waste generated in the diagnosis, treatment or immunization of human beings or animals or in related research that may result in an infectious disease. State and federal regulations focus on regulated and infectious medical waste, which includes pathological wastes, including tissues, organs and body parts; blood and the products or components of blood; "sharps," including needles, scalpels, pipettes and other medical instruments; waste from surgery or autopsy; dialysis wastes, including contaminated disposable equipment and supplies; cultures and stocks of infectious agents, including cultures from medical and pathological laboratories; and various other biological wastes and discarded materials contaminated with or exposed to blood, excretion and secretions from human beings or animals. "Medical waste" or "biomedical waste" generally is not "hazardous waste" under state and federal environmental laws.

       The Company believes the key to success in the medical waste management business is to provide customers a total solution to their medical compliance and disposal needs at competitive prices. The Company provides the following products and services to its customers.

       Disposal of Medical Waste. The Company enters into medical waste disposal agreements with customers for the collection of their medical waste according to a schedule agreed upon between the parties. The Company accepts medical waste that has been packaged by customers in containers provided or approved by the Company. The Company then transports the medical waste in vehicles that are owned or leased by the Company to incineration facilities owned by the Company or for which the Company has long-term contractual rights. Medical waste also is transported to the Company's microwave unit for treatment.

       The Company also enters into disposal agreements with other medical waste transporters, and manufacturers and distributors of pharmaceuticals for the incineration and related documentation of medical waste and expired pharmaceuticals. The Company intends to continue to enter into such agreements to maximize use of its incineration capacity without affecting its service to its regular customers.

       Medical Waste Containers. The Company furnishes its customers with rigid, cardboard containers for disposal of medical waste products. These containers are clearly marked with the "biohazard" symbol to draw attention to their contents and are lined with specialized plastic bags and sealed to minimize potential contact with the medical waste products by health care workers and medical waste handlers. The Company also furnishes its customers with rigid reusable plastic containers clearly marked as biohazardous and designed to contain certain types of medical waste, such as hypodermic needles, scalpels and other so-called "sharps." Each container is specifically designed for the type of waste it will hold and meets or exceeds governmental specifications as to construction and strength. The Company believes the use of reusable containers will ultimately result in lower costs of disposal to the Company. The rigid, plastic containers are generally larger than the disposable boxes, and can hold greater volumes of waste. The Company's policy is to accept medical waste from customers only if it is packaged in containers provided or approved by the Company. The Company believes that its emphasis on proper containers results in safer disposal and minimizes potential hazards or liability to the Company and its customers.

       Transportation. An important element of the Company's business strategy is to maximize the efficiency with which it collects and transports regulated medical waste. Therefore, the Company operates a specially equipped fleet of trucks, tractors and trailers (dry and refrigerated) to provide strict control of transportation services for the acceptance and transportation of containerized medical waste. Drivers are trained in Department of Transportation's ("DOT") procedures for the transportation of medical waste. The Company has contingency plans to respond immediately to any type of spill, leakage or other emergency that may occur during transportation and provides emergency services to customers upon request. Medical waste is removed from the Company vehicles by trained employees working on location at the Company's facilities and is loaded onto conveyors that deliver it to the incinerators and the microwave unit. The medical waste is incinerated or microwaved soon after delivery.

       Disposal and Incineration. The Company owns an incinerator in Springhill, Louisiana, with a capacity to treat 36 tons of medical waste per day. The Company also owns an incinerator which has the capacity to treat 12 tons per day and a microwave unit with the capacity to treat 10.8 tons per day of medical waste, both of which are located in Birmingham, Alabama.

       In addition, the Company also has exclusive incineration rights under a long-term contract, for a capacity of 30 tons per day, at an incinerator operated by the City of Carthage, Texas. In order to maintain its rights under the agreement, the Company is required to pay minimum annual fees of approximately $550,000 to $1,000,000 during the term of the agreement. The contract expires in June 1, 1998 and is subject to various renewal options. During fiscal 1997 and fiscal 1996, the Company paid fees in the aggregate amount of approximately $1,401,692 and $843,958 under the agreement.

       The Company has incineration rights at an incinerator operated by the City of Center, Texas under an agreement expiring in June 1998, subject to various renewal options. In order to maintain its rights under the agreement, the Company is required to pay minimum annual fees of approximately $300,000 to $900,000 during the term. During fiscal 1997 and fiscal 1996, the Company paid fees in the aggregate amounts of approximately $779,000 and $27,000, respectively, under the agreement. During fiscal 1996, the Company became aware that certain contractual obligations were not being met by the City of Center, including the breach of the exclusivity clause in the agreement. The Company is presently not using the incinerator at the City of Center.

       Documentation and Reporting.   The Company uses a sophisticated bar code
technology to track and record the movement of medical waste through all phases of its handling and incineration, in compliance with applicable governmental regulations. The bar coded label affixed to each of the Company's medical waste containers is used in conjunction with computers, laser scanners and digital scales to document the handling, treatment, disposal and weighing of the customer's medical waste. Bar coded containers allow proper documentation and tracking of waste materials and meet all applicable local, state and federal regulations concerning packaging and labeling of medical waste materials. The Company provides its customers on a regular basis with medical waste incineration reports. The Company's detailed documentation provides information on all waste it accepts and incinerates, including individual container bar code number, point of origin, date and time of receipt, date and time of incineration, weight at time of incineration, and certificate of destruction.

       Safety Training and Consultation. The Company designs specialized on-site training systems for the identification, segregation, handling and containerizing of waste products. These systems are designed to assist customers in reducing their waste disposal costs while maintaining regulatory compliance and to reduce potential exposure to the Company's employees. The Company also instructs health care workers in the most efficient methods of handling, recording and documenting their waste streams in compliance with local, state or federal regulations. The Company will, on request, review a customer's internal waste collection and control system or assist the customer in developing an internal system to provide for the efficient management of medical waste within the customer's facility from its creation to the point of its acceptance by the Company.

       Pricing. The Company has experienced intense competition in pricing. Profit margins have declined and could deteriorate further if price cutting within the industry persists. During fiscal 1997, there continued to be downward pressure in pricing by competitors to maintain and increase market share. Due to continued deep discounting with hospital accounts, the Company directed more of its marketing efforts toward the professional market accounts, such as physicians offices, laboratories, nursing and convalescent homes, veterinary clinics and mortuaries.

CUSTOMERS AND MARKETS

       Customers. The Company's health care customer base is diverse, with about 15,000 accounts in Alabama, Arkansas, Florida, Georgia, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas. These accounts include regional medical centers, major hospitals, specialty clinics, individual medical and dental practitioners, dialysis centers, veterinary clinics, nursing homes and assisted care residences, among others. The Company is not dependent upon a single customer or a few customers, and no customer generates ten percent or more of the Company's consolidated revenues.

       Markets. The Company divides its market into three categories (i) the hospital market, (ii) the professional market and (iii) the third party market. The hospital market consists principally of medical centers, major hospitals, major teaching institutions involved in medicine and research, and major medical complexes. The professional market consists principally of physician and dental offices, medical clinics, laboratories, nursing and convalescent homes, veterinary clinics and mortuaries. The third party market consists principally of pharmaceutical manufacturers and distributors and other medical waste transportation companies.

       The Company uses a three-fold strategy to increase its presence and customer base in a particular geographical market. First, Company representatives meet personally with a prospective customer to describe the Company's services and to negotiate a disposal agreement that reflects the prospective customer's service needs. Second, the Company uses direct mail to establish potential customer leads, particularly in the professional market. Third, the Company seeks endorsements or referral relationships with hospitals and professional associations in the market areas. The Company's sales efforts are supplemented by several strategic marketing agreements with state associations under which the Company has received endorsements or marketing assistance.

DISPOSAL TECHNOLOGY

       Incineration. The incineration process is a two-stage process that ensures the complete destruction of all pathogens. Most medical waste consists of disposable paper and plastic products that burn readily. In an incinerator, medical waste is first burned and reduced to ash. The resulting gases are then heated in the incinerator to a temperature of approximately 1800 F to 2000 F, assuring the destruction of all pathogens. This process produces exhaust gas, which is passed through scrubbers and bag houses of incinerator stacks to ensure compliance with applicable air quality standards. The remaining ash, which at this stage is sterilized and free of pathogens, is then transported by truck to licensed landfills. To date, ash is not considered hazardous under Environmental Protection Agency (the "EPA") regulations, but is regulated at the state level by various state agencies.

       Microwave. The microwave process is an alternative technology that is compact and designed to shred and treat medical waste in an enclosed environment. The process uses a combination of steam and microwave heat to destroy any pathogens that are present. The resultant waste is then classified as ordinary municipal solid waste and is disposed of in an approved solid waste landfill.

COMPETITION

       The market for regulated medical waste collection and processing services is highly competitive and requires substantial labor and capital resources. The Company experiences intense competition from national, regional and local waste disposal (i.e., collection) companies, as well as national, regional and local companies providing integrated medical waste services (i.e., collection and processing). These companies compete directly with the Company for business from medical waste generators located in the Company's regional markets. In addition, the Company faces competition from businesses and other organizations that are attempting to commercialize alternate treatment technologies collectively to member groups of regulated medical water generators. Management believes that Browning Ferris, Inc. is the Company's main competitor in its operating regions.

ACQUISITIONS

       The Company has relied on acquisitions of other companies for the expansion of its business. The following is a discussion of the acquisitions that have been consummated by the Company since its inception.

       A/MED, Inc. and American Medical Transports. In February 1994, two wholly-owned subsidiaries of the Company acquired the assets and assumed certain liabilities of A/MED, Inc. ("A/MED") and of American Medical Transports Corporation ("AMTC"), two majority-owned subsidiaries of WSI, in consideration for 2,640,350 shares of Common Stock. Of such shares, WSI received 1,300,115 shares initially, with the remaining 800,000 shares placed in escrow to secure certain indemnity obligations. Upon termination of the escrow on April 10, 1995, WSI received an additional 565,160 shares of Common Stock. For accounting purposes, the acquisitions of A/MED and AMTC were treated as reverse acquisitions. The acquired companies were engaged in the business of medical waste management services in Oklahoma, Louisiana, New Mexico and Texas. As a result of the acquisitions of A/MED and AMTC, and the additional acquisition of shares of Common Stock by WSI from a third party, WSI beneficially currently owns a majority of the outstanding shares of Common Stock.

       Med-Waste Disposal Service, Inc. In August 1994, the Company acquired substantially all the assets and assumed certain liabilities of Med-Waste Disposal Service, Inc., an Arkansas corporation ("Med-Waste"), in consideration of 525,000 shares of Common Stock and an additional 145,470 shares that were earned pursuant to an earnout arrangement. Med-Waste was engaged in the business of medical waste management services in Arkansas.

       The acquisition of Med-Waste was the subject of litigation between the Company and the former stockholders of Med-Waste. This matter has been settled by the parties and was dismissed in its entirety on July 31, 1997. See "Business --Legal Proceedings."

       River Bay Corporation. In October 1994, the Company acquired substantially all of the assets and assumed certain liabilities of River Bay Corporation, a Mississippi corporation ("River Bay"), in consideration for 865,500 shares of Common Stock and a promissory note in the original principal amount of $1,000,000, which, as amended, provided for monthly principal payments by the Company ranging from $50,000 to $100,000 through February 1996. River Bay had been engaged in the business of medical waste management services in Alabama, Florida, Georgia, Mississippi and Tennessee.

       Pursuant to the terms of the purchase agreement entered into between River Bay and the Company, River Bay was provided a put option whereby the Company could be required to repurchase 865,500 shares of Common Stock acquired by River Bay under the purchase agreement. In October 1995, River Bay exercised its put option and the Company repurchased 300,000 of the shares of Common Stock in consideration for its promissory note in the original principal amount of $900,000 ($3.00 per share) and providing for monthly principal payments ranging from $25,000 to $75,000, plus interest, through January 1997. On or about February 14, 1997, River Bay exercised its put option for the Company to repurchase the additional 565,500 shares of Common Stock. After River Bay exercised its put option for the additional 565,500, the Company brought an arbitration action against River Bay, whereby, in part, it sought to have the purchase agreement and the put option set aside. In settlement of the arbitration, the Company agreed to repurchase the remaining 565,500 shares of Common Stock in consideration of $861,000, of which, $100,000 was payable immediately and $761,000 is payable in monthly installments of $63,450, with the final payment due December 1, 1998. See "--Legal Proceedings."

GOVERNMENTAL REGULATION

       All aspects of the Company's business are heavily regulated. The Company's collection, hauling, processing and disposal activities are governed by numerous federal, state and local agencies and authorities under laws, rules and ordinances relating to the definition, generation, segregation, handling and packaging of medical waste. In addition, facility citing, construction, operations, occupational training, safety, air, water, incineration ash characteristics and disposal are regulated under different but related laws, rules and ordinances.

       The activities of the Company are regulated by federal laws relating to public health and the environment. In addition to those federal environmental and public health related laws that apply generally to the Company's activities, there are a number of federal laws and regulations that directly pertain to the handling, transport and processing of medical waste. The most pertinent of these federal environmental and public health laws are discussed below.

       Incineration Facilities. The Company is required to obtain permits at local, state and federal levels for the construction and operation of incineration facilities, which have to date and may continue to involve the expenditure of substantial resources without any assurance of success. Such permits may include (i) air quality permits, relating to the emissions from incineration facilities, (ii) solid waste permits, relating to storage, receipt and treatment of medical waste, the storage and disposal of residues from the incineration facilities and ancillary air pollution control equipment for incinerators, (iii) waste-water discharge permits, (iv) storm water discharge permits, (v) site permits, such as zoning or special use permits, relating to the appropriateness of the site for a waste processing facility under applicable zoning regulations, (vi) building permits and (vii) occupancy permits. Air quality permits and site permits, and in some cases, solid waste permits, can be difficult to obtain, and may take a year or longer to be issued.

       Companies in the medical waste disposal industry often face resistance to its various permit applications from local and regional organizations, citizens groups and residents because of the nature of waste and the perceived threat to air quality and public health caused by waste processing. It is often necessary for the Company to conduct a public relations campaign, with an emphasis on education, to overcome local opposition, which is often highly political and emotional. Furthermore, once granted, permits are often subject to continuing review and may be challenged either in court or otherwise even after construction or operations have commenced. Accordingly, the Company's operations could be subject to suspension or termination even after substantial funds have been expended in reliance upon state or local regulatory approvals.

       Operating permits generally incorporate performance standards. The failure to comply with such standards could subject the Company to the suspension or revocation of its permits or financial penalties for failure to comply with permit requirements.

       Transfer Stations. Transfer of medical waste, generally from a small local pick-up vehicle to a large transport trailer, is necessary to consolidate and transport waste in an economical fashion to regional processing centers. Most states require permits for such transfer operations under their solid waste regulatory authority or department of health. After receiving local approvals, such as necessary zoning or special use permits, application may be made to the appropriate state solid waste authority. Generally, this is a four to six month process. However, there are some cases where the process is much longer. The continued right to operating the Company's transfer station in Fresno, Texas was contingent upon the commencement of the clean-up of a waste circulating pond from an abandoned medical waste incinerator acquired from previous owners. The clean-up of the circulating pond was completed in fiscal 1997.

       State Transport Permits. Transportation permits are currently required in a number of states. Some states require permits only if waste is picked up in that state, while others require permits to transport waste through the state. These permits generally include driver safety and training, waste packaging, labeling and tracking requirements. The Company currently holds necessary hauling permits in Alabama, Arkansas, Florida, Georgia, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas.

       There can be no assurances that any of the Company's current permits will be renewed or that, if the Company is able to identify and secure additional locations for incineration or other waste processing facilities or transfer stations, all necessary permits will be obtained, or that if such permits are granted that they will be granted in a timely manner or under conditions that will be acceptable to the Company.

       The Occupational Safety and Health Act ("OSHA"). OSHA gives the federal government the authority to regulate the management of infectious medical waste. Liability may be imposed under the general duty clause found in Section 654 of OSHA. This section requires employers to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees. The regulations promulgated under OSHA require employers to give notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances. This may be found to apply in the case of chemicals that may be present in infectious medical waste.

       In May 1989, OSHA promulgated new rules regarding exposure to blood borne pathogens that increase the cost of providing medical waste management services. These rules impose, among other things, engineering and work practice controls, use of personal protective clothing and equipment, training, medical surveillance, labeling and record keeping requirements with respect to occupational exposure to blood and other potentially infectious materials.

       The Resource Conservation and Recovery Act of 1976 ("RCRA"). RCRA establishes a regulatory program administered by the EPA covering the generation, storage, transportation, treatment and disposal of hazardous waste. RCRA defines "hazardous waste" as any solid waste, or combination of solid waste, which because of quantity, concentration, physical, chemical, or infectious characteristics may (i) cause, or significantly contribute to, an increase in mortality or an increase in serious irreversible or incapacitating reversible illness; or (ii) pose a substantial present or potential hazard to human health or the environment when improperly treated, stored, transported or disposed of, or otherwise managed.

       Although this general statutory definition of hazardous waste may provide the EPA with the authority to regulate at least certain infectious medical wastes as hazardous wastes, the EPA has not chosen to do so. To date, infectious medical wastes have not been listed by the EPA as hazardous waste, nor has infectiousness been designated by the EPA as one of the characteristics of a hazardous waste. Thus, infectious medical wastes that do not otherwise qualify as hazardous wastes currently are not subject to regulation under RCRA as hazardous wastes. Although the EPA has not chosen to regulate infectious wastes as hazardous wastes, it has developed and issued informal guidance outlining practical approaches to infectious waste management. Moreover, although RCRA does not comprehensively address the area of medical waste, certain wastes common to the medical field are currently listed as hazardous wastes and, therefore, certain medical wastes may be subject to the requirements of RCRA. With respect to those solid wastes that are deemed hazardous, RCRA contains extensive regulatory requirements pertaining to reporting to the EPA, record keeping, labeling, the use of containers, the furnishing of information to persons handling the hazardous wastes and the tracking of hazardous wastes from the point of generation to the point of disposal involving, among other things, the use of transportation manifests. Depending upon the composition and characteristics of the waste ash generated by the incineration technology employed, the facility ash may constitute hazardous waste. If so, the ash would be subject to the hazardous waste transportation, disposal and other hazardous waste management requirements of RCRA discussed above.

       U.S. Department of Transportation. The Company's medical waste transportation activities are subject to federal regulation by the DOT pursuant to the Hazardous Waste Materials Transportation Act (the "HWTA") and the Hazardous Materials Regulations promulgated thereunder (as amended by the Hazardous Materials Uniform Transportation Act of 1990).

       The DOT regulations contain packaging and labeling requirements that are imposed on different waste categories, depending on the perceived hazards of each category. The regulations impose the most stringent requirements on packages containing over four liters gross volume of "etiologic agents", which are defined as "viable microorganism(s) or (their) toxin(s), which cause or may cause human disease," and are limited to certain agents listed in the Hazardous Materials Regulations. These standards are intended to prevent the release of such agents into the environment. The DOT requirements are intended to supplement etiologic waste regulations by the Public Health Service of the U.S. Department of Health and Human Services.

       Significant portions of the waste handled by the Company will fall under the category of "Regulated Medical Waste" which, as defined in the DOT regulations, includes cultures and stocks, pathological waste, human blood and any blood products, sharps, animal waste, isolation waste, and unused sharps. These wastes are considered to be of medium danger. To meet the packaging standards, packages containing these wastes must be rigid, leak resistant and impervious to moisture, of sufficient strength to prevent tearing or bursting while under normal conditions of use and handling, sealed to prevent leakage during transport, puncture resistant for sharps and sharps with residual fluids, and break resistant and tightly sealed for fluids in quantities greater than 20 cubic centimeters.

       The DOT Regulations also prescribe labeling standards for all infectious and regulated waste and testing protocols for manufacturers and suppliers of packaging. These regulations have not become final and have been postponed a number of times.

       In addition, the Company is generally subject to regulation by the DOT and may be subject to regulation by the Interstate Commerce Commission pursuant to a number of other statutes and bodies of regulation, some of which specifically pertain to the transport of medical waste and which address, among other things, vehicle operating procedures and the training of persons to operate commercial vehicles carrying hazardous materials.

       CERCLA. Federal regulations are included in the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), which in general imposes strict liability in the event of a release or threatened release of hazardous substances from a facility. Certain medical wastes may be categorized as hazardous substances under CERCLA.

       Federal Clean Air Act. The Company's medical waste processing facilities may be regulated under certain other environmental statutes. The Federal Clean Air Act, as amended (the "Clean Air Act"), and related implementing regulations may apply to the air emissions from the Company's incineration facilities. The Clean Air Act establishes, among other things, comprehensive air permitting and enforcement programs. These regulatory programs are based on several types of air quality standards: national air quality standards, national emissions standards for hazardous air pollutants, new source performance standards, technology based standards and acid deposition requirements.

       Federal Clean Water Act. Water discharges from the disposal processes, if any, and storm water discharges may be regulated under the Federal Clean Water Act and implementing regulations (the "Clean Water Act"). Pursuant to the Clean Water Act, EPA has promulgated extensive effluent and water quality standards as well as permitting requirements for industrial discharges of water. The Company will be required to design, construct and operate its facilities in accordance with the Clean Air Act and the Clean Water Act and obtain all permits and approvals required therein.

       The Food and Drug Administration ("FDA"). The FDA considers sharps containers to be "medical devices", as defined under the Federal Food, Drug, and Cosmetic Act. Most sharps containers, according to the FDA, are class II accessories to sharps devices. The FDA began actively regulating sharps containers in 1993. The Company and its products are subject to regulations by the FDA and the corresponding agencies of the states and foreign countries in which the Company sells its products. Such regulation, among other things, relates to the testing, marketing, export and manufacture of medical devices. The FDA inspects medical device companies on a regular basis to determine compliance with federal requirements.

       State Regulations. The states in which the Company operates generally have complex regulatory frameworks governing, among other issues, the storage, treatment, labeling, transport and disposal of medical waste. These regulations are typically administered by a variety of state regulatory authorities. The Company's vehicles, packaging, facilities and operating procedures are, accordingly, subject to detailed and comprehensive regulation on the state level. The Company's incineration facilities are required to include controlled air combustion units, air quality control equipment, pollution control equipment and ancillary control and monitoring equipment.
All facilities are required to provide monitoring equipment. State regulatory authorities may inspect Company operations on a regular basis and assess fines and penalties or may halt operations for failures by the Company to follow specific regulations. In addition, the failure of state regulatory agencies to issue required permits or renewals, or any delays by such agencies, could have a material adverse impact on the Company's operations.

PROPERTY

       The Company's principal executive offices are located in approximately 6,100 square feet of office space in Shreveport, Louisiana. This office space is leased pursuant to a lease that expires December 2001. The monthly rental under such lease is $6,100.

       The Company owns or leases approximately 152 specially equipped trailers and 74 trucks and tractors used for the transportation of containerized waste. A summary description of the Company's operating properties is set forth below:


 LOCATION                        TYPE OF FACILITY                    CAPACITY             OWNED/LEASE
 --------                        ----------------                    --------             -----------
Shreveport, LA                  Corporate Office                                                Leased
San Marcos, TX                  Sales Office and Transport                                      Leased

Tulsa, OK                       Sales, Transportation and Transfer                              Leased
Carthage, TX                    Sales and Transportation                                        Leased
Grand Prairie, TX               Sales and Transportation                                        Leased
Metairie, LA                    Sales and Transportation                                        Leased

Fresno, TX                      Transfer, and  Transportation Station,                           Owned
                                and Sales Office

Birmingham, AL                  Transportation and Sales                                        Leased
Jackson, MS                     Sales, Transfer Station,                                    Owned Land
                                Transportation

Springhill, LA                  Transportation and Sales                                        Owned
Bismarck, AR                    Transfer Station, and Sales                                     Leased
Carthage, TX                    Incinerator                           30 tons/day              Operated
Springhill, LA                  Incinerator                           36 tons/day               Owned

Birmingham, AL                  Incinerator                           12 tons/day         Incinerator Owned
Birmingham, AL                  Microwave Unit                        10.8 tons/day     Treatment Unit Owned

EMPLOYEES

       At February 28, 1998, the Company had approximately 200 full-time and five part-time employees, three of whom were employed in executive capacities and the remainder of whom were in transportation operations, incinerator facility operations, sales positions, and administrative and clerical capacities. None of the Company's employees are subject to collective bargaining agreements, and the Company has not experienced any strikes or work stoppages and considers its relationship with its employees to be satisfactory.

INSURANCE COVERAGE

       The medical waste disposal industry involves potentially significant risks of statutory, contractual, tort and common law liability. The Company carries a range of insurance coverage, including a comprehensive general liability policy in the amount of $1,000,000 with a combined single limit for bodily injury and property damage, and a $2,000,000 excess umbrella liability policy, which the Company considers sufficient to meet regulatory and customer requirements and to protect the Company's employees, assets and operations.
The Company carries $2,000,000 per occurrence of such coverage for the incineration facilities used by the Company. The Company also carries $1,000,000 per occurrence of transportation liability insurance coverage, which includes coverage for environmental damage caused by waste spillage or other forms of pollution occurring during transportation.

LEGAL PROCEEDINGS

       James T. Rash, et al. v. Waste Systems, Inc., et al. In May 1995, a group of minority stockholders of the Company, including Patrick Grafton, the former Chief Executive Officer of the Company, acting individually and on behalf of all minority stockholders and the Company, filed suit against the Company, WSI and various Directors of the Company in the District Court of Harris County, Texas. The plaintiffs alleged minority stockholder oppression, breach of fiduciary duty and breach of contract and "thwarting of reasonable expectations" and demanded an accounting, appointment of a receiver for the sale of the Company, unspecified actual damages and punitive damages of $10,000,000, plus attorney's fees. In addition, Mr. Grafton has alleged unspecified damages as a result of his removal as an officer and Director of the Company and the Company's failure to renew his employment agreement in March 1995 and further alleged that such removal was wrongful and ineffective. The Company's insurer has denied coverage in the lawsuit. The Company denied all material allegations of the lawsuit. The Company and Mr. Grafton reached a settlement of Mr. Grafton's individual claims relating to his removal as an officer and Director of the Company. The terms of the settlement reached between the Company and Mr. Grafton are confidential to both parties. The Company also reached an agreement with the plaintiffs to settle this action, which has been completed and has been approved by the court.

       James H. Shepherd, et al. v. 3CI Complete Compliance Corporation. In June 1995, the former stockholders of Med-Waste filed suit against the Company and various current and former officers and Directors of the Company in the Circuit Court of Hot Spring County, Arkansas. Plaintiffs alleged violations of federal and state securities laws, breach of contract, common law fraud and negligence in connection with the acquisition of Med-Waste by the Company and demanded rescission, restitution, unspecified actual damages and punitive damages of $10,000,000, plus attorney's fees. The parties, other than Patrick Grafton, agreed to settle the suit in consideration for the issuance by the Company to the plaintiffs of 250,000 shares of Common Stock and the payment by the Company to the plaintiffs of 20% to 55% of the pre-tax profits, as defined, attributable to the assets previously acquired from Med-Waste until such time as the shares of Common Stock held by the plaintiffs become freely tradable and the market price of the Common Stock averages at least $2.50 over a period of 42 consecutive days. In addition, the Company and WSI have agreed to repurchase the shares of Common Stock held by the plaintiffs for $2.50 per share in certain events, including the bankruptcy of the Company or if WSI ceases to be the largest beneficial holder of the Common Stock. The obligations of the Company to the plaintiffs are secured by a security interest in most of the assets of the Company, and WSI has agreed to subordinate its loans to the Company, and all related security interests, to the obligations and the related security interests, of the Company to the plaintiffs. This matter has been settled and was dismissed in its entirety on July 31, 1997. During the fiscal years ended September 30, 1996 and 1997, the Company has made payments totaling approximately $193,000 and $248,000, respectively, to the plaintiffs, related to this agreement.

       River Bay. On or about March 10, 1997, the Company commenced arbitration proceedings before the American Arbitration Association in Houston, Texas, against River Bay Corporation and Marlan Baucum seeking to set aside the Purchase Agreement entered into in connection with the acquisition of the River Bay assets, together with ancillary agreements. The Company was seeking damages and/or to set aside the Purchase Agreement and ancillary agreements, including a Put Option Agreement. If otherwise enforceable, the Put Option Agreement would have required the payment by the Company of approximately $1,700,000 for 565,500 shares of Common Stock.

       In addition, the Bank of Raleigh and Smith County Bank, assignees of certain rights under the Purchase Agreement, through an independent legal action were able to collect approximately $463,000 of the Company's accounts receivable which were used as collateral under the Purchase Agreement. The parties have settled the action whereby the Company has agreed to repurchase the remaining 565,000 shares of Common Stock related to the put option.

                                   MANAGEMENT

       The following is a list of the executive officers and Directors of the Company as of March 19, 1998, their ages, positions and offices with the Company, and periods during which they have served in such positions and offices. All directors hold office until the next annual meeting of stockholders of the Company, and until their successors are duly elected and qualified.

 NAME                           AGE   POSITION                                  DIRECTOR SINCE
 ----                           ---   --------                                  --------------
 Dr. Werner Kook . . . . . .    45    Chairman of the Board and Director             1995

 Charles D. Crochet  . . . .    39    President and Director                         1994

 Curtis W. Crane . . . . . .    38    Chief Financial Officer, Secretary             1995
                                      and Treasurer

 Dr. Clemens Pues  . . . . .    33    Vice President and Director                    1995

 Juergen Thomas                 53    Director                                       1994

 Valerie L. Banner              42    Director                                       1998

 David J. Schoonmaker           53    Director                                       1998

       The following is a summary of the business background and experience of each of the persons named above:

       Dr. Werner Kook has served as Chairman of the Board of the Company since October 1995. Dr. Kook has served as a senior officer of various waste management companies controlled by the Rethmann family in Europe for the past six years and is a member of the board of Rethmann AG & Co..

       Charles D. Crochet has served as President and a Director of the Company since February 1994. Mr. Crochet founded and served as president of a predecessor of the Company and has worked in the medical waste business since 1988. Before 1988, Mr. Crochet was employed for over ten years in senior positions with two public, national companies engaged in the business of hazardous waste management.

       Curtis W. Crane has served as Chief Financial Officer of the Company since September 1995. Before his affiliation with the Company, Mr. Crane held senior financial positions including Chief Financial Officer for NDE Environmental Corporation and Director of Finance and Tax for Lone Star Steel Company.

       Juergen Thomas has served as a Director of the Company since February
1994.   Mr. Thomas has served for over 15 years as Chief Financial Officer of certain companies associated with the Edelhoff families, which are leading waste management companies in Europe, and has served as a Director of WSI since 1996.

       Dr. Clemens Pues has served as a Director and Vice President of the Company since October 1995. Dr. Pues also is President of WSI. Dr. Pues has been working with the AIR Lippewerk Recycling GmbH, a wholly-owned subsidiary of the Rethmann Kreislaufwirtschaft GmbH & Co.KG, since September 1994, where he has been responsible for gypsum recycling. Before 1994, Dr. Pues was employed at the University of Muenster as assistant professor in international management for four years.

       Valerie L. Banner has served as a Director of the Company since February 1998. Ms. Banner has been a self employed corporate/securities lawyer since April 1996. From 1993 to 1996 she was Vice President, General Counsel and Secretary for Team, Inc., a professional full service provider of industrial services, and from 1990 to 1993 she was General Counsel for Team, Inc. Ms. Banner served as a securities lawyer with Browning-Ferris Industries, Inc., a waste management company, from 1984 to 1990. Ms. Banner began her career in 1979 at the Houston, Texas, law firm of Andrews & Kurth L.L.P.

       David J. Schoonmaker has served as a Director of the Company since February 1998. Mr. Schoonmaker has served as President and Chief Executive Officer of RxThermal, Inc., a company that was formed to permit, design, build and operate medical waste treatment facilities, since 1989 and as President and Chief Executive Officer of BMWNC, Inc., a commercial incinerator of medical waste, since 1995.

       The executive officers of the Company serve at the pleasure of the Board and are subject to annual appointment by the Board. There are no arrangements or understandings with respect to the selection of officers and Directors and there are no family relationships between any of such persons. Dr. Pues is a senior officer of WSI, which beneficially owns 52.5% of the outstanding shares of the Company. Dr. Kook and Dr. Pues are employed by certain waste management companies controlled by the Rethmann families. Juergen Thomas is employed by a waste management company controlled by the Edelhoff families. The Rethmann and Edelhoff families collectively own 100% of WSI.

EXECUTIVE COMPENSATION

       The following table sets forth information with respect to the all forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer for the fiscal years ended September 30, 1995, September 30, 1996 and
September 30, 1997.   No other named executive officer received bonus and
salary which exceeded $100,000 in 1995, 1996 or 1997.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION           LONG TERM COMPENSATION AWARDS
                                ---------------------------------- ----------------------------------
                                                                                 SECURITIES
                                                                                   UNDER-
                                                      OTHER ANNUAL   RESTRICTED     LYING                    ALL
   NAME AND PRINCIPAL                                   COMPENSA-      STOCK      OPTIONS/     LTIP         OTHER
        POSITION          YEAR     SALARY     BONUS       TION        AWARDS($)    SARS(#)   PAYOUTS    COMPENSATION
        --------          ----     ------     -----       ----        ---------    -------   -------    ------------
 Charles D. Crochet       1997    $145,000      --         --            --          --        --            --
    President             1996    $130,000      --         --            --          --         --           --
                          1995    $115,000      --         --            --      90,000 (1)     --           --

______________
(1) In February 1994, Mr. Crochet received an option to purchase 90,000 shares of Common Stock at $3.00 per share vesting over a three year period at 1/36 per month on a cumulative basis. Of these shares, 32,500 have vested and the remaining shares have been terminated pursuant to the terms of the new employment agreement executed between Mr. Crochet and the Company in August 1995. Pursuant to the terms of the August 1995 employment agreement, Mr. Crochet was granted an option to purchase 90,000 shares of Common Stock at $2.00 per share, vesting over a three year period at 1/36 per month on a cumulative basis.

OPTION GRANTS IN LAST FISCAL YEAR

       No stock options were granted to executives officers during the fiscal year ended September 30, 1997.

OPTION EXERCISES AND YEAR-END VALUES

       The following table sets forth information regarding unexercised options to purchase shares of Common Stock granted by the Company to the named executives. No executives exercised any Common Stock options during fiscal 1997.

                                 NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                      OPTIONS/SARS                      IN-THE-MONEY
                                 AT FISCAL YEAR-YEAR(#)            AT FISCAL YEAR-YEAR(1)
                            ------------------------------- -----------------------------------
            NAME              EXERCISABLE   UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
            ----            -------------- ---------------- ---------------- ------------------
 Charles D. Crochet             95,000          27,500             --                --

______________
(1) The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of September 30, 1997 (based on the closing sales price as reported by the Nasdaq Small-Cap Market). 32,500 options have an exercise price of $3.00 and 90,000 options have an exercise price of $2.00. The exercise price for all options exceeded the market value of the underlying Common Stock as of September 30, 1997. Therefore, no options were in-the-money at fiscal year-end.

TEN-YEAR OPTION REPRICINGS

       The following table sets forth certain information with respect to stock options canceled and new options granted at the new exercise price during the last ten years to executive officers of the Company.

                                                                                                   LENGTH OF
                                                                                                   ORIGINAL
                                                                       EXERCISE                     OPTION
                                          NUMBER OF   MARKET PRICE     PRICE AT                      TERM
                                           OPTIONS     OF STOCK AT       TIME                      REMAINING
                                         REPRICED OR     TIME OF     OF REPRICING                AT REPRICING
                                           AMENDED    REPRICING OR        OR       NEW EXERCISE       OF
 NAME                           DATE         (#)        AMENDMENT     AMENDMENT       PRICE        AMENDMENT
 ----                           ----         ---        ---------     ---------       -----        ---------
 Charles D. Crochet (1)        8/31/95     57,500         $1.25         $3.00         $2.00        23 months


______________
(1) In August 1995, Mr. Crochet entered into a new employment agreement with the Company whereby Mr. Crochet received an option to purchase an additional 90,000 shares of Common Stock at $2.00 per share vesting over a three-year period at 1/36 per month on a cumulative basis. Mr. Crochet retained options to purchase 32,500 shares which were vested under the terms of his previous employment agreement.

BOARD OF DIRECTORS REPORT ON REPRICING OF OPTIONS

       In August 1995, the Board of Directors authorized the exchange and repricing of certain outstanding stock options (the "Old Options") held by Mr. Crochet, the President of the Company, whereby Mr. Crochet could voluntarily surrender certain existing stock options and receive new stock options (the "New Options") on the terms described below. The Board of Directors noted that the overall purpose of the Option Plan is to attract and retain the services of the Company's employees and to provide incentives to such person to exert maximum efforts for the Company's success. The Board of Directors concluded that the decline in the market value of the Common Stock had frustrated these purposes and diminished the value of the Company's stock option program as an element of the Company's compensation arrangements. Accordingly, the Board of Directors adopted a repricing program with the elements described below.

       In connection with the repricing, Mr. Crochet exchanged an aggregate of 57,500 shares subject to Old Options for 57,500 shares of New Options. Mr. Crochet also received options to purchase an additional 32,500 shares at $2.00 per share at the time of the repricing. At the time of the repricing, the exercise price of the Old Options was $3.00 per share. The exercise price of all New Options is $2.00 per share. The New Options vest at the rate of 1/36 per month over a three-year period. The Old Options exchanged by Mr. Crochet had a remaining term of eight years and one month.

EMPLOYMENT AGREEMENTS

       Charles D. Crochet serves as President of the Company pursuant to an employment agreement. On August 31, 1995, the Company renewed Mr. Crochet's employment agreement increasing his salary to $10,833 per month commencing October 1, 1995 through September 30, 1996, to $12,083 per month from October 1, 1996 through September 30, 1997, and to $13,333 per month from October 1, 1997 through May 31, 1998. As an additional incentive to Mr. Crochet under the new employment agreement, Mr. Crochet is eligible for an annual bonus based on fiscal year pre-tax profits as a percentage of revenues. The amount of such annual bonus is based on a percentage between 6% and 10% of an amount determined by the Board of Directors from an approved bonus plan, such actual percentage depending upon the Company's pre-tax profits as a percentage of revenue.

       In addition, in February 1994, Mr. Crochet also received an option to purchase 90,000 shares of Common Stock at $3.00 per share which vested over a three year period at 1/36 per month on a cumulative basis. According to the terms of the renewal of Mr. Crochet's employment agreement, the remaining unvested options under the former employment agreement were terminated and Mr. Crochet was granted an option to purchase 90,000 shares of Common Stock at $2.00 per share, which also vests over a three year period at 1/36 per month on a cumulative bases. The Board of Directors set Mr. Crochet's compensation package based on the key role he was to hold within the Company and in view of competitive compensation packages offered to his peer group in the industry. The stock option was granted to provide a long-term incentive to Mr. Crochet.

       Other than as set forth above, there are no compensatory plans or arrangement with respect to any individual named in the Summary Compensation Table above or otherwise which would result from the resignation, retirement or other termination of such individual's employment with the Company or a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Board of Directors of the Company performs, among other functions, the functions normally performed by a compensation committee. During the fiscal 1997, the following persons served on the Board of Directors and participated in the deliberations concerning executive officer compensation:
Dr. Werner Kook, Charles D. Crochet, Dr. Clemens Pues and Juergen Thomas. Mr. Crochet also served as the President of the Company and Dr. Pues also served as Vice President and Assistant Secretary of the Company during the fiscal 1997.

                              CERTAIN TRANSACTIONS

       In June 1997, WSI, the majority stockholder of the Company, and the Company entered into an agreement pursuant to which WSI converted $7,000,000 of debt into 1,000,000 shares of Series A Preferred Stock. The $7,000,000 of debt that was converted into Series A Preferred Stock included (i) approximately $3,900,000 of the amounts owed under the First Revolving Credit Facility and
(ii) all amounts owed under the Second Revolving Credit Facility.

       On July 17, 1997, the Company entered into a Settlement Agreement (the "Settlement Agreement"), to settle the case of James T. Rash, et al. v. Waste Systems, Inc., et al. In accordance with the terms of the Settlement Agreement, the Company and WSI converted 1,000,000 shares of the Series A Preferred Stock that were owned by WSI into 7,000,000 shares of the Series B Preferred Stock. The conversion of the Series A Preferred Stock into shares of Series B Preferred Stock was completed on March 24, 1998.

       The Company and WSI entered into a Stock Purchase and Note Modification Agreement, dated as of February 19, 1998 (the "Stock Purchase and Modification Agreement"), pursuant to which WSI converted $750,000 of outstanding debt under the First Revolving Credit Facility into the right to receive 750,000 shares of Series C Preferred Stock.

       In 1996 and 1997, the Company shared certain facilities, personnel and administrative services with WSI, of which the costs to the Company were neglible.

       The Company currently does business with an equipment company owned by the father of Charles Crochet, the President of the Company. No payments were made during fiscal years 1996 and 1997. There were outstanding invoices totaling $20,000 and $7,000 due to Crochet Equipment Company at September 30, 1996 and 1997, respectively.

       During 1996, the Company has made purchases of business forms with a company owned by the father of Curtis W. Crane, the Chief Financial Officer of the Company. Payments to such company during fiscal years ended September 30, 1996 and 1997, totaled $22,000 and $62,000, respectively.

                       PRINCIPAL AND SELLING STOCKHOLDERS

       The following table sets forth as of March 19, 1998 the number of shares of the Common Stock owned by (i) each Director of the Company, (ii) each executive officer named in the Summary Compensation Table above, (iii) all of the Company's Directors and executive officers as a group, and (iv) each Selling Securityholder. Unless otherwise indicated, each holder has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of Common Stock owned by such holder.

                                                      SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                        OWNED PRIOR TO                  OWNED AFTER THE
                                                            OFFERING                         OFFERING
                                                      ---------------------           ----------------------
                                                                   PERCENT   SHARES                 PERCENT
  NAME AND ADDRESS                                                 --------  BEING                  --------
 OF BENEFICIAL OWNER                                     NUMBER    OF CLASS  OFFERED      NUMBER    OF CLASS
 --------------------                                    ------    --------  -------      ------    --------
      Waste Systems, Inc.(1)  . . . . . . . . . . .     5,104,448    52.6%         --    5,104,448   52.56%
        910 Pierrepoint, Suite 312
        Shreveport, Louisiana 71106

      River Bay Corporation(2)  . . . . . . . . . .       565,500     5.8%         --      565,500   5.82%
        P. O. Box 13313
        Jackson, Mississippi 39236

      American Medical Technologies, Inc. (3) . . .       680,818     7.0%         --      680,818   7.01%
        5847 San Felipe, Suite 900
        Houston, Texas 77057

      Charles D. Crochet(4) . . . . . . . . . . . .       168,209     1.7%         --      168,209   1.73%
        910 Pierrepoint, Suite 312
        Shreveport, Louisiana 71106

      Dr. Werner Kook . . . . . . . . . . . . . . .            --       --         --          --      --
        910 Pierrepoint, Suite 312
        Shreveport, Louisiana 71106

      Dr. Clemens Pues  . . . . . . . . . . . . . .            --       --         --          --      --
        910 Pierrepoint, Suite 312
        Shreveport, Louisiana 71106

      Juergen Thomas(5) . . . . . . . . . . . . . .            --       --         --          --      --
        910 Pierrepoint, Suite 312
        Shreveport, Louisiana 71106

      Valerie L. Banner . . . . . . . . . . . . . .            --       --         --          --      --
        910 Pierrepoint, Suite 312
        Shreveport, Louisiana 71106

      David J. Schoonmaker  . . . . . . . . . . . .            --       --         --          --      --
        910 Pierrepoint, Suite 312
        Shreveport, Louisiana 71106

      Wynne & Maney . . . . . . . . . . . . . . . .       120,000     1.2%      120,000         --   1.24$
        2730 Texas Commerce Tower
        Houston, Texas 77002-2913

      James Shepherd. . . . . . . . . . . . . . . .       477,889     4.9%      177,889    300,000   1.83%
        P.O. Box 416
        Arkadelphia, AR 71923

      Michael Shepherd. . . . . . . . . . . . . . .       239,247     2.5%      134,247    105,000   1.38%
        P.O. Box 416
        Arkadelphia, AR 71923

      Richard McElhannon . . . . . . . . . . .            203,334     2.1%       83,334    120,000   0.86%
        P.O. Box 416
        Arkadelphia, AR 71923

 All Executive Officers and Directors as a
        Group (7 persons)  . . . . . . . . . .            168,209     1.7%           --    168,209   1.73%

______________
(1) A Schedule 13D dated April 17, 1995, reflects that WSI is the beneficial owner of 5,104,448 shares. Such Schedule 13D reflects that WSI is owned 50% by Rethmann V & B GmbH & Co., a German corporation controlled by members of the Rethmann family in Germany, and 50% by Gustav Dieter Edelhoff, Gustav Edelhoff, Heike Edelhoff-Kirchhoff and Heidemarie Edelhoff, members of the Edelhoff family in Germany. The Rethmann family and the Edelhoff family share voting and dispositive power with respect to the shares beneficially owned by WSI. The Company has been advised that the interests in WSI owned by the members of the Edelhoff family have been transferred to Lobbe Holding GmbH & Co., a German corporation controlled by members of the Edelhoff family.

(2) A Schedule 13D dated October 20, 1994, reflects that River Bay is the beneficial owner of 865,500 shares and has sole voting and dispositive power with respect to such shares. The Company repurchased 300,000 shares from River Bay in October 1997.

(3) The information sets forth, to the best of the Company's knowledge, American Medical Technologies, Inc.'s beneficial ownership.

(4) Includes 6,500 shares held in the name of Mr. Crochet's son, Chase Crochet. Also included are 112,500 shares which Mr. Crochet has the right to acquire pursuant to the Option Plan and 10,000 options that will vest in May 1998.

(5) Does not include 5,104,448 shares of Common Stock that are owned by WSI, of which Mr. Thomas is a beneficial owner because he is a Director of WSI.

                              PLAN OF DISTRIBUTION

       This Prospectus relates to the issuance of up to 1,002,964 shares of Common Stock issuable upon exercise of the Warrants and 515,470 shares of Common Stock being offered for resale by the Selling Securityholders (the "Resale Shares"). The exercise price for the Warrants is $1.50 per share. Therefore, if all of the Warrants are exercised, the Company will receive net proceeds of $1,504,446. The Company will not receive any of the proceeds from the sale of the Common Stock being offered by the Selling Securityholders.

       The Company has been advised by the Selling Securityholders that the Resale Shares may be sold or distributed from time to time by the Selling Securityholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Resale Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices negotiated prices, or at fixed prices, which may be changed. The distribution of the Resale Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise in any market or markets where the Company's Common Stock is traded; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts;
(iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means.

       To the extent not described herein and as otherwise required by law, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus or a post-effective amendment to the

Registration Statement of which this Prospectus is a part, which sets forth, with respect to a particular offering, the specific number of Resale Shares to be sold, the name of the selling shareholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution.

       In order to comply with the securities laws of certain states, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance therewith is effected.

       The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such brokers, dealers, agents or underwriters and any profit on the resale of the Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       The Common Stock is listed for trading on the Nasdaq Small-Cap Market.


                        SHARES ELIGIBLE FOR FUTURE SALE

       Pursuant to the terms of the Settlement Agreement, the Company is to issue to members of the settlement class a total of 78,014 shares of Common Stock and Warrants which are exercisable for a total of 1,002,964 shares of Common Stock. The 78,014 shares of Common Stock will be freely tradeable by the holders thereof upon issuance. The Common Stock issuable upon exercise of the Warrants will be issued pursuant to the Registration Statement of which this Prospectus forms a part.

       The Company currently has outstanding 7,000,000 shares of Series B Preferred Stock that are convertible into a maximum of 7,000,000 shares of Common Stock, and 750,000 shares of Series C Preferred Stock that are convertible into a maximum of 750,000 shares of Common Stock. The Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock will be restricted securities upon issuance, and therefore, will be tradeable only in accordance with Rule 144, as discussed below. The Company has issued options to purchase an aggregate of 162,500 shares of Common Stock. As of March 19, 1998, options exercisable for 157,500 shares of Common Stock were vested. The shares issuable upon exercise of these options may be subject to immediate resale into the public markets without restriction.

       Rule 144 governs resales of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company generally include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144, unregistered sales of restricted Common Stock cannot be made until one year from the later of its acquisition from the Company or an affiliate of the Company.
Thereafter, restricted Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transactions and notice-filing requirements, and requirements concerning publicly available information about the Company (the "Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted Common Stock which has been held for two years free of the Applicable Requirements.

       Significant stockholders of the Company currently hold 6,389,975 shares of Common Stock that are eligible for sale into the public market pursuant to Rule 144, all of which are held by persons who are able to sell under Rule 144 subject to the Applicable Requirements.

                          DESCRIPTION OF CAPITAL STOCK

       The Company's Certificate of Incorporation provides for authorized capital stock of 56,500,000 shares, consisting of 40,450,000 shares of Common Stock, par value $.01 per share, and 16,050,000 shares of preferred stock, without par value.

COMMON STOCK

       Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of Common Stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

       The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock.

       The Board of Directors has designated 1,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock ("Series A Preferred Stock"), 7,000,000 shares of Preferred Stock as Series B Convertible Preferred Stock ("Series B Preferred Stock"), and 750,000 shares of Preferred Stock as Series C Convertible Preferred Stock ("Series C Preferred Stock"). As of March 23, 1998, there are no shares of Series A Preferred Stock issued and outstanding. As of such date, 7,000,000 shares of Series B Preferred Stock and 750,000 shares of Series C Preferred Stock, were issued and outstanding. A general description of the rights, preferences, privileges and voting powers of the Series B and C Preferred Stock are set forth below.

       The holders of shares of Series B or C Preferred Stock shall be entitled to receive, when, and if declared by the Company's Board of Directors, cumulative dividends from the second anniversary of the original issuance date of the Series B or C Preferred Stock, at the rate of $.0825 per share per annum, payable quarterly on the 15th day of July, October, January and April of each year, commencing with a payment on July 15, 1999. Such dividends shall be cumulative from the second anniversary of the original issuance date of the Series B or C Preferred Stock. For so long as any shares of Series B or C Preferred Stock shall be outstanding, without the written consent of the holders of a majority in interest of the Series B or C Preferred Stock, the Company shall not (i) purchase or redeem any shares of its Common Stock, or
(ii) declare, pay or set apart for any payment any dividend on its Common
Stock.

       The shares of Series B or C Preferred Stock maybe redeemed at anytime on or after the second anniversary of the original issuance date of the Series B or C Preferred Stock at the option of the Company at a per share redemption price equal to $1.00, plus accrued dividends, if any. All shares of Series B or C Preferred Stock that have not been redeemed or converted into Common Stock on or before the fifth anniversary of the original issuance of the Series B Preferred Stock shall automatically without further action of the Company or any holder of Series B or C Preferred Stock, be converted into Common Stock based on the Conversion Rate then in effect.

       In the event of the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, or in the event of its insolvency, there shall be paid to the holders of the Series B or C Preferred Stock an amount equal to that which would have been payable if the Series B or C Preferred Stock had been redeemed on the date of such payment before any distribution of assets or payment shall be made to the holders of any other class of capital stock of the Company. If the assets of the Company available for distribution to the holders of Series B or C Preferred Stock shall be insufficient to permit payment to the holders of the Series B or C Preferred Stock of the full amount or amounts aforesaid, then the entire assets of the Company shall be distributed ratably among the holders of the Series B or C Preferred Stock then outstanding according to the number of shares held by each. After the amounts provided for above have been paid or distributed, any assets remaining shall be paid to or distributed among the holders of Common Stock pro rata on a per share basis.

       Except as otherwise required by law or expressly provided for below, the holders of Series B Preferred Stock shall not have voting rights. Except as otherwise required by law, the holders of Series C Preferred Stock shall have no voting rights. If and when the Company shall be in default in the payment of dividends on the Series B Preferred Stock, and such default continues for a period of two fiscal quarters, then the holders of the outstanding shares of Series B Preferred Stock, voting separately as a single class, shall become entitled to elect two directors of the Company.

       The shares of Series B or C Preferred Stock do not have preemptive or subscription rights.

WARRANTS

       Each Warrant entitles the holder to purchase at any time until March 22, 2000 one share of Common Stock at an exercise price of $1.50 per share. The number of shares issued upon exercise of the Warrants is subject to adjustment as the result of a stock split, combination of shares or stock dividends payable with respect to the Common Stock. If the Company shall engage in a merger, consolidation, reorganization, recapitalization or similar transaction, each Warrant share becomes exercisable for the stock, securities and other consideration that the holder of the number of shares of Common Stock subject to the Warrant would have been entitled to receive in any such merger, consolidation, reorganization, recapitalization or similar transaction (with appropriate adjustment, if any, to the exercise price.

TRANSFER AGENT

       The transfer agent and registrar for the Common Stock is Harris Trust & Savings Bank, Houston, Texas.

                                 LEGAL MATTERS

       Certain legal matters in connection with the Common Stock offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

       The consolidated statements of 3CI Complete Compliance Corporation for the year ended September 30, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein and elsewhere in the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated statements of 3CI Complete Compliance Corporation for the years ended September 30, 1996 and September 30, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Heard, McElroy & Vestal, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein and elsewhere in the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and World Trade Center, 13th Floor, New York, New York 10007; and at the offices of Nasdaq at 1735

K Street, N.W., Washington, D.C. 20006. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information also may be obtained on the Internet through the Commissions, EDGAR database at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS OF 3CI COMPLETE COMPLIANCE CORPORATION
 Report of Independent Public Accountants Heard, McElroy, & Vestal, LLP  . . . . . . . . . .             F-2

 Report of Independent Public Accountants Arthur Andersen LLP  . . . . . . . . . . . . . . . . .         F-3

 Audited Consolidated Balance Sheets -- September 30, 1997 and 1996  . . . . . . . . . . . . . .         F-5

 Audited Consolidated Statements of Operations for the years ended September 30, 1997,  1996
         and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-6

 Audited Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
         September 30, 1997,  1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . .         F-7

 Audited Consolidated Statements of Cash Flows for the years ended September 30, 1997, 1996
         and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-8

 Notes to Audited Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . .         F-10

 Unaudited consolidated balance sheets - December 31, 1997 and September 30, 1997. . . . . . . .         F-28

 Unaudited consolidated statements of operations for the three months ended December 31, 1997
         and December 31, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-29

 Unaudited consolidated statements of cash flows for the three months ended December 31, 1997
         and December 31, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-30

 Notes to Unaudited Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .         F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO 3CI COMPLETE COMPLIANCE CORPORATION:

       We have audited the accompanying consolidated balance sheets of 3CI Complete Compliance Corporation as of September 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended September 30, 1997 and 1996. These financial statements and schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 3CI Complete Compliance Corporation as of September 30, 1997 and 1996 and the results of its consolidated operations and cash flows for the years ended September 30, 1997 and 1996, in conformity with generally accepted accounting principles.

       The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 13 to the consolidated financial statements, the Company (i) has suffered recurring losses from operations, (ii) has a negative working capital,
(iii) has suffered recurring negative cash flow from operating activities and
(iv) is involved in legal proceedings, all of which collectively raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes 1 and
13. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

       Our audits were made for the purpose of forming an opinion the basic consolidated financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                            HEARD, MCELROY & VESTAL, LLP

Shreveport, Louisiana
January 13, 1998, except
for Note 14, as to which
the date is March 20, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO 3CI COMPLETE COMPLIANCE CORPORATION:

       We have audited the accompanying consolidated statement of operations, shareholders' equity and cash flows of 3CI Complete Compliance Corporation for the year ended September 30, 1995. These consolidated financial statements and schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       The Company has consistently incurred losses for the past several fiscal years and losses have continued into fiscal 1996. The Company has historically relied on WSI funding, and such support was again necessary in fiscal 1995 and will continue to be necessary in the future. Management and the Company's board of directors implemented a business plan and long term strategy, the success of which is dependent upon the Company's ability to substantially reduce operating expenses and increase the average revenue per pound to levels sufficient to generate income and cash flow necessary to satisfy its obligations as they become due and realize the recorded value of its assets. In the absence of the Company being able to secure third party financing, WSI has provided the Company with a line of credit of $8 million (Note 5), with a maturity date of December 31, 1996, of which $4.1 million has been drawn down as of September 30, 1995. The note agreement contains various covenants, which among other things, require that the Company's net after tax loss before stock accretion for the 3 months ended December 31, 1995 shall not exceed $600,000, net after-tax income for the 3 months ended March 31, 1996, June 30, 1996 and September 30, 1996 shall exceed $100,000, $200,000 and $300,000 respectively (excluding any expenses connected with litigation commenced prior to September 30, 1995). Management believes this note will be adequate to provide the necessary financial support to meet working capital and other requirements through December 1996. The ability of the Company to achieve its long-term business strategy is dependent upon the Company's ability to meet its business plan and obtain continued financing from WSI or third party lenders. In the event the Company does not meet its business plan or WSI does not continue to support the Company prior to and beyond December 1996 or the Company is unable to obtain alternative financing, there can be no assurance that the Company will be able to meet its obligations as they become due or realize the recorded value of its assets and would likely be forced to seek bankruptcy protection.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the year ended September 30, 1995 in conformity with generally accepted accounting principles.

       Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's, rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

       As further discussed in Note 13, a group of minority shareholders filed suit against the Company alleging minority shareholder suppression, breach of fiduciary duty and breach of contract, among other allegations, and has demanded unspecified actual damages and punitive damages of $10 million. The Company's insurer has denied coverage in the lawsuit. The Company has denied all material allegations of the lawsuit and believes that the resolution of this matter will not have a material adverse effect on the Company's financial condition and results of operations. However, the outcome of this matter cannot be predicted, and an adverse decision in the lawsuit would likely have a material adverse effect on the Company's financial condition and results of operations. Accordingly, no provisions for any liability that may result upon adjudication have been made in the accompanying financial statements.


ARTHUR ANDERSEN LLP


Houston, Texas
January 10, 1996

                      3CI COMPLETE COMPLIANCE CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                      ASSETS                                               1997                  1996
                                                                                       -------------         -------------
 Current Assets:
         Cash and cash equivalents                                                     $           -          $          -
         Restricted cash                                                                           -               130,000
         Accounts receivable, net allowances of $875,144 and $990,994 at
                September 30, 1997 and 1996, respectively                                  3,559,091             3,753,421
         Inventory                                                                            71,886                59,045
         Other current assets                                                                440,373               232,989
                                                                                       -------------         -------------
                Total current assets                                                       4,071,350             4,175,455
                                                                                       -------------         -------------
 Property, plant and equipment, at cost                                                   10,927,159            11,396,144
         Accumulated depreciation                                                         (2,477,411)           (2,933,525)
                                                                                       -------------         -------------
                Net property, plant and equipment                                          8,449,748             8,462,619
                                                                                       -------------         -------------
 Excess of cost over net assets acquired, net of accumulated amortization of
         $74,988 and $49,988 at September 30, 1997 and 1996 respectively                     362,243               387,243
 Other Intangible assets, net of accumulated amortization of $149,104 and
         $74,552 at September 30, 1997 and 1996, respectively                                274,264               349,502
                                                                                       -------------         -------------
         Total assets                                                                  $  13,157,605         $  13,374,819
                                                                                       =============         =============

 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
 Current Liabilities:
         Bank Overdrafts                                                               $     156,880         $      34,382
         Notes payable                                                                       217,525               211,928
         Current portion of long-term debt, unaffiliated lenders                           1,373,617             1,314,290
         Accounts payable                                                                  1,034,924             1,866,223
         Accounts payable, affiliated companies                                              391,156               319,156
         Accrued liabilities                                                               2,188,697             2,361,006
         Note payable majority shareholder                                                 4,844,217             8,842,969
                                                                                       -------------         -------------
                Total current liabilities                                                 10,207,016            14,949,954
                                                                                       -------------         -------------

 Long-term debt unaffiliated lenders, net of current portion                                 986,467               742,400

                                                                                       -------------         -------------
                Total liabilities                                                         11,193,483            15,692,354
                                                                                       -------------         -------------

 Accrued stock put option (565,500 common stock at $3.00 per share)                                -             1,696,500

 Shareholder's Equity (deficit):
         Preferred stock, no par value, authorized 1,000,000 shares;
                Issued and outstanding 1,000,000 shares and none at September
         Common stock, $0.01 par value, authorized 15,000,000 shares;                      7,000,000                     -

                Issued and outstanding 9,154,811 and 9,900,311 shares at
                September 30, 1997 and 1996, respectively                                     91,549                99,004
         Additional Paid-In capital                                                       20,182,543            20,108,743
         Accumulated deficit                                                             (25,309,970)          (24,221,782)
                                                                                       -------------         -------------
                Total Shareholders' equity (deficit)                                       1,964,122            (4,014,035)
                                                                                       -------------         -------------
                Total liabilities and shareholders' equity (deficit)                   $  13,157,605         $  13,374,819
                                                                                       =============         =============



The accompanying notes are an integral part of these financial statements.

                      3CI COMPLETE COMPLIANCE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                  For the                   For the                 For the
                                                                 Year Ended                Year Ended              Year Ended
                                                                September 30,             September 30,           September 30,
                                                                    1997                      1996                    1995
                                                               ---------------           --------------          --------------
 Revenues                                                      $   18,789,749            $   17,748,300          $   16,522,025

 Expenses:
         Cost of Services                                          14,285,834                13,815,480              11,756,968
         Depreciation and Amortization                              1,352,015                 2,224,161               1,976,212

         Write off of intangibles (Note 12)                                 -                11,385,328                       -
         Write off of fixed assets (Note 3)                                 -                 1,183,446                       -
         Selling, general and administrative                        3,080,398                 4,343,246               6,996,575
                                                               --------------            --------------           --------------
         Net income (loss) from Operations                     $       71,502            $  (15,203,361)          $  (4,207,730)

 Other Income (expense):

 Interest and other expense                                        (1,159,690)               (1,053,424)               (655,080)
                                                               --------------            --------------          --------------
 Loss before income taxes and accretion of stock put               (1,088,188)              (16,256,785)             (4,862,810)
                                                               --------------            --------------          --------------

 Income taxes                                                               -                         -                      -

 Accretion of stock put                                                                         (26,052)               (217,075)

                                                               --------------            --------------          --------------
 Net loss                                                      $   (1,088,188)           $  (16,282,837)         $   (5,079,885)
                                                               ==============            ==============          ==============

 Weighted average shares outstanding                                9,064,071                 8,872,348               8,530,611
                                                               ==============            ==============          ==============

 Net loss per common share                                     $        (0.12)           $        (1.84)         $        (0.60)
                                                               ==============            ==============          ==============


The accompanying notes are an integral part of these financial statements.

                       3CI COMPLETE COMPLIANCE CORPORATION
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                               SHARES        PREFERRED          SHARES            COMMON           ADDITIONAL
                               ISSUED          STOCK            ISSUED            STOCK          PAID-IN CAPITAL
                             -----------    ------------    --------------    --------------    -----------------
Balance at September
30, 1994                               -         -               8,222,674    $       82,227    $      18,669,402
Conversion of WSI debt
and accrued interest to
equity                                 -         -                 416,667             4,167              995,833
Purchase of River Bay                  -         -                 865,500             8,655            -
Net loss                               -         -
                             -----------    ------------    --------------    --------------    -----------------
Balance at September
30, 1995                               -         -               9,504,841            95,049           19,665,235
Issuance of Med-Waste
earnout shares                                                     145,470             1,455              196,008
Issuance of Med-Waste
settlement shares                                                  250,000             2,500              247,500
Net loss
                             -----------    ------------    --------------    --------------    -----------------
Balance at September
30, 1996                               -               -         9,900,311            99,004           20,108,743
Conversion of WSI debt
and accrued interest to
equity                         1,000,000       7,000,000
Issuance of Grafton
lawsuit settlement shares                                          120,000             1,200               73,800
Remove put option
shares from equity                                               (865,500)           (8,655)
Net loss
                             -----------    ------------    --------------    --------------    -----------------
Balance at September           1,000,000    $  7,000,000         9,154,811    $       91,549    $      20,182,543
30, 1997

                                                       TOTAL
                                                   SHAREHOLDERS'
                                ACCUMULATED           EQUITY
                                  DEFICIT            (DEFICIT)
                             -----------------    ---------------
Balance at September
30, 1994                     $     (2,859,060)    $    15,892,569
Conversion of WSI debt
and accrued interest to
equity                               -                  1,000,000
Purchase of River Bay                -                      8,655
Net loss                           (5,079,885)        (5,079,885)
                             -----------------    ---------------
Balance at September
30, 1995                           (7,938,945)         11,821,339
Issuance of Med-Waste
earnout shares                                            197,463
Issuance of Med-Waste
settlement shares                                         250,000
Net loss                          (16,282,837)       (16,282,837)
                             -----------------    ---------------
Balance at September
30, 1996                          (24,221,782)        (4,014,035)
Conversion of WSI debt
and accrued interest to
equity                                                  7,000,000
Issuance of Grafton
lawsuit settlement shares                                  75,000
Remove put option
shares from equity                                        (8,655)
Net loss                           (1,088,188)        (1,088,188)
                             -----------------    ---------------
Balance at September         $    (25,309,970)    $     1,964,122
30, 1997



The accompanying notes are an integral part of these financial statements.

                       3C1 COMPLETE COMPLIANCE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       FOR THE           FOR THE
                                                                                     YEAR ENDED         YEAR ENDED
                                                                                     SEPTEMBER 30,     SEPTEMBER 30,
                                                                                        1997               1996
                                                                                     ------------      ------------
Cash flow from operating activities:
   Net loss                                                                          $ (1,088,188)     $(16,282,837)
   Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
      (Gain) loss on disposal of fixed and intangible assets                              (24,078)               --
      Depreciation and amortization                                                     1,352,015         2,224,161
      Accretion of stock put                                                                   --            26,052
      Discount on bank note                                                                    --                --
      Write off of impaired intangible assets                                                  --        11,385,328
      Write off of fixed assets                                                                --         1,183,446
      Change in assets and liabilities, net of effect of purchase of River Bay
        (Increase) decrease in restricted cash                                            130,000           (30,000)
        (Increase) decrease in accounts receivable net                                    194,330          (782,916)
        (Increase) decrease in inventory                                                  (12,841)           31,339
        (Increase) decrease in prepaid expenses                                          (207,384)           (5,005)
        (Increase) decrease in other current assets                                           685           (45,098)
        Increase (decrease) in accounts payable                                          (831,299)          573,709
        Increase (decrease) in accounts payable, affiliated companies                      72,000            12,110
        Increase (decrease) in accrued liabilities                                       (172,309)         (197,628)
                                                                                     ------------      ------------
          Total adjustments to net loss                                                   501,119        14,375,498
                                                                                     ------------      ------------
          Net cash provided by (used in) operating activities                            (587,069)       (1,907,339)
                                                                                     ------------      ------------

Cash flow from investing activities:
   Proceeds from sale of property, plant and equipment                                    248,873            61,986
   Purchase of property, plant and equipment                                           (1,416,758)       (1,679,675)
   Increase in intangible assets                                                               --                --
                                                                                     ------------      ------------
          Net cash used in investing activities                                        (1,167,885)       (1,617,689)
                                                                                     ------------      ------------

Cash flow from financing activities:
   Increase in bank overdrafts                                                            122,498            34,382
   Proceeds from issuance of notes payable                                              1,018,404           521,542
   Principal reduction of notes payable                                                (1,012,807)         (536,115)
   Reduction of capital lease obligations                                                      --                --
   Reduction of put option                                                               (861,421)               --
   Proceeds from issuance of long-term debt, unaffiliated lenders                         931,006         1,221,411
   Reduction of long-term debt, unaffiliated lenders                                   (1,443,975)       (2,637,717)
   Proceeds from issuance of note payable to majority shareholders                      2,303,000         4,000,000
   Unpaid interest added to note payable to majority shareholders                         698,249           842,969
                                                                                     ------------      ------------
                                                                                        1,754,954         3,446,472
                                                                                     ------------      ------------
Net decrease in cash and cash equivalents                                                      --           (78,556)
                                                                                     ------------      ------------
Cash and cash equivalents, beginning of period                                                 --            78,556
                                                                                     ------------      ------------
Cash and cash equivalents, end of period                                             $         --      $         --
                                                                                     ============      ============


                                                                                        FOR THE
                                                                                       YEAR ENDED
                                                                                      SEPTEMBER 30,
                                                                                         1995
                                                                                      -----------
Cash flow from operating activities:
   Net loss                                                                           $(5,079,885)
   Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
      (Gain) loss on disposal of fixed and intangible assets                                   --
      Depreciation and amortization                                                     1,976,212
      Accretion of stock put                                                              217,075
      Discount on bank note                                                               (50,000)
      Write off of impaired intangible assets                                                  --
      Write off of fixed assets                                                                --
      Change in assets and liabilities, net of effect of purchase of River Bay
        (Increase) decrease in restricted cash                                              5,364
        (Increase) decrease in accounts receivable net                                    785,155
        (Increase) decrease in inventory                                                   (8,521)
        (Increase) decrease in prepaid expenses                                             9,000
        (Increase) decrease in other current assets                                         5,376
        Increase (decrease) in accounts payable                                        (1,330,009)
        Increase (decrease) in accounts payable, affiliated companies                     304,230
        Increase (decrease) in accrued liabilities                                        722,349
                                                                                      -----------
          Total adjustments to net loss                                                 2,636,231
                                                                                      -----------
          Net cash provided by (used in) operating activities                          (2,443,654)
                                                                                      -----------

Cash flow from investing activities:
   Proceeds from sale of property, plant and equipment                                    212,995
   Purchase of property, plant and equipment                                           (1,246,893)
   Increase in intangible assets                                                          (90,000)
                                                                                      -----------
          Net cash used in investing activities                                        (1,123,898)
                                                                                      -----------

Cash flow from financing activities:
   Increase in bank overdrafts                                                                 --
   Proceeds from issuance of notes payable                                                584,549
   Principal reduction of notes payable                                                  (863,844)
   Reduction of capital lease obligations                                                 (60,089)
   Reduction of put option                                                                     --
   Proceeds from issuance of long-term debt, unaffiliated lenders                         363,320
   Reduction of long-term debt, unaffiliated lenders                                   (1,658,470)
   Proceeds from issuance of note payable to majority shareholders                      5,100,000
   Unpaid interest added to note payable to majority shareholders
                                                                                      -----------
                                                                                        3,465,466
                                                                                      -----------
Net decrease in cash and cash equivalents                                                (102,086)
                                                                                      -----------
Cash and cash equivalents, beginning of period                                            180,642
                                                                                      -----------
Cash and cash equivalents, end of period                                              $    78,556
                                                                                      ===========


The accompanying notes are an integral part of these financial statements.

                       3CI COMPLETE COMPLIANCE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                    FOR THE        FOR THE         FOR THE
                                                                  YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                 SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                     1997           1997             1995
                                                                --------------  -------------     -----------
Supplemental disclosures:
      Cash paid for interest                                   $    203,980     $   241,294      $   304,870
                                                               ============     ===========      ===========

      Cash paid for taxes                                      $         --     $        --      $        --
                                                               ============     ===========      ===========

Investing and financing activities not affecting cash:
      Purchase of net assets (1)                               $         --     $ 1,679,675      $ 3,691,345
      Increase in long-term debt and other liabilities (1)               --      (1,679,675)      (3,691,345)
                                                               ------------     -----------      -----------
          Cash affect                                          $         --     $        --      $        --
                                                               ============     ===========      ===========

Increase in shareholders' equity                               $  7,000,000     $   443,508      $ 1,000,000
Conversion of debt and accrued interest                          (7,000,000)       (443,508)      (1,000,000)
                                                               ------------     -----------      -----------
          Cash effect                                          $         --     $        --      $        --
                                                               ============     ===========      ===========

Increase in shareholders' equity                               $     75,000     $     3,955      $     8,655
Fair value of common stock issued for acquisition (1)               (75,000)         (3,955)          (8,655)
                                                               ------------     -----------      -----------
          Cash effect                                          $         --     $        --      $        --
                                                               ============     ===========      ===========


(1) In 1995, the Company purchased substantially all of the net assets of River Bay Corporation by issuing 865,500 shares of common Stock, and a note payable for $1,000,000. Seller has the option to require the company to repurchase the shares at $3.00 per share, a liability, and accrued stock put option, has been reflected in the company's balance for the amount the company would be required to pay.

The accompanying notes are an integral part of these financial statements.

                      3CI COMPLETE COMPLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

       3CI Complete Compliance Corporation (the Company or 3CI), a Delaware Corporation, is engaged in the collection, transportation and incineration of biomedical waste in the southeastern and southwestern United States. In February 1994, subsidiaries of 3CI acquired all the assets and business operations of American Medical Transports Corporation (AMTC), an Oklahoma corporation, and A/MED, Inc. (A/MED), a Delaware corporation. Both AMTC and A/MED were engaged in businesses similar to that of 3CI. Waste Systems, Inc.
(WSI), a Delaware corporation, was the majority shareholder of both AMTC and A/MED (the Companies). Additionally, in February 1994, WSI purchased 1,255,182 shares of 3CI common stock from American Medical Technologies (AMOT).

       As a result of the transactions described above, WSI became the majority shareholder of 3CI immediately following the acquisition of AMTC and A/MED.
For accounting purposes, AMTC and A/MED were considered the acquirer in a reverse acquisition. The combined financial statements of AMTC and A/MED are the historical financial statements of the Company for periods prior to the date of the business acquisition. Historical combined shareholders' equity of AMTC and A/MED has been retroactively restated for the equivalent number of 3CI shares received for the assets and business operations of AMTC and A/MED, and the combined accumulated deficit of AMTC and A/MED has been carried forward.

       In October 1992, Medical Environmental Disposal, Inc. (MEDI), a wholly owned subsidiary of WSI was merged with and into AMTC, with AMTC being the surviving corporation.

PREDECESSOR TO 3CI

       Prior to the merger with AMTC and A/MED, 3CI was a majority owned subsidiary of AMOT. In September 1991, AMOT purchased the business and assets and assumed certain liabilities of 3CI and 3CI Transportation Systems Corporation (the Predecessor Companies), both existing Texas corporations that had been in the medical waste disposal business since 1989 and 1990, respectively. 3CI began operations when AMOT contributed substantially all the net assets and business operations of the Predecessor Companies to 3CI. In April 1992, the Company completed an initial public offering of common stock whereby 800,000 shares were sold by the Company and 580,000 shares were sold by AMOT.

PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of 3CI and its divisions and/or subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

       For years ended prior to September 30, 1996 the consolidated financial statements included the Company and its wholly owned subsidiaries, 3CI Acquisition Corp./AMTC and 3CI Acquisition Corp./A/MED. During the year ended September 30, 1996, the subsidiaries were merged into 3CI Complete Compliance Corporation. Accordingly, for the year ended September 30, 1997 and 1996, the financial statements include the accounts of 3CI and its operating divisions and do not include any subsidiary entities.

SUBSTANTIAL DOUBT REGARDING ABILITY TO CONTINUE AS A GOING CONCERN

       The Company has consistently suffered losses for the past several fiscal years, and losses have continued in fiscal 1998. As of September 30, 1997, the Company has a working capital deficit of $6,135,666. The Company has historically relied on Waste Systems, Inc. ("WSI"), the Company's majority stockholder, for funding, and such support was again necessary in fiscal 1997. In the absence of the Company being able to secure third party financing, WSI agreed to provide the Company with a revolving credit facility of $8 million, the Promissory Note dated September 30, 1995, including deferred interest with cash advances not to exceed $7.4 million, of which $4.8 million including deferred interest and $4.9 million including deferred interest has been drawn as of September 30, 1997, and December 31, 1997. During the fiscal year ended September 30, 1996, WSI made additional cash advances that have were in excess of the principal in the original promissory note, the Company entered into a second Revolving Credit Facility of $2.7 million including deferred interest, dated December 20, 1996 with maturity date of February 28, 1997. It is the intent of WSI and 3CI that this Revolving Promissory Note shall evidence all sums owing by 3CI to WSI to the extent that such sums represent advances of funds to 3CI in excess of the maximum limits fixed under that certain $8,000,000 Revolving Promissory Note dated September 30, 1995. The Promissory Note dated September 30, 1995 had a due date of December 31, 1996 of which the Company has requested from and received an extension to discuss with WSI on the possibility of restructuring the terms of the Revolving Promissory Note. In February 1997, the Company received a letter from the NASDAQ Stock Market, Inc. regarding the Company's failure to meet listing requirements. These requirements include maintaining a minimum capital and surplus of at least $1,000,000 and a minimum bid price of $1.00. While the Company remained out of compliance with this requirement, the NASDAQ allowed the Company to remain listed with an exception added to it's trading symbol. The NASDAQ Stock Market gave the Company until June 25, 1997, to meet the listing requirement. In June 1997, WSI converted $7,000,000 of debt into 1,000,000 shares of 3CI preferred stock. This conversion allowed the Company to meet the listing requirement of the NASDAQ Stock Market, Inc. On June 26, 1997, the NASDAQ Stock Market Inc. informed the Company that it had been found to be in compliance with all requirements necessary to for continued listing on the exchange, the exception to it's trading symbol has been removed.
 In connection with the conversion of debt to preferred stock, WSI canceled the Revolving Credit Facility of $2.7 million dated December 20, 1996, with a maturity date of February 28, 1997, which had been previously extended to June 30, 1997. The conversion has also resulted in the reduction of the outstanding indebtedness of the Promissory Note dated September 30, 1995. During the fiscal years ended September 30, 1997, 1996 and 1995 WSI has made cash advances to the Company of $2,303,000, $4,000,000 and $4,100,000. Since the year ended September 30, 1997, the Company has not requested nor received any cash advances from WSI. WSI is under no obligation to provide additional advances and could demand payment on the debt at any time. During the fiscal year of 1997, the Company had began to have discussions with a third party lender to obtain an alternative source of financing apart from WSI. In the event the Company and WSI do not come to a resolution on the restructuring of the note and the Company is unable to obtain alternative financing, there can be no assurance that the Company will be able to meet its obligations as they become due or realize the recorded value of its assets and would likely be forced to seek bankruptcy protection.

The nature and level of competition in this industry have remained at a high level for several years. This condition has produced aggressive price competition and results in pressure on profit margins. The Company competes against companies which may have access to greater capital resources. In order to compete in this industry on a long-term basis and fully realize its business strategy, the Company will require additional and continued financing and other assistance from its current shareholders and if available, from outside sources. There is no assurance that adequate funds for these purposes will be available when needed or, if available, on terms acceptable to the Company.

INVENTORY

       Inventory, consisting of containers and supplies, are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments are capitalized; expenditures for repairs and maintenance are charged to expense as incurred.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       In March 1995, the FASB issued Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1996 and, has completed an analysis to determine the impact. Prior to the adoption of SFAS 121, in the course of preparing its financial statements, the Company routinely reviewed assets for impairment by reviewing expected future undiscounted net cash flows.

       In February 1997, the FASB issued Statement No. 128, Earnings Per Share. This pronouncement will be effective for period ending after December 15, 1997. This statement requires that the basic earning per share be presented on the face of the income statement. Further, entities with complex capital structures must also present diluted earnings per shares on the face of the income statement. Basic earnings per share excludes dilution and is to be computed by dividing income available to common stockholders by the weighted average number of common shares of stock outstanding for the period. Diluted earnings per share will reflect the potential dilution that could occur if securities, options, or other contracts to issue common stock were converted into common stock that then shared in the earnings of the company. No potential common shares shall be included in the computation of any diluted per-share amount when a loss from continuing operations exist, even if the company reports net income. At the present time the ultimate impact of the adoption of this standard is not known or reasonably estimable.

       In February 1997, the FASB issued Statement No. 129, Disclosure of Information about Capital Structure. This pronouncement will be effective for period ending after December 15, 1997. This statement establishes standards for disclosing information for an entity's capital structure. Adoption of this standard should not have a significant impact on the Company's financial statements.

       In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. This pronouncement will be effective for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and it's components in a full set of general purpose financial statements. Because the Company does not presently have any "items of other comprehensive income", adoption of this standard should not have a significant impact on the Company's financial statements.

INCINERATION RIGHTS AND PERMITS

       The incineration rights represent amounts capitalized pursuant to the reverse merger of 3CI for incineration contracts with the cities of Carthage and Center, Texas (the Cities) which own the incineration facilities. The amortization of the incineration rights commences at the start of the contract and is amortized on the straight-line method over nine years, which corresponds to the contract periods. Costs associated with the permits are being amortized over the life of the contracts. See Note 12 for write-off of incineration rights and permits.

INTANGIBLE ASSETS

       Intangible assets are amortized on a straight-line method as follows:

              Excess of cost over net assets acquired        17.5 - 40 years
              Permits                                           5 - 7 years
              Customer lists                                    5 - 10 years

       Amortization expense charged to operations for the years ended September 30, 1997, September 30, 1996 and for the year ended September 30, 1995 was $99,552, $839,089 and $756,893, respectively.

       Management evaluates the realization of the intangible assets recorded for each acquisition based on the prospects for the ongoing operations of each acquired company.

       See Note 12 for write off of intangibles during the fiscal year 1996.

REVENUE RECOGNITION

       The Company recognizes revenue from the treatment of medical waste in the period in which the wastes are treated.

NET LOSS PER SHARE

       Net loss per common share was computed by dividing the net loss by the weighted average number of common shares outstanding. For the years ended September 30, 1997, 1996 and 1995 the weighted average common shares outstanding was 9,064,071, 8,872,34, and 8,530,611, respectively. The 865,500 shares issued in connection with the acquisition of River Bay have been excluded from weighted average shares outstanding. The accretion of the Stock Put Option (Note 2) is reflected as a reduction of net income in determining net income to common shareholders.

SHAREHOLDERS' EQUITY (DEFICIT)

       During the fiscal year 1995, the Company increased the number of common and preferred shares authorized to 15 million and 1 million, respectively.

STATEMENTS OF CASH FLOWS

       For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RESTRICTED CASH

       At September 30, 1997, and September 30, 1996, the company had cash of none and $130,000, respectively, which was restricted pursuant to an irrevocable standby letter of credit related to Workers Compensation insurance.

INCOME TAXES

       The Company utilizes the liability method of accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109). SFAS No. 109 requires that deferred income taxes reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts.

RECLASSIFICATIONS

       Certain reclassifications have been made to the prior financial statements to conform to the classifications used in the current financial statements.

MANAGEMENT ESTIMATES

       Management has used estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

2.      BUSINESS ACQUISITIONS

RIVER BAY CORPORATION

       In October 1994 the Company acquired substantially all of the assets and assumed certain liabilities of River Bay Corporation, a Mississippi Corporation ("River Bay"), in consideration for 865,500 shares of common stock and additional shares of common stock contingent upon the profits of the operations attributable to the assets purchased from River Bay through December 31, 1996. In addition, the Company issued to River Bay a promissory note in the original principal amount of $1,000,000 bearing an interest rate of 8.75%, which as amended, provides for monthly principal payments ranging from $50,000 to $100,000 through February 1996.

Pursuant to a Put Option Agreement with River Bay, as amended ("Put Option"), the Company, in October 1995, repurchased 300,000 of the shares of common stock issued in connection with acquisition in consideration for its promissory note in the original principal amount of $900,000 ($3.00 per share) and providing for monthly principal payments ranging from $25,000 to $75,000, plus interest, through January 1997. Pursuant to the Put Option, the Company is obligated to repurchase the remaining 565,500 shares of 3CI common stock issued in connection with the acquisition at the option of River Bay, from February 1, 1997 until April 1, 1997 for $3.00 per share. The liability associated with the Put Option covering the remaining shares is included in Accrued Stock Put Option on the accompanying balance sheet as of September 30, 1996. The River Bay Corporation exercised their put option on or about February 14, 1997, for the Company to repurchase the 565,500 shares of Common Stock. On or about March 10, 1997, the Company commenced arbitration proceedings before the American Arbitration Association in Houston, Texas against River Bay Corporation and Marlan Baucum seeking to set aside a Purchase Agreement entered into between the Company and those parties on or about October 10, 1994, together with ancillary agreements pertaining thereto. The Company was seeking damages and/or to set aside the Purchase Agreement and collateral agreements, including the Put Option Agreement which, if otherwise enforceable, would have required the payment by the Company of approximately $1,700,000 for 565,500 shares of 3CI common stock. In response, on April 9, 1997, Bank of Raleigh and Smith County Bank, assignees of certain rights under the Purchase Agreement, commenced a complaint for declaratory and monetary relief in the U.S. District Court for the Southern District of Mississippi, Jackson Division in Civil Action No. 3:97cv249BN. The Smith County Bank and Bank of Raleigh have prayed declaratory judgment declaring the arbitration provision in the Purchase Agreement to be not binding upon said banks, declaratory judgement declaring the claims of 3CI against River Bay to be subordinate to the claims of the banks, for unspecified compensatory damages and for punitive damages of at least $1,000,000. On or about May 10, 1997, the Company filed a Petition of Arbitration in Suit No. 422,107 of the First Judicial District Court, Caddo Parish, Louisiana, naming River Bay Corporation and Marlan Baucum as defendants therein. This lawsuit sought an injunction and stay of all judicial and extra-judicial proceedings pursuant to the Put Agreement until such time as the arbitration is completed. This action was removed by the defendants to the U.S. District Court for the Western District of Louisiana, Shreveport Division in Civil Action No. 97-0578. In April 1997, the Bank of Raleigh and Smith County Bank gave notice to certain customers in the River Bay division that the Company was in default of the put option obligation and that their payments should be directly made to the Bank of Raleigh and Smith County Bank. From these efforts the Bank of Raleigh and Smith County Bank collected $463,000 of the Company's accounts receivables that were pledged in the initial purchase agreement. On or about October 14, 1997, the parties settled the lawsuits with the Bank of Raleigh and Smith County Bank. In the settlement, the Company agreed to repurchase the remaining 565,500 shares of common stock related to the Put Option agreement, at a price of $816,364, with payments ranging from $100,000 to $63,500. This liability is recorded in the financial statements at September 30, 1997.

       The obligations of the Company under the Put Option and its promissory notes payable to WSI are secured by a security interest in certain of the assets purchased from River Bay and future accounts receivable attributable to the assets acquired from River Bay.

       River Bay has been engaged in the business of medical waste management services in Mississippi, Tennessee, Florida, Georgia and Alabama.

3.   PROPERTY, PLANT AND EQUIPMENT:

       Property, plant and equipment consists of the following:

                                            SEPTEMBER 30,              SEPTEMBER 30,             USEFUL LIFE
                                                1997                       1996
                                            -------------              -------------             -------------
 Land                                       $    590,600               $    590,600
 Buildings and improvements                    1,622,026                  1,537,836               3-40 years
 Transportation equipment                      3,286,537                  3,917,390               5-10 years
 Machinery and equipment                       5,098,484                  4,859,445               5-20 years
 Furniture and fixtures                          329,512                    490,873               3-10 years
                                            -------------              -------------
                                            $ 10,927,159               $ 11,396,144
                                            -------------              -------------

       Depreciation expense charged to operations was $1,252,462, $1,385,072, and $1,219,319 for years ending September 30, 1997,1996 and 1995, respectively. During fiscal year ended September 30, 1996, an analysis was done of all the
fixed assets of the Company.   In conjunction with the analysis, the Company
reconsidered the appropriate asset lives as well as revising various accounting estimates as a result of recent operating experiences and current market conditions. This write down of $1,183,446 appears as "Write off of fixed assets" on the Consolidated Statement of Operations.

       Substantially all of the Company's property, plant and equipment has been pledged as collateral against certain of the Company's liabilities.

       Set forth below is a summary of the write-offs relating to fixed assets during fiscal 1996:

       Buildings $12,700

       During 1996, it was necessary to replace the refractory in one of the Company's incinerator due to the normal wear and tear. There was a net book value of $12,700 of the previously capitalized refractory that is being written off.

       Leasehold Improvements $80,000

       During 1996, the Company updated and refurbished several of its transportation and incinerator locations. Management believed the updating and refurbishment was necessary to make the locations more functional and efficiently operational. Also the Company made an operational decision to close its Austin, Texas, transportation location. This closure was made in order to reduce operating costs and personnel costs. Previous leasehold improvement costs which were being amortized over the life of the lease (the lease was terminated due to this decision to close the location) were written-off as they remained a part of the leased building.

       Transportation Equipment $500,982

       In February 1994, at the time of the reverse merger of the Company, 3CI had a lease agreement which were accounted for as a Capitalized Lease and were being depreciated over the term of the lease agreement. During 1996, the Company made a decision to terminate the lease agreement early due to the high cost of maintenance of the leased transportation equipment. The Company had also, capitalized other costs associated with these leased assets. As the transportation equipment was returned it was necessary to write the remaining capitalized net book value off of $500,982.

       Reusable Containers $12,000

       In 1996, the Company made an operational decision to move a portion of their customer base from disposable cardboard boxes to reusable plastic containers. A significant investment was then made in reusable plastic containers and based upon its prior operating experience with the reusable containers, the Company estimated that a three (3) year life was more reflective of the reusable containers than a five (5) year life. In previous periods the Company had estimated that the life of reusable containers was 5 years. Due to this change in estimate the Company wrote off previously capitalized reusable containers with a net book value of $12,000.

       Machinery & Equipment $88,000

       During fiscal 1996, it was necessary to change out the bags inside the scrubber at the incinerator as these bags became excessively worn and the integrity of the bags were beginning to deteriorate. These bags had a remaining net book value of $22,200 that were written-off as they were no longer able to remain in service. Also, there is a write-off of a previously capitalized major improvement that was done to the upper chamber of incinerator. During 1996, there was a major improvement completed in the upper chamber and the previously capitalized improvement was written-off at its net book value of $28,405. In the River Bay division, machinery and equipment with a net book value of $37,395 written-off.

       Computer & Software $490,000

       During 1994 and 1995, the Company, began capitalizing cost associated with a proven technology of a bar coding systems and an accounting system that would streamline the paperwork from the transportation locations to the incinerators to ultimately the accounting department (production/billing/accounting system). This was put into service in fiscal 1995 and was being amortized. During fiscal 1996, due to continued problems in the ongoing training of employees on the use of the software and the prohibitive expense of replacing hardware due to harsh conditions management determined the bar coding system was no longer cost effective and abandoned the project and appropriately wrote-off the unamortized costs. The write-off of these capitalized costs totaled $472,000. The Company also wrote off previously capitalized accounting software with a remaining net book value of $18,000 that was acquired in a previous acquisition (River Bay asset acquisition) as this software was abandoned when the River Bay division was integrated in the fourth quarter of 1996 into the 3CI accounting system.

4.     NOTES PAYABLE:

                                                                  SEPTEMBER 30,        SEPTEMBER 30,
                                                                       1997                1996
                                                                  -------------        -------------
             Notes  payable to an insurance  company, due in
             monthly installments including interest of 7 to
             9% through March 1998, unsecured                        217,525              211,928
                                                                     =======              =======

5.     LONG-TERM DEBT:

       Long-term debt - unaffiliated lenders consists of the following:

                                                            SEPTEMBER 30,        SEPTEMBER 30,
                                                                1997                1996
                                                            -------------        -------------
       Note payable to prior owner of Incendere, at an
       annual  adjustable   interest  rate   generally
       ranging  between  7.5%  to 9.75,  with  34%  of
       interest being paid quarterly of interest being
       paid quarterly and 66% of interest deferred and
       added   to  principal   until  May   21,  1995.
       Thereafter, principal and  interest are  due in
       equal  monthly installments  until  maturity on
       May 21, 1998, convertible  into common stock at
       $3.00 per share,  secured by  substantially all
       of the assets of A/MED                               $    240,919         $   615,166

       Notes   payable  for  purchased   vehicles  and
       equipment  held as  collateral, due  in monthly
       installments,  including   interest,  at  rates
       ranging  from  7% to  16.75%, maturing  through
       2002                                                    1,302,802             991,008

       Note Payable  to Stone  Container Corp. due  in
       monthly payments with  interest at  10% through
       1997                                                           --              74,539

       Notes  Payable to River Bay  Corporation due in
       monthly payments with interest of 8.75% through
       December 1998, secured by accounts receivables,
       equipment, and common stock                               816,364             375,977


                                                            -------------        -------------
                                                               2,360,085           2,056,690
       Less-Current portion                                   (1,373,618)         (1,314,290)
                                                            -------------        -------------
                                                                $986,467            $742,400
                                                            -------------        -------------

Long-term debt - majority shareholder consists of the following:

                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                                1997                 1996
                                                            -------------        -------------
       Revolving note payable to WSI, bearing interest      $   4,844,217        $   8,842,969
       at the  prime rate, due  December 31, 1996 with
       interest payable quarterly

       Less-current portion                                    (4,844,217)          (8,842,969)
                                                            -------------        -------------
                                                            $          -          $         -
                                                            -------------        -------------

       Effective April 1995, WSI purchased an additional 416,667 shares of common stock of 3CI at $2.40 per share in consideration for the conversion of a $1,000,000 non-interest bearing cash advance made by WSI to the Company in November 1994.

       In February, March, April, May and July 1995, WSI made non-interest bearing cash advances totaling $4,100,000 to the Company. In June 1995, the Company executed a $6,000,000 revolving promissory note, to be funded at the discretion of WSI, which was utilized to repay the advances not converted to common stock. This Revolving Promissory Note was renegotiated in September 1995 increasing the total available to $8,000,000 including interest with the principal portion not to exceed $7,400,000. The note bears interest at the prime rate and was payable on December 31, 1996. Interest is payable in quarterly installments which are automatically added to the outstanding balance, if not paid. The note agreement contains various covenants that among other things require the Company's net after tax loss before stock accretion for the 3 months ended December 31, 1995 shall not exceed $600,000; the net after-tax income for the 3 months ended March 31, 1996, June 30, 1996 and September 30, 1996 shall be at least $100,000, $200,000 and $300,000, respectively (excluding any expenses connected with litigation commenced prior to September 30, 1995). Due to continuing losses the Company was not in compliance with the loan covenants described above. In each of the quarters for the fiscal year ending 1997 and 1996 the Company has requested and received financial waivers and extension of the notes from WSI related to each of the quarters. Due to the additional cash advances that were made in excess of the principal in the original promissory note, the Company entered into a second Revolving Credit Facility of $2.7 million including deferred interest, dated December 20, 1996 with maturity date of February 28, 1997. In June 1997, Waste Systems, Inc., converted $7,000,000 of their Promissory Notes with 3CI Complete Compliance Corporation to Preferred Stock. The Company issued 1,000,000 shares of Series A cumulative convertible preferred stock, with no par value, at $7.00 per share or $7,000,000 million, to Waste Systems, Inc., the Company's majority shareholder. The preferred shares have cumulative dividends from the second anniversary of the original issuance date of the Series A Preferred Stock, at the rate of $.05775 per share per annum, and no more, payable quarterly on the 15th day of July, October, January and April of each year, commencing with a payment on July 15, 1999, accrued from the second anniversary of the original issuance date of the Series A Preferred Stock. Such dividends shall be cumulative from the second anniversary of the original issuance date of the Series A Preferred Stock. Accruals of dividends shall not bear interest.

       Payments due on long-term debt, during each of the five years subsequent to September 30, 1997 are as follows:

      1998  . . . . . . . . . . . . . . . . .         $6,217,834
      1999  . . . . . . . . . . . . . . . . .            661,864
      2000  . . . . . . . . . . . . . . . . .            313,936
      2001  . . . . . . . . . . . . . . . . .              7,390
      2002  . . . . . . . . . . . . . . . . .              3,277

       The total interest expense was $902,229, $871,910 and $666,157 for the years ended September 30, 1997, 1996 and 1995, respectively.

6.      INCINERATION CONTRACTS:

       The Company is a party to exclusive incineration contracts with the Cities whereby the Company is guaranteed minimum weekly burn capacity and is required to pay fees to the Cities based on the total pounds incinerated.
These contract rights were obtained in exchange for the Predecessor Companies purchasing certain equipment for the Cities' incinerators which enabled the Cities to meet all current federal and state emissions control standards. Due to problems arising from contractual agreements with the City of Center the Company is presently not utilizing the incinerator at the City of Center for the treatment of medical waste. The Company is no longer using the incinerator in the city of Center and does not believe that discontinuing that use will have a material effect on the Company's business.

       The City of Carthage requires minimum annual payments under the combined contracts as follows:

                                                                 MINIMUM REQUIRED
  FOR THE YEAR ENDED SEPTEMBER 30,                                  PAYMENTS
  --------------------------------                               ----------------
 1998  . . . . . . . . . . . . . . . . . . . . . . .                 1,000,000
 1999  . . . . . . . . . . . . . . . . . . . . . . .                 1,000,000
 2000  . . . . . . . . . . . . . . . . . . . . . . .                 1,000,000
                                                                  ------------
                                                                  $  3,000,000
                                                                  ============

       In the event the Company fails to meet the minimum amounts of annual guarantees to the respective City of Carthage, after giving effect to amounts paid above prior years' annual required minimums (on a cumulative basis), the City of Carthage has the option to terminate the Company's exclusive incineration rights.

       The Company had a minimum guaranteed payment to the City of Carthage, Texas for incineration fees for the years ended May 31, 1997, 1996, and 1995, of $1,000,000, $716,000, and $596,250 respectively. In the years ended May 31, 1997, 1996, and 1995 the Company paid incineration fees of $1,401,692, $843,000, and $750,000, respectively to the City of Carthage. The Company also had minimum guaranteed payments to the City of Center, Texas of for incineration fees for the years ended May 31, 1997, 1996, and 1995, of $762,000, $695,000, and $495,250 respectively. In the years ended May 31, 1996, and 1995 the Company paid incineration fees of $779,000 and $551,000 respectively to the City of Center, in accordance with terms of the contract, thereby meeting the annual minimum fees required.

       In August 1996, the company discontinued use of the City of Center facility, due to the city of Center breach of the exclusivity portion of the contract. The original agreement between the Company and the City of Center, Texas which was executed on August 22, 1990, gave the Company the exclusive and sole right to dispose of medical waste at the City of Center's resource Recovery facility. The Company discovered that the City of Center breached its exclusivity portions of the 1990 agreement, as amended on or about October 27, 1994. Due to this breach of contract, the Company does not believe that minimum guaranteed payment is due to the City of Center. Despite not having the ability to treat waste at the City of Center's Resource recovery facility, the Company has ample treatment capacity to dispose of its medical waste. The Company believes that the effect of not utilizing this treatment facility has not and will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

       Included in cost of sales for the years ended September 30, 1997, 1996 and 1995, is $1,429,097, $1,542,842 and $1,348,355 respectively, related to incineration costs at the Cities since the reverse merger.

7.   INCOME TAXES:

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax rate used was 37 percent for the years ended September 30, 1997, 1996 and 1995 representing the federal rate and an average of state income tax rates. The components of deferred income tax liabilities and assets are as follows:

                                                   SEPTEMBER 30,       SEPTEMBER 30,        SEPTEMBER 30,
                                                       1997                1996                 1995
                                                   -------------       -------------        -------------
 Deferred income tax liabilities -
         Property and equipment                      1,461,197         $  1,115,998         $   771,017
         Other                                          68,735               67,200              92,513
                Total deferred income tax            1,529,932            1,183,198             863,530
                liabilities
 Deferred income tax assets
 Net operating loss carryforward                     8,768,841            7,910,438           3,712,934
 Bad debt reserves                                     301,603              344,468             452,610


 Other                                               1,402,858              940,358             523,553
                                                   -------------       -------------        -------------
         Total deferred income tax assets           10,473,302            9,195,264           4,689,097
 Valuation allowance                                (8,943,370)          (8,012,066)         (3,825,567)
                                                   -------------       -------------        -------------
         Net deferred income tax asset              (1,529,932)          (1,183,198)           (863,530)
                                                   -------------       -------------        -------------
 Total deferred income tax assets and

         Liabilities                               $        -          $         -          $        -

       At September 30, 1997, the Company had approximately $22,320,384 of net operating loss carryforwards for federal tax purposes which will expire beginning in 2004 and continue through the year 2012. The Company also had state net operating losses at September 30, 1997. The Company has established a valuation allowance for the federal and state net operating losses of $8,943,370, $8,012,066 and $3,825,567 as of September 30, 1997, 1996 and 1995,
respectively. Because of separate return limitations, change in ownership limitations, and the weight of available evidence, it is more likely than not that some portion or possibly all of the net operating losses will not be available for use by the consolidated entities.

8.     STOCK OPTION PLAN:

       In conjunction with the business acquisition described in Note 1, a stock option plan (the Plan) approved by 3CI's previous shareholders in 1992 totaling 500,000 shares remained in effect. The purpose of the Plan is to provide additional incentives to officers and employees of the Company who are primarily responsible for the management and growth of the Company. Each option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option". The exercise price equals or exceeds the market price as of the grant date. At September 30, 1995, the Company had 230,000 shares outstanding under option for two officers and one former officer of the Company, of which all were exercisable, at option prices of $3.00 to $4.00 per share. During 1995, the Company reduced the total shares available under the plan to 375,000 shares, resulting in 145,000 available for future issuance as of September 30, 1997 and 1996.

       During the years ended September 30, 1997 and 1996, 140,000 of the 230,000 options share described above were canceled and a net of 47,500 option shares were issued. As of September 30, 1997, a total of 137,500 option shares are outstanding and a total of 237,500 option shares are available for issuance under the plan. The outstanding option shares vest monthly over three year period.

9.     CONCENTRATION OF CREDIT RISK:

       The Company's customers are concentrated in the medical industry and, therefore, changes in economic, regulatory and other factors which affect the medical industry may impact the Company's overall credit risk. The Company monitors the status of its receivables including follow-up directly with customers on past due balances.

10.    DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

       SFAS No. 107 (Disclosure of Financial Instruments) requires companies to disclose the fair value of each class of financial instruments for which it is practical to estimate that value and for which the recorded value significantly differs from the fair market value. The Company's primary financial instruments are accounts receivable, notes payable, accounts payable, and accrued liabilities. The fair value of accounts receivable approximates its carrying amount. Because of the absence of availability of alternative financing and the substantial doubt about the Company's ability to continue as a going concern, it is not practical to estimate the fair values of notes payable, accounts payable and accrued liabilities.

11.    RELATED PARTY TRANSACTIONS:

       In April 1995, WSI purchased an additional 416,667 shares of 3CI common stock in consideration for the conversion by WSI of a $1,000,000 non-interest-bearing cash advance made by WSI to the Company in November 1994 ($2.40 per share).

       In February, March, May, and July 1995, WSI made additional cash advances of $4,100,000 to the Company.

       In February, March, April, May and July 1995, WSI made non-interest bearing cash advances totaling $4,100,000 to the Company. In June 1995, the Company executed a $6,000,000 revolving promissory note, to be funded at the discretion of WSI, which was utilized to repay the advances not converted to common stock. This Revolving Promissory Note was renegotiated in September 1995 increasing the total available to $8,000,000 including interest with the principal portion not to exceed $7,400,000.

       Since September 30, 1996, WSI has made additional cash advances to the Company totaling $960,000 including interest. Due to the additional cash advances that have been made in excess of the principal in the original promissory note, the Company entered into a second Revolving Credit Facility of $2.7 million including deferred interest, dated December 20, 1996 with maturity date of February 28, 1997. The Promissory Note dated September 30, 1995 has a due date of December 31, 1996 of which the Company has requested from and received a 30 day extension until January 31, 1997 to discuss with WSI on the possibility of restructuring the terms of the Revolving Promissory Note.

       In June 1997, Waste Systems, Inc., converted $7,000,000 of their Promissory Note with 3CI Complete Compliance Corporation to Preferred Stock. The Company issued 1,000,000 shares of Series A cumulative convertible preferred stock, with no par value, at $7.00 per share or $7,000,000 million, to Waste Systems, Inc., the Company's majority shareholder. The preferred shares have cumulative dividends from the second anniversary of the original issuance date of the Series A Preferred Stock, at the rate of $.05775 per share per annum, and no more, payable quarterly on the 15th day of July, October, January and April of each year, commencing with a payment on July 15, 1999, accrued from the second anniversary of the original issuance date of the Series A Preferred Stock. Such dividends shall be cumulative from the second anniversary of the original issuance date of the Series A Preferred Stock. Accruals of dividends shall not bear interest.

       In April 1995, WSI purchased an additional 416,667 shares of Common Stock in consideration for the conversion by WSI of a $1,000,000 non-interest-bearing cash advance made by WSI to the Company in November 1994 ($2.40 per share).

       In February, March, April, May and July 1995, WSI made additional cash advances of $4,100,000 to the Company.

       In February 1995, the Company expensed approximately $310,000 for certain services provided to the Company and for reimbursement of expenses incurred on behalf of the Company.

       Through 1996 and 1997, the Company shared certain facilities, personnel and administrative services with WSI. The related costs allocated to the Company were based on management's estimates of time expended by personnel on, or benefit received by, periods.

       The Company had loans from WSI, its majority shareholder, outstanding during 1997, 1996 and 1995. Related interest expense in the amount of $698,248, $585,468, and $157,500 was recorded for the years ended September 30, 1997, September 30, 1996, and September 30, 1995, respectively.

       During 1996, the Company has made purchases of business forms with a company owned by the father of Curtis W. Crane, the Chief Financial Officer of the Company. Payments to the business forms company during fiscal year ended September 30, 1996 and 1997, totaled $22,000 and $62,000, respectively.

12.    INTANGIBLE ASSET WRITE-OFF

       In fiscal 1996, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. An evaluation of the fair value of the assets associated with the Company's operations resulted in the determination that certain intangible assets were impaired. The impaired assets were written down by $11,385,328. Fair value was based on the estimated future cash flows to be generated by these intangible assets. This write down is included in the "Write off of Intangibles" amount for fiscal 1996 on the Consolidated Statements of Operations. During the fiscal year of 1995, the Company's majority shareholder sent an advisor to the company to review ongoing operations of the company and to make recommendations as to achieve profitability. From this review the Company developed specific detail plans for it's fiscal year end September 1996. In September 1995, management put together a business plan for the fiscal year ended September 30, 1996. The Board of Directors reviewed the plan in detail and after thorough consideration in every aspect, the plan was approved by the Board of Directors. The Chairman of the Board met with key operating personnel and officers of the Company to discuss the actions to be taken. Additionally the board installed a new officer to oversee the operations and implementation of its plan. The business plan for the fiscal year ended September 30, 1996, included cost reductions and a small amount of price increases. As the fiscal year began to develop key operating objectives of the business plan were not being achieve. In one of the company's key operating territories (Houston, Texas), a competitor opened a treatment facility that significantly increased the capacity to treat waste and by the competitors desire to fill the capacity, the competitor began deep discounting pricing to fill the capacity of the new treatment facility. Also, the Company did not bring it's newly constructed incinerator into full operational use until March 1996, the business plan had projected the incinerator to be fully operational in January 1996. As the losses continued, the Company prepared a forecast based on the best available business information. This forecast was prepared in the fourth quarter of 1996. Because of the forecasted continued losses it became apparent that an impairment of long-lived assets had occurred.

13.    COMMITMENTS AND CONTINGENCIES

       In May 1995, a group of minority stockholders of the Company, including Patrick Grafton, former Chief Executive Officer of the Company, acting individually and purportedly on behalf of all minority stockholders, and on behalf of the Company, filed suit in James T. Rash, et al v. Waste Systems, Inc., et al., No. 95-024912 in the District Court of Harris County, Texas, 129th Judicial District, against the Company, WSI and various directors of the Company. The plaintiffs have alleged minority stockholder suppression, breach of fiduciary duty and breach of contract and "thwarting of reasonable expectations" and have demanded an accounting, appointment of a receiver for the sale of the Company, unspecified actual damages and punitive damages of $10 million, plus attorney's fees. In addition, Mr. Grafton has alleged unspecified damages as a result of his removal as an officer and director of the Company and the Company's failure to renew his employment agreement in March 1995 and has alleged that such removal was wrongful and ineffective. The Company's insurer has denied coverage in the lawsuit. The Company has denied all material allegations of the lawsuit and believes that the resolution of this matter, including attorneys fees incurred in the Company's defense could have a material adverse effect on the Company's financial condition. However, the outcome of this cannot be predicted, and an adverse decision in the lawsuit would likely have a material adverse effect on the Company's financial condition and results of operations and cash flows. The Company has reached an agreement in principle with some, but not all, with the plaintiffs for the settlement of this action. The execution of the appropriate documentation to evidence this settlement has been completed and both parties are awaiting court approval which is set for late February 1998. The Company and Mr. Grafton reached a settlement of Mr. Grafton's individual claims relating to his removal as an officer and director of the Company. The terms of the settlement reached between the Company and Mr. Grafton are confidential to both parties. The Company accrued an amount in it's fiscal year ended 1996 and 1995 financial statements which closely approximates the actual settlement.

       In June 1995, the former stockholders of Med-Waste filed suit in James
H. Shepherd, et al v. 3CI Complete Compliance Corporation, et al., No. C.V.-95-1441-1 in the Circuit Court of Hot Springs County, Arkansas, against the Company and various current and former officers and directors of the Company. Plaintiffs have alleged violations of federal and state securities laws, breach of contract, common law fraud and negligence in connection with the acquisition of Med-Waste by the Company and have demanded rescission, restitution, unspecified actual damages and punitive damages of $10 million, plus attorney's fees. The case was transferred to the United States District Court of the Western District of Arkansas, Hot Springs Division and in November 1996 was subsequently transferred to the United States District Court for the Western District of Louisiana. The parties, other than Patrick Grafton, former Chief Executive Officer of the Company, have agreed to settle the suit in consideration for the issuance by the Company to the plaintiffs of 250,000 shares of Common Stock and the payment by the Company to the plaintiffs of 20% to 55% of the pre-tax profits, as defined, attributable to the assets previously acquired from Med-Waste until such time as the shares of Common Stock held by the plaintiffs become freely tradable and the market price of the Common Stock averages at least $2.50 over a period of 42 consecutive days. In addition, the Company and WSI have agreed to repurchase the shares of Common Stock held by the plaintiffs for $2.50 per share in certain events, including the bankruptcy of the Company or in the event WSI ceases to be the largest beneficial holder of the Common Stock. The obligations of the Company to the plaintiffs are secured by a security interest in most of the assets of the Company, and WSI has agreed to subordinate its loans to the Company, and all related security interests, to the obligations, and the related security interests, of the Company to the plaintiffs. This matter has been settled by the parties and was dismissed in its entirety on July 31, 1997, by order of the court.

       The Company accrued $250,000 in expenses, which is reflected in its September 30, 1995, financial statements, relating to the settlement of the Med-Waste lawsuit.

       In connection with an auto accident in July 1996, two suits have been filed against the Company. Ryan O'Neil Youmans & Anita Youmans v. American 3CI, et al, No. CV9604899, was filed in the Circuit Court of Jefferson County, Alabama, in August 1996. Jimmy R. Whitfield & Rhonda Whitfield v. Paul Bronger, American 3CI, et al., No. CV-96-847, was filed in the Circuit Court of Shelby County, Alabama in November of 1996. These proceedings have been settled by the Company's insurance carrier and the related expenditure to the Company are reflected in the current year financial statements. The resolution to these lawsuits did not a material effect on the Company's financial condition, results of operations and cash flows.

       On or about March 10, 1997, the Company commenced arbitration proceedings before the American Arbitration Association in Houston, Texas, against River Bay Corporation and Marlan Baucum seeking to set aside a Purchase Agreement entered into between those parties on or about October 10, 1994, together with ancillary agreements pertaining thereto. The company was seeking damages and/or to set aside the Purchase Agreement and collateral agreements, including a Put Option Agreement which, if otherwise enforceable, would require the payment by the Company of approximately $1,700,000 for 565,500 shares of 3CI common stock. On or about May 10, 1997, the Company filed a Petition of Arbitration in Suit No. 422,107 of the First Judicial District Court, Caddo Parish, Louisiana, naming River Bay Corporation and Marlan Baucum as defendants therein. This lawsuit seeks an injunction and stay of all judicial and extra-judicial proceedings pursuant to the Put Agreement until such time as the arbitration is completed. This action was removed by the defendants to the U.S. District Court for the Western District of Louisiana, Shreveport Division in Civil Action No. 97-0578.

       In response, on April 9, 1997, Bank of Raleigh and Smith County Bank, assignees of certain rights under the Purchase Agreement, commenced a complaint for a declaratory and monetary relief in the U.S. District Court for the Southern District of Mississippi, Jackson, Division in Civil Action No. 3:97cv249BN. The Bank of Raleigh and Smith County Bank have prayed declaratory judgment declaring the arbitration provision in the Purchase Agreement to be not binding upon the said banks, declaratory judgment declaring the claims of 3CI against River Bay to be subordinate to the claims of the banks, for unspecified compensatory damages and for punitive damages for least $1,000,000. The District Court has stayed this action as well, pending arbitration. In this action the Bank of Raleigh and Smith County

Bank proceeded to collect the Company's accounts receivable in the River Bay division as it was used as collateral in the Purchase Agreement, they collected
approximately $463,000, through October 14, 1997.   The parties have agreed to
settle the suit in consideration for the Company to repurchase the remaining 565,500 shares of common stock related to the put option for $816,364. The outcome of this lawsuit will not have a material adverse effect on the Company's financial position, result of operations and net cash flows.

       The Company is subject to certain other litigation and claims arising in the ordinary course of business. In the opinion of management of the Company, the amounts ultimately payable, if any, as a result of such litigation and claims will not have a materially adverse effect on the Company's financial position or results of operations.

       The Company operates within the regulated medical waste disposal industry which is subject to intense governmental regulation at the federal, state and local levels. The Company believes it is currently in compliance in all material respects with all applicable laws and regulations governing the medical waste disposal business. However, continuing expenditures may be required in order for the Company to remain in compliance with existing and changing regulations. Furthermore, because the medical waste disposal industry is predicated upon the existence of strict governmental regulation, any material relaxation of regulatory requirements governing medical waste disposal or of their enforcement could result in a reduced demand for the Company's services and have a material adverse effect on the Company's revenues and financial condition. The scope and duration of existing and future regulations affecting the medical waste disposal industry cannot be anticipated and are subject to changing political and economic pressures.

       At September 30, 1995, the Company had employment agreements with certain key employees providing for compensation of $145,000 and $130,000 for the years ended September 30, 1997 and 1996. These agreements further provide for a bonus based on the achievement of certain performance objectives. For the years ended September 30, 1997, 1996 and 1995, these performance objectives were not achieved.

       At September 30, 1997 and 1996, the Company had certain noncancelable leases, principally for office space and equipment, with various expiration dates. Future minimum rentals under such leases for the following fiscal years aggregate $605,000 for 1998, $353,000 for 1999, $106,000 for 2000, $60,000 for
2001 and $135,000 thereafter.

       The Company granted River Bay Corporation security interests in certain of the assets purchased from River Bay and certain accounts receivable attributable to these purchased assets to secure future debt and the put option.

       The Company has agreed to pay the President of River Bay Corporation approximately $65,000 over a period of 15 months related to the settlement of certain issues. This liability is included in accrued liabilities in the September 30, 1995 and September 30, 1996 balance sheet.

       The Company has committed to reimburse WSI approximately $6,000 per month for services provided and costs incurred by the Company's vice president.

       Mr. Charles D. Crochet serves as President of the Company pursuant to an employment agreement commencing February 1994 and ending September 1995. Mr. Crochet was entitled to a salary of $6,250 per month in February and March 1994, and then $7,500 per month from April through September 1994, increasing to $9,583 per month commencing October 1994 through September 1995. This employment agreement was renegotiated and modified in August 1995, increasing Mr. Crochet's salary to $10,833 per month commencing October 1, 1995 and thereafter increases to $13,333 on October 1, 1997, and continues through May 1998. As an additional incentive to Mr. Crochet under the new employment agreement, Mr. Crochet is eligible for an annual bonus based on Fiscal Year Pre-Tax Profits as a percentage of Revenues. The amount of such annual bonus is based on a percentage between 6% and 10% of an amount determined by the Board of Directors from an approved bonus plan, such actual percentage depending upon the Company's Pre-Tax Profits as a percentage of Revenue.

14.    SUBSEQUENT EVENTS

       The James J. Rash, et al v. Waste Systems, Inc., et al suit (see Note
13) has been settled. Court approval of such settlement was received in February, 1998. Pursuant to the settlement, the Company has agreed to (i) transfer 78,014 shares of its common stock into escrow for later conveyance to the Plaintiffs (ii) issue warrants to the Plaintiffs on the basis of one warrant for every three shares of Common Stock owned (total of 1,002,964 warrants). The warrants entitle them to purchase from the Company additional shares of Common Stock (1,002,964 shares) at a price of $1.50 per share. The warrants may be exercised by the holder thereof at any time with two (2) years from and after the Effective Sale of the Settlement Agreement. (iii) pay $425,000 into an escrow account to pay the Plaintiffs' attorney fees. (iv) obtain SEC approval, if necessary, to convert the 1,000,000 shares of Series A Preferred Stock into 7,000,000 shares of Series B preferred stock.

       As of September 30, 1997, the Company had accrued amounts sufficient to cover the $425,000 payment described in (iii) above.

       The Company, as authorized by the necessary approvals of the board of directors and the Company's majority stockholder, has approved the adoption of an amendment (the "Amendment") to the Company's Certificate of Incorporation, as amended, to (i) increase the authorized preferred stock, without par value ("Preferred Stock"), of the Company from 1,000,000 shares to 16,050,000 shares; and (ii) increase the authorized common stock, par value $.01 per share ("Common Stock"), of the Company from 15,000,000 shares to 40,450,000 shares. The Amendment was adopted to facilitate the conversion of $7,000,000 of debt (the "Debt Conversion") owed by the Company to Waste Systems, Inc. ("WSI"), the Company's largest stockholder, in exchange for 1,000,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the exchange of the Series A Preferred Stock for 7,000,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"), and the conversion of an additional $750,000 of debt owed by the Company to WSI to 750,000 shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock").

       Series A Preferred Stock:

       In June 1997, WSI consummated the Debt Conversion by converting $7,000,000 of debt owed to it by the Company into 1,000,000 shares of Series A Preferred Stock, with no par value, at $7.00 per share or $7,000,000, to WSI, the Company's majority shareholder. The Series A Preferred Stock has cumulative dividends from the second anniversary of the original issuance date of the Series A Preferred Stock, at the rate of $.5775 per share per annum, and no more, payable quarterly on the 15th day of July, October, January and April of each year, commencing with a payment on July 15, 1999, accrued from the second anniversary of the original issuance date of the Series A Preferred Stock. Accruals of dividends shall not bear interest.

       The shares of Series A Preferred Stock may be redeemed at any time on or after the second anniversary of the original issuance date of the Series A Preferred Stock at the option of the Company in whole or, from time to time, in part, in any such case at a per share redemption price equal to $7.00, plus accrued dividends, if any. In case of redemption of only a part of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by lot.

       Subject to certain adjustments, the Series A Preferred Stock may be converted at any time on or after the second anniversary of the original issuance thereof into full shares of Common Stock of the Company based on a Conversion Rate of Series A Preferred Stock to Common Stock equal to $7.00 divided by the Market Price of the Common Stock on the date of the related Conversion Notice.

       Except as otherwise required by law or expressly provided for below, the holders of Series A Preferred Stock shall have no voting rights. If and when the Company shall be in default in the payment of dividends on the Series A Preferred Stock, and such default continues for a period of two fiscal quarters, then the holders of the outstanding shares of Series A Preferred Stock, voting separately as a single class, shall become entitled to elect two directors of the Company, such additional directors to serve in addition to the directors then in office.

       Series B and Series C Preferred Stock:

       Upon filing and approval of the Amendment, the Company will designate 7,000,000 shares as Series B Preferred Stock and exchange them for the 1,000,000 shares of Series A Preferred Stock. On February 23, 1998, the Nasdaq Small-Cap Market capital surplus requirement for continued listing was increased to $2,000,000 (the "New Capital Surplus Requirement"). To meet the New Capital Surplus Requirement, on February 19, 1998, the Company and WSI agreed to convert an additional $750,000 of debt owed to WSI by the Company into 750,000 shares of Series C Preferred Stock to be designated and issued to WSI after the Amendment is filed and approved. After the debt conversion, the Company would have a capital surplus in excess of $2 million and, therefore, the Company would be in compliance with the New Capital Surplus Requirement.

       The Series B or Series C Preferred Stock will have cumulative dividends from the second anniversary of the original issuance date of the Series B or Series C Preferred Stock, at the rate of $.0825 per share per annum, and no more, payable quarterly on the 15th day of July, October, January and April of each year, commencing with a payment on July 15, 1999, accrued from the second anniversary of the original issuance date of the Series B or Series C Preferred Stock. Accruals of dividends shall not bear interest. The Series B or Series C Preferred Stock may be converted at any time on or after the second anniversary of the original issuance thereof, in whole but not in part, into full shares of Common Stock of the Company with a Market Price (defined below) of $7,000,000 for Series B or $750,000 for Series C based on a conversion rate determined by (i) dividing $7,000,000 for Series B or $750,000 for Series C by the Market Price of the Common Stock on the date of the related Conversion Notice (defined below), (ii) plus an amount of cash determined by subtracting the quotient calculated in (i) and subtracting from $7,000,000 for Series B or $750,000 for Series C; provided however, that at the option of the holder, the holder may convert the Series B or Series C Preferred Stock into solely that number of shares of Common Stock determined as provided in (i), and forego obtaining the additional Common Stock issuable as calculated in (ii), subject to certain adjustments of the conversion rate for subdivision or combination of the Common Stock.

       To convert Preferred Stock into Common Stock, a holder of Preferred Stock shall send to the Secretary of the Company a dated notice (a "Conversion Notice") setting forth the number of shares of Preferred Stock to be converted, along with the certificate representing the Preferred Stock to be converted.

       Market Price means (i) the closing sale price on the date of a Conversion Notice of a share of Common Stock as reported on the principal securities exchange on which the shares of Common Stock are then listed or admitted to trading or (ii) if not so listed, the average of the closing bid and ask prices for a share of Common Stock on that date as quoted on the Nasdaq National Market System or Nasdaq Small-Cap Market or (iii) if not quoted on Nasdaq, the average of closing bid and ask price for a share of Common Stock as quoted by the National Quotations Bureau's pink sheets or the National Association of Securities Dealer's OTC Bulletin Board System. If the price of a share of Common Stock shall not be so quoted, "Market Price" shall mean the fair market value of a share of Common Stock as determined by an investment banking firm, with expertise in the Corporation's area of business, appointed by the judge of the 269th Judicial District Court, Harris County, Texas.

       The shares of Series B or C Preferred Stock may be redeemed at any time on or after the second anniversary of the original issuance date of the Series B or C Preferred Stock at the option of the Company in whole or, from time to time, in part, in any such case at a per share redemption price equal to $1.00, plus accrued dividends, if any. In case of redemption of only a part of the Series B or C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by lot.

       Any shares of the Series B or C Preferred Stock redeemed, purchased or otherwise acquired by the Company or converted into Common Stock shall be deemed retired and shall be canceled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Company.

       All shares of Series B or C Preferred Stock that have not been redeemed or converted into Common Stock on or before the fifth anniversary of the original issuance of the Series B Preferred Stock shall automatically without further action of the Company or any holder of Series B or C Preferred Stock, be converted into Common Stock based on the Conversion Rate then in effect.

       Except as otherwise required by law or expressly provided for below, the holders of Series B Preferred Stock shall have no voting rights. Except as otherwise required by law, the holders of Series C Preferred Stock shall have no voting rights. If and when the Company shall be in default in the payment of dividends on the Series B Preferred Stock, and such default continues for a period of two fiscal quarters, then the holders of the outstanding shares of Series B Preferred Stock, voting separately as a single class, shall become entitled to elect two directors of the Company, such additional directors to serve in addition to the directors then in office.

       The Company has filed the Registration Statement (Form S-1) with the Securities and Exchange Commission to register 1,518,434 additional shares of its Common Stock. On about February 27, 1998, an Information Statement was mailed to the Company's stockholders informing them of the previous approval by the board of directors of the company of the corporate actions referred to above and their subsequent adoption by the majority stockholder of the Company.

                      3CI COMPLETE COMPLIANCE CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS


================================================================================


                                                                           ADDITIONS
                                                       BALANCE AT         CHARGED TO       CHARGED TO      BALANCE AT
                                                      BEGINNING OF         COSTS AND          OTHER          END OF
                  CLASSIFICATION                         PERIOD            EXPENSES         ACCOUNTS         PERIOD
                  --------------                      ------------        ----------        ---------      ----------
 For the year ended September 30, 1997:
         Allowance for doubtful accounts             $    990,994        $  212,867        $(328,717)     $  875,144
                                                     ============        ==========        =========      ==========
 For the year ended September 30, 1996:
         Allowance for doubtful accounts             $  1,283,269        $  380,256        $(672,531)     $  990,994
                                                     ============        ==========        =========      ==========
 For the year ended September 30, 1995:
         Allowance for doubtful accounts             $    573,567        $  838,209        $(128,507)     $1,283,269
                                                     ============        ==========        =========      ==========


   The accompanying notes are an integral part of these financial statements.

                      3CI COMPLETE COMPLIANCE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                                  1997              1997
                                                                              -------------     -------------
                       ASSETS
 Current Assets:                                                              $        --       $       --

         Cash and cash equivalents
         Restricted cash                                                               --               --
         Accounts receivable, net allowances of $836,272 and $875,144
                at December 31, 1997 and September 30, 1997, respectively         2,991,378          3,559,091
         Inventory                                                                   58,152             71,886
         Other current assets                                                       176,987            440,373
                                                                              -------------      -------------
                Total current assets                                              3,226,517          4,071,350
                                                                              -------------      -------------
 Property, plant and equipment, at cost                                          11,096,459         10,927,159
         Accumulated depreciation                                                (2,712,327)        (2,477,411)
                                                                              -------------      -------------
                Net property, plant and equipment                                 8,384,132          8,449,748
                                                                              -------------      -------------
 Excess of cost over net assets acquired, net of accumulated amortization of $81,238 and $74,988 at December 31, 1997
                and September 30, 1997, respectively                                355,993            362,243

 Other intangible assets, net of accumulated amortization of $167,752
 and $149,104 at December 31, 1997 and September 30, 1997, respectively             255,627            274,264
                                                                              -------------      -------------


                Total assets                                                  $  12,222,269     $   13,157,605
                                                                              =============     ==============

 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

 Current Liabilities:
         Bank overdrafts                                                      $      24,176     $      156,880
         Notes payable                                                               38,794            217,525
         Current portion of long-term debt, unaffiliated lenders                  1,330,396          1,373,617
         Accounts payable                                                         1,535,526          1,034,924
         Accounts payable, affiliated companies                                     409,156            391,156
         Accrued liabilities                                                      1,416,118          2,188,697
         Note payable majority shareholder                                        4,948,746          4,844,217
                                                                              -------------      -------------
                Total current liabilities                                         9,702,912         10,207,016
                                                                              -------------      -------------
 Long-term debt unaffiliated lenders, net of current portion                        685,003            986,467
                                                                              -------------      -------------
                Total liabilities                                                10,387,915         11,193,483
                                                                              -------------      -------------
 Shareholders' Equity (deficit);
         Preferred stock, no par value, authorized 1,000,000 shares;
                issued and outstanding 1,000,000 at December 31, 1997 and
                September 30, 1997, respectively                                  7,000,000          7,000,000
         Treasury Stock                                                              (7,065)
         Common Stock, $0.01 par value, authorized 15,000,000 shares;
                issued and outstanding 9,154,811 at December 31, 1997 and
                September 30, 1997, respectively                                     91,549             91,549
         Additional Paid-in capital                                              20,182,543         20,182,543
         Accumulated deficit                                                    (25,432,673)       (25,309,970)
                                                                              -------------      -------------
                Total Shareholders' equity (deficit)                              1,834,354          1,964,122
                                                                              -------------      -------------
                Total liabilities and shareholders' equity (deficit)          $  12,222,269     $   13,157,605
                                                                              =============     ==============

                      3CI COMPLETE COMPLIANCE CORPORATION
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              FOR THE THREE         FOR THE THREE
                                                               MONTHS ENDED          MONTHS ENDED
                                                               DECEMBER 31,           DECEMBER 31,
                                                                   1997                  1996
                                                              --------------         -------------
 Revenues                                                     $    4,600,534         $   4,673,658

 Expenses:
         Cost of Services                                          3,437,167             3,499,959
         Depreciation and Amortization                               294,979               357,923
         Selling, general and administrative                         767,959               836,970
                                                              --------------         -------------
         Net income (loss) from Operations                    $      100,439         $     (21,194)

 Other Income (expense):
         Interest and other expense                                 (223,131)             (324,382)
                                                              --------------         -------------
 Loss before income taxes and accretion of stock put                (122,702)             (345,576)
                                                              --------------         -------------
 Income taxes                                                             --                    --
                                                              --------------         -------------
 Net loss                                                     $     (122,702)        $    (345,576)
                                                              ==============         =============
 Weighted average shares outstanding                               9,153,833             9,034,811
                                                              ==============         =============
 Net loss per common share                                    $        (0.01)        $       (0.04)
                                                              ==============         =============

   The accompanying notes are an integral part of these financial statements.

                      3CI COMPLETE COMPLIANCE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                               FOR THE THREE         FOR THE THREE
                                                                               MONTHS ENDED          MONTHS ENDED
                                                                                DECEMBER 31,          DECEMBER 31,
                                                                                   1997                   1996
                                                                               --------------        --------------
 Cash flow from operating activities:
         Net loss                                                                 (122,702)              (345,576)
         Adjustments to reconcile net loss to net cash
         provided by (used in) operating activities:
         (Gain) loss on disposal of fixed and intangible assets                     34,888                   --
         Depreciation and amortization                                             294,979                357,923
         Unpaid interest included in long-term debt

         Change in assets and liabilities, net

                (Increase) decrease in accounts                                    567,713             (1,395,304)
                receivable, net                                                     13,734                (36,940)
                (Increase) decrease in inventory                                   263,386                144,547
                (Increase) decrease in prepaid expenses                            500,602                400,364
                Increase (decrease) in accounts payable                             18,000                 18,000
                Increase (decrease) in accounts payable,
                       affiliated companies                                       (772,579)              (160,898)
                                                                               --------------        --------------
                Increase (decrease) in accrued liabilities
                       Total adjustments to net loss                               920,723               (672,308)
                                                                               --------------        --------------
                       Net cash provided by (used in) operating activities         798,021             (1,017,884)
                                                                               --------------        --------------

 Cash flow from investing activities:
         Proceeds from sale of property, plant and equipment                        22,325                 16,083
         Purchase of property, plant and equipment                                (261,690)              (232,536)
                                                                               --------------        --------------
                       Net cash used in investing activities                      (239,365)              (216,453)
                                                                               --------------        --------------
         Cash flow from financing activities:
                Increase (decrease) in bank overdrafts                            (132,704)               387,695
                Proceeds from issuance of notes payable                               --                     --
                Principal reduction of notes payable                              (178,731)              (144,449)
                Reduction of long-term debt, unaffiliated lenders                 (344,685)              (300,437)
                Repurchase of treasury stock                                        (7,065)
                Proceeds from issuance of note payable to majority                    --                1,096,000
                       shareholders
                Unpaid interest added to note payable to majority
                       shareholders                                                104,529                195,528
                                                                               --------------        --------------
 Net decrease in cash and cash equivalents                                            --                     --
                                                                               ==============        ==============
 Cash and cash equivalents, beginning of period                                       --                     --
                                                                               --------------        --------------
 Cash and cash equivalents, end of period                                      $      --            $        --
                                                                               ==============        ==============

                      3CI COMPLETE COMPLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                  (UNAUDITED)

(1)    ORGANIZATION AND BASIS OF PRESENTATION

       3CI Complete Compliance Corporation (the Company or 3CI), a Delaware Corporation, is engaged in the collection, transportation and incineration of biomedical waste in the southeastern and southwestern United States. In February 1994, subsidiaries of 3CI acquired all the assets and business operations of American Medical Transports Corporation (AMTC), an Oklahoma corporation, and A/MED, Inc. (A/MED), a Delaware corporation. Both AMTC and A/MED were engaged in businesses similar to that of 3CI. Waste Systems, Inc.
(WSI), a Delaware corporation, was the majority shareholder of both AMTC and A/MED (the Companies). Additionally, in February 1994, WSI purchased 1,255,182 shares of 3CI common stock from American Medical Technologies (AMOT).

       As a result of the transactions described above, WSI became the majority shareholder of 3CI immediately following the acquisition of AMTC and A/MED.
For accounting purposes, AMTC and A/MED were considered the acquirer in a reverse acquisition. The combined financial statements of AMTC and A/MED are the historical financial statements of the Company for periods prior to the date of the business acquisition. Historical combined shareholders' equity of AMTC and A/MED has been retroactively restated for the equivalent number of 3CI shares received for the assets and business operations of AMTC and A/MED, and the combined accumulated deficit of AMTC and A/MED has been carried forward.

THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED, WITHOUT AUDIT, BY THE COMPANY PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. AS APPLICABLE UNDER SUCH REGULATIONS, CERTAIN INFORMATION AND FOOTNOTE DISCLOSURES NORMALLY INCLUDED IN FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES HAVE BEEN CONDENSED OR OMITTED. THE COMPANY BELIEVES THAT THE PRESENTATION AND DISCLOSURES HEREIN ARE ADEQUATE TO MAKE THE INFORMATION NOT MISLEADING AND THE FINANCIAL STATEMENTS REFLECT ALL ADJUSTMENTS AND ARE OF A NORMAL RECURRING NATURE WHICH ARE NECESSARY FOR A FAIR PRESENTATION OF THESE FINANCIAL STATEMENTS. THESE FINANCIAL STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

(2)    NET INCOME (LOSS) PER COMMON SHARE

       Net income (loss) per common share was computed by dividing net income
(loss) for each quarterly period by the weighted average number of common shares outstanding for each period. In October 1994, the Company acquired substantially all the assets and assumed certain liabilities of River Bay Corporation. The 565,500 shares that remain issued in connection with the acquisition of River Bay have been excluded from weighted average shares outstanding. In conjunction with the business acquisition with respect to AMTC and A/MED the weighted average shares outstanding have been retroactively restated for reverse acquisition accounting to reflect the equivalent shares based on the conversion ratio established in the merger transaction. The effect of stock options and warrants is antidilutive and is therefore not considered in the calculation of net loss per common share.

(3)    BUSINESS CONDITIONS

       The Company has consistently suffered losses for the past several fiscal years, and losses have continued in fiscal 1998. As of December 31, 1997, the Company has a working capital deficit of $6,476,395, but a positive
shareholders equity of $1,834,354.   The Company has historically relied on
Waste Systems, Inc. ("WSI"), the Company's majority stockholder, for funding, and such support was again necessary in fiscal 1997. In the absence of the Company being able to secure third party financing, WSI agreed to provide the Company with a revolving credit facility of $8 million, the Promissory Note dated September 30, 1995, including deferred interest with cash advances not to exceed $7.4 million, of which $4.8 million including deferred interest and $4.9 million including deferred interest has been drawn as of September 30, 1997, and December 31, 1997. During the fiscal year ended September 30, 1996, WSI made additional cash advances that have were in excess of the principal in the original promissory note, the Company entered into a second Revolving Credit Facility of $2.7 million including deferred interest, dated December 20, 1996 with maturity date of February 28, 1997. It is the intent of WSI and 3CI that this Revolving Promissory Note shall evidence all sums owing by 3CI to WSI to the extent that such sums represent advances of funds to 3CI in excess of the maximum limits fixed under that certain $8,000,000 Revolving Promissory Note dated September 30, 1995. The Promissory Note dated September 30, 1995 had a due date of December 31, 1996 of which the Company has requested from and received an extension to discuss with WSI on the possibility of restructuring the terms of the Revolving Promissory Note. In February 1997, the Company received a letter from the NASDAQ Stock Market, Inc. regarding the Company's failure to meet listing requirements. These requirements include maintaining a minimum capital and surplus of at least $1,000,000 and a minimum bid price of $1.00. While the Company remained out of compliance with this requirement, the NASDAQ allowed the Company to remain listed with an exception added to it's trading symbol. The NASDAQ Stock Market gave the Company until June 25, 1997, to meet the listing requirement. In June 1997, WSI converted $7,000,000 of debt into 1,000,000 shares of 3CI preferred stock. This conversion allowed the Company to meet the listing requirement of the NASDAQ Stock Market, Inc. On June 26, 1997, the NASDAQ Stock Market Inc. informed the Company that it had been found to be in compliance with all requirements necessary to for continued listing on the exchange, the exception to it's trading symbol has been removed. In connection with the conversion of debt to preferred stock, WSI canceled the Revolving Credit Facility of $2.7 million dated December 20, 1996, with a maturity date of February 28, 1997, which had been previously extended to June 30, 1997. The conversion has also resulted in the reduction of the outstanding indebtedness of the Promissory Note dated September 30, 1995. During the fiscal years ended September 30, 1997, 1996 and 1995 WSI has made cash advances to the Company of $2,303,000, $4,000,000 and $4,100,000. Since the year ended September 30, 1997, the Company has not requested nor received any cash advances from WSI. WSI is under no obligation to provide additional advances and could demand payment on the debt at any time. During the fiscal year of 1997 and continuing into fiscal 1998, the Company has begun to have discussions with third party lenders to obtain an alternative source of financing apart from WSI. In the event the Company and WSI do not come to a resolution on the restructuring of the note and the Company is unable to obtain alternative financing, there can be no assurance that the Company will be able to meet its obligations as they become due or realize the recorded value of its assets and would likely be forced to seek bankruptcy protection.

       The nature and level of competition in this industry have remained at a high level for several years. This condition has produced aggressive price competition and results in pressure on profit margins. The Company competes against companies which may have access to greater capital resources. In order to compete in this industry on a long-term basis and fully realize its business strategy, the Company will require additional and continued financing and other assistance from its current shareholders and if available, from outside sources. There is no assurance that adequate funds for these purposes will be available when needed or, if available, on terms acceptable to the Company.

(4)    COMMITMENTS AND CONTINGENCIES

       In May 1995, a group of minority stockholders of the Company, including Patrick Grafton, former Chief Executive Officer of the Company, acting individually and purportedly on behalf of all minority stockholders, and on behalf of the Company, filed suit in James T. Rash, et al v. Waste Systems, Inc., et al, No. 95-024912 in the District Court of Harris County, Texas, 129th Judicial District, against the Company, WSI and various directors of the Company. The plaintiffs have alleged minority stockholder suppression, breach of fiduciary duty and breach of contract and "thwarting of reasonable expectations" and have demanded an accounting, appointment of a receiver for the sale of the Company, unspecified actual damages and punitive damages of $10 million, plus attorney's fees. In addition, Mr. Grafton has alleged unspecified damages as a result of his removal as an officer and director of the Company and the Company's failure to renew his employment agreement in March 1995 and has alleged that such removal was wrongful and ineffective. The Company's insurer has denied coverage in the lawsuit. The Company has denied all material allegations of the lawsuit and believes that the resolution of this matter, including attorneys fees incurred in the Company's defense could have a material adverse effect on the Company's financial condition. However, the outcome of this cannot be predicted, and an adverse decision in the lawsuit would likely have a material adverse effect on the Company's financial condition and results of operations and cash flows. The Company has reached an agreement in principle with some, but not all, of the plaintiffs for the settlement of this action. The execution of the appropriate documentation to evidence this settlement has been completed and both parties are awaiting court approval which is set for late February 1998. The Company and Mr. Grafton reached a settlement of Mr. Grafton's individual claims relating to his removal as an officer and director of the Company. The terms of the settlement reached between the Company and Mr. Grafton are confidential to both parties. The Company accrued an amount in it's fiscal year ended 1996 and 1995 financial statements which closely approximates the actual settlement.

       In June 1995, the former stockholders of Med-Waste filed suit in James
H. Shepherd, et al v. 3CI Complete Compliance Corporation, et al, No. C.V.-95-1441-1 in the Circuit Court of Hot Springs County, Arkansas, against the Company and various current and former officers and directors of the Company. Plaintiffs have alleged violations of federal and state securities laws, breach of contract, common law fraud and negligence in connection with the acquisition of Med-Waste by the Company and have demanded rescission, restitution, unspecified actual damages and punitive damages of $10 million, plus attorney's fees. The case was transferred to the United States District Court of the Western District of Arkansas, Hot Springs Division and in November 1996 was subsequently transferred to the United States District Court for the Western District of Louisiana. The parties, other than Patrick Grafton, former Chief

Executive Officer of the Company, have agreed to settle the suit in consideration for the issuance by the Company to the plaintiffs of 250,000 shares of Common Stock and the payment by the Company to the plaintiffs of 20% to 55% of the pre-tax profits, as defined, attributable to the assets previously acquired from Med-Waste until such time as the shares of Common Stock held by the plaintiffs become freely tradable and the market price of the Common Stock averages at least $2.50 over a period of 42 consecutive days. In addition, the Company and WSI have agreed to repurchase the shares of Common Stock held by the plaintiffs for $2.50 per share in certain events, including the bankruptcy of the Company or in the event WSI ceases to be the largest beneficial holder of the Common Stock. The obligations of the Company to the plaintiffs are secured by a security interest in most of the assets of the Company, and WSI has agreed to subordinate its loans to the Company, and all related security interests, to the obligations, and the related security interests, of the Company to the plaintiffs. This matter has been settled by the parties and was dismissed in its entirety on July 31, 1997, by order of the court.

       In connection with an auto accident in July 1996, two suits have been filed against the Company. Ryan O'Neil Youmans & Anita Youmans v. American 3CI, et al, No. CV9604899, was filed in the Circuit Court of Jefferson County, Alabama, in August 1996. Jimmy R. Whitfield & Rhonda Whitfield v. Paul Bronger, American 3CI, et al. No. CV-96-847, was filed in the Circuit Court of Shelby County, Alabama in November of 1996. These proceedings have been settled by the Company's insurance carrier and the related expenditure to the Company are reflected in the current year financial statements. The resolution to these lawsuits did not a material effect on the Company's financial condition, results of operations and cash flows.

       On or about March 10, 1997, the Company commenced arbitration proceedings before the American Arbitration Association in Houston, Texas, against River Bay Corporation and Marlan Baucum seeking to set aside a Purchase Agreement entered into between those parties on or about October 10, 1994, together with ancillary agreements pertaining thereto. The company was seeking damages and/or to set aside the Purchase Agreement and collateral agreements, including a Put Option Agreement which, if otherwise enforceable, would require the payment by the Company of approximately $1,700,000 for 565,500 shares of 3CI common stock. On or about May 10, 1997, the Company filed a Petition of Arbitration in Suit No. 422,107 of the First Judicial District Court, Caddo Parish, Louisiana, naming River Bay Corporation and Marlan Baucum as defendants therein. This lawsuit seeks an injunction and stay of all judicial and extra-judicial proceedings pursuant to the Put Agreement until such time as the arbitration is completed. This action was removed by the defendants to the U.S. District Court for the Western District of Louisiana, Shreveport Division in Civil Action No. 97-0578.

       In response, on April 9, 1997, Bank of Raleigh and Smith County Bank, assignees of certain rights under the Purchase Agreement, commenced a complaint for a declaratory and monetary relief in the U.S. District Court for the Southern District of Mississippi, Jackson, Division in Civil Action No. 3:97cv249BN. The Bank of Raleigh and Smith County Bank have prayed declaratory judgment declaring the arbitration provision in the Purchase Agreement to be not binding upon the said banks, declaratory judgment declaring the claims of 3CI against River Bay to be subordinate to the claims of the banks, for unspecified compensatory damages and for punitive damages for least $1,000,000. The District Court has stayed this action as well, pending arbitration. In this action the Bank of Raleigh and Smith County Bank proceeded to collect the Company's accounts receivable in the River Bay division as it was used as collateral in the Purchase Agreement, they collected approximately $463,000,
through October 14, 1997.   The parties have agreed to settle the suit in
consideration for the Company to repurchase the remaining 565,500 shares of common stock related to the put option. The outcome of this lawsuit will not have a material adverse effect on the Company's financial position, result of operations and net cash flows.

       The Company is subject to certain other litigation and claims arising in the ordinary course of business. In the opinion of management of the Company, the amounts ultimately payable, if any, as a result of such litigation and claims will not have a materially adverse effect on the Company's financial position or results of operations.

       The Company operates within the regulated medical waste disposal industry which is subject to intense governmental regulation at the federal, state and local levels. The Company believes it is currently in compliance in all material respects with all applicable laws and regulations governing the medical waste disposal business. However, continuing expenditures may be required in order for the Company to remain in compliance with existing and changing regulations. Furthermore, because the medical waste disposal industry is predicated upon the existence of strict governmental regulation, any material relaxation of regulatory requirements governing medical waste disposal or of their enforcement could result in a reduced demand for the Company's services and have a material adverse effect on the

Company's revenues and financial condition. The scope and duration of existing and future regulations affecting the medical waste disposal industry cannot be anticipated and are subject to changing political and economic pressures.

================================================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              --------------------

                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----

Summary ....................................................      1
Summary Financial Information ..............................      3
Risk Factors ...............................................      4
Dividend Policy ............................................      8
Use of Proceeds ............................................      8
Price range of Common Stock ................................      8
Capitalization .............................................      9
Selected Financial Data ....................................     10
Management's Discussion and Analysis of
  Financial Condition and Results of Operations ............     11
Business ...................................................     17
Management .................................................     26
Summary Compensation Table 27
Certain Transactions .......................................     29
Principal and Selling Stockholders .........................     31
Plan of Distribution .......................................     32
Shares Eligible for Future Sale ............................     33
Description of Capital Stock ...............................     34
Legal Matters ..............................................     35
Experts ....................................................     35
Available Information ......................................     35
Index to Financial Statements ..............................     F-1

================================================================================

                                     SHARES


                             3CI COMPLETE COMPLIANCE
                                   CORPORATION



                                  COMMON STOCK




                                 --------------
                                   PROSPECTUS
                                 --------------




                                 APRIL __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee .......................................     $   504
NASDAQ application and listing fees ........................       7,500
Printing and engraving expenses ............................       5,000
Legal fees and expenses ....................................      15,000
Blue Sky fees and expenses (including legal expenses) ......       5,000
Accounting fees and expenses ...............................      10,000
Transfer agent and registrar fees and expenses .............         500
Miscellaneous ..............................................       1,496
                                                                 -------
Total ......................................................     $45,000
                                                                 =======


ITEM 14.
INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (the "DGCL") grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The DGCL also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

The DGCL also provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section

Article X of the Company's By-Laws requires the Company to indemnify its directors, officers, employees and agents in accordance with the DGCL. Article X of the Company's By-Laws also provides that the Company shall indemnify directors, officers, employees and agents of the Company that are involved with actions by or in the right of the Corporation, in accordance with the DGCL. Expenses incurred in defending a civil or criminal action are to be paid in advance, as permitted by the DGCL.

The Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), provides that the personal liability of the Directors of the Company is eliminated to the fullest extent permitted by the DGCL. The Certificate of Incorporation also provides that to the fullest extent permitted by provisions of the DGCL discussed above indemnify any and all persons the Company has the power to indemnify under such section.

ITEM 15.
RECENT SALES OF UNREGISTERED SECURITIES.

In February 1996, the Company issued 83,334 shares to Richard McElhannon, 83,33 shares to James Shepherd and 83,33 shares to Michael Shepherd in connection with the settlement of a lawsuit styled James H. Shepherd et al v. 3CI Complete Compliance Corporation. Such shares were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

In January 1996, the Company issued 94,556 shares to James Shepherd and 50,914 shares to Michael Shepherd in connection with the earnout provision of the original settlement agreement. Such shares were issued in reliance upon exemption from registration under Section 4(2) of the Securities Act.

On July 3, 1997, the Company issued 120,000 shares to Patrick Grafton in connection with the settlement of Mr. Grafton's employment claims. Such shares were issued in reliance upon exemption from registration under Section 4(2) of the Securities Act.

On March 18, 1998, the Company issued 78,014 shares of Common Stock to Klein Bank as escrow agent in connection with settlement of a lawsuit. Such shares were issued in reliance upon the exemption from registration under Section 3(a)(10) of the Securities Act.

On March 18, 1998, the Company issued warrants to purchase 1,002,964 shares of Common Stock in connection with the settlement of a lawsuit. Such warrants were issued in reliance upon the exemption from registration under Section 3(a)(10) of the Securities Act.

ITEM 16.
EXHIBITS.

The following is a list of all the exhibits filed as part of the Registration Statement.

  EXHIBIT
  NUMBER                     IDENTIFICATION OF EXHIBIT
  --------                   -------------------------

    2.1     --  Purchase Agreement and Plan of Reorganization dated February 4, 1994, among A/MED, Inc., 3CI Complete Compliance
                Corporation and 3CI Acquisition Corp./A/MED (incorporated by reference to Exhibit 1.1 of 3CI's report on Form 8-K filed February 7, 1994).

    2.2     --  Purchase Agreement and Plan of Reorganization dated February 4, 1994, among A/MED, Inc., 3CI Complete Compliance
                Corporation and 3CI Acquisition Corp./A/MED (incorporated by reference to Exhibit 1.2 of 3CI's report on Form 8-K filed February 7, 1994).

    2.3     --  Stock Purchase Agreement dated February 4, 1995, between Waste Systems, Inc. and 3CI Complete Compliance Corporation
                (incorporated by reference to Exhibit 1.3 of 3CI's report on Form 8-K filed February 7, 1994).

  EXHIBIT
  NUMBER                     IDENTIFICATION OF EXHIBIT
  --------                   -------------------------

    2.4     --  Purchase Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, River Bay Corporation and
                Marlan Baucum (incorporated by reference to Exhibit 1.1 of 3CI's report on Form 8-K filed October 27, 1994).

    2.5     --  Addendum to Purchase Agreement dated October 12, 1994, among 3CI Complete Compliance Corporation, River Bay
                Corporation and Marlan Baucum (incorporated by reference to Exhibit 1.2 of 3CI's report on Form 8-K filed October
                27, 1994).

    2.6     --  Assumption of Liabilities dated October 10, 1994, among 3CI Complete Compliance Corporation, 3CI Acquisition
                Corp./A/MED, Marlan Baucum and River Bay Corporation. (incorporated by reference to Exhibit 1.11 of 3CI's report on
                Form 8-k filed October 27, 1994).

    2.7     --  Plan of Reorganization and Acquisition Agreement dated August 9, 1994, among the 3CI, Med-Waste Disposal Service,
                Inc., Jim Shepherd, Mike Shepherd and Richard McElhannon (incorporated by reference to Exhibit 2.14 of 3CI's Annual
                Report on Form 10-K for the fiscal year ended September 30, 1992).

    3.1     --  Certificate of Incorporation as amended (incorporated by reference to Exhibit 3(a) of 3CI's registration statement on Form S-1 (No. 33-45632) effective April 14, 1992).

    3.2     --  Amendment to Certificate of Incorporation effective June 13, 1995 (incorporated by reference to Exhibit 3.1 of 3CI's
                Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995).

   *3.3     --  Amendment to Certificate of Incorporation effective March 23, 1998.

    3.4     --  Bylaws, as amended (incorporated by reference to Exhibit 3(b) of 3CI's registration statement on Form S-1 (No.
                33-45632) effective April 14, 1992).

    3.5     --  Bylaws effective May 14, 1995 (incorporated by reference to Exhibit 3.2 of 3CI's Quarterly Report on Form 10-Q for
                the quarterly period ended June 30, 1995).

   *3.6     --  Certificate of Designations of the Company's Series A Preferred Stock without par value.

   *3.7     --  Certificate of Designations of the Company's Series B Preferred Stock without par value.

   *3.8     --  Certificate of Designations of the Company's Series C Preferred Stock without par value.

    4.1     --  Representative Warrant Agreement dated as of April 14, 1992 (incorporated by reference to Exhibit 4(b) of 3CI's registration statement on Form S-1 (No. 33-45632) effective April 14, 1992).

    4.2     --  Put Option Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, River Bay Corporation and
                Marlan Baucum (incorporated by reference to Exhibit 1.3 of 3CI's report on Form 8-K filed October 27, 1994).

    4.3     --  Stock Pledge Agreement dated October 10, 1994, between 3CI Complete Compliance Corporation and River Bay Corporation
                (incorporated by reference to Exhibit 1.4 of 3CI's report on Form 8-K filed October 27, 1994).

    4.4     --  Stock Escrow and Pledge Agreement dated July 1994, among 3CI, Med-Waste Disposal Service, Inc., Jim Shepherd, Mike
                Shepherd and Richard McElhannon (incorporated by reference to Exhibit 4.11 of 3CI's Annual Report on Form 10-K for
                the fiscal year ended September 30, 1992).

    4.5     --  Revolving Promissory Note dated September 30, 1995 in the principal amount of $8,000,000 between 3CI and WSI
                (incorporated by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-K for the fiscal year ended
                September 30, 1995).

   *4.6     --  Warrant dated March 18, 1998 issued to Klein Bank as escrow agent with respect to 1,002,964 shares of Common Stock.

   *4.7     --  Escrow Agreement dated March 6, 1998 between the Company and Klein Bank as escrow agent.

   *5.1     --  Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.

  EXHIBIT
  NUMBER                     IDENTIFICATION OF EXHIBIT
  --------                   -------------------------

    10.1    --  Contract dated August 22, 1989 between 3CI and the City of Carthage, Texas, related to the incineration of medical waste (incorporated by reference to Exhibit 10 of 3CI's registration statement on Form S-1 (No. 33-45632) effective
                April 14, 1992).

    10.2    --  Addendum dated March 30, 1992 to Contract between 3CI and the City of Carthage, Texas (incorporated by reference to
                Exhibit 10 (p) of 3CI's registration statement on Form S-1 (No. 33-45632) effective April 14, 1992).

    10.3    --  First Amendment dated July, 1993 to Contract between 3CI and City of Carthage, Texas (incorporated by reference to
                Exhibit 10.3 of 3CI's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

    10.4    --  1992 Stock Option Plan of 3CI (incorporated by reference to Exhibit 10(m) of 3CI's registration statement on Form
                S-1 (No. 33-45632) effective April 14, 1992).

    10.5    --  Security Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, 3CI Acquisition Corp./A/MED
                and River Bay (incorporated by reference to Exhibit 1.7 of 3CI's report on Form 8-K filed October 27, 1994).

    10.6    --  Security Agreement dated October 10, 1994, between 3CI Complete Compliance Corporation and River Bay Corporation
                (incorporated by reference to Exhibit 1.8 of 3CI's report on Form 8-K filed October 27, 1994).

    10.7    --  Mortgage, Security Agreement, Assignment of Leases and Financing Statement dated October 10, 1994, among 3CI
                Complete Compliance Corporation, 3CI Acquisition Corp., A/A/MED and River Bay Corporation (incorporated by reference to Exhibit 1.9 of 3CI's report on Form 8-K filed October 27, 1994).

    10.8    --  Debt Subordination Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, 3CI Acquisition
                Corp./A/MED, River Bay Corporation, Marlan Baucum, Zeb Baucum, III, Diedra Baucum, The Smith County Bank and the
                Bank of Raleigh (incorporated by reference to Exhibit 1.10 of 3CI's report on Form 8-K filed October 27, 1994).

   *10.9    --  Employment Agreement dated August 31, 1995, between 3CI and Charles D. Crochet.

    10.10   --  Modification of Purchase Transaction dated January 25, 1995, among 3CI, 3CI Acquisition Corp./A/MED, River Bay
                Corporation and Marlan Baucum (incorporated by reference to Exhibit 10.21 of 3CI's Annual Report on Form 10-K for
                the fiscal year ended September 30, 1995).

    10.11   --  Settlement Agreement dated January 1996 between James Shepherd, Michael Shepherd and Richard T. McElhannon as
                Releasors, and the Company, Georg Rethmann, Dr. Herrmann Niehues, Jurgen Thomas, Charles Crochet and Waste Systems,
                Inc., as Releasees. Letter Re: Change in Certifying Accountant (incorporated by reference to Exhibit 16.2 of 3CI's report on Form 8-K/A filed December 28, 1994).

   *10.12   --  Exchange Agreement between 3CI Complete Compliance Corporation and Waste Systems, Inc. dated as of June 24, 1997.

   *10.13   --  Stock Purchase and Note Modification Agreement between 3CI Complete Compliance Corporation and Waste Systems, Inc.
                dated as of February 19, 1998.

    23.1    --  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

    23.2    --  Consent of Heard, McElroy & Vestal, L.L.P.

    23.3    --  Consent of Arthur Andersen LLP.

-----------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Shreveport, State of Louisiana on March 19, 1998.


                                   3CI COMPLETE COMPLIANCE CORPORATION


                                   By:   /s/ CHARLES D. CROCHET
                                        ---------------------------------------
                                             Charles D. Crochet, President


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of 3CI Complete Compliance Corporation, do hereby constitute and appoint Charles D. Crochet and Curtis W. Crane, or other of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which such attorneys and agents may deem necessary or advisable to enable the corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically without limitation power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do hereby ratify and confirm all that such attorneys and agents shall do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 19, 1998.


           SIGNATURE                                         TITLE
           ---------                                         ------

    /s/ DR. WERNER KOOK
--------------------------------             Chairman of the Board of Directors
        Dr. Werner Kook

   /s/ CHARLES D. CROCHET
--------------------------------             President and Director
       Charles D. Crochet

    /s/ CURTIS W. CRANE
--------------------------------             Chief Financial Officer, Secretary and
        Curtis W. Crane                      Treasurer

   /s/ DR. CLEMENS PUES
--------------------------------             Vice President and Director
       Dr. Clemens Pues

    /s/ THOMAS JUERGEN
--------------------------------             Director
        Thomas Juergen

   /s/ VALERIE L. BANNER
--------------------------------             Director
       Valerie L. Banner

   /s/ DAVID SCHOONMAKER
--------------------------------             Director
       David Schoonmaker

                                INDEX TO EXHIBITS

         The following is a list of all the exhibits filed as part of the Registration Statement.

  EXHIBIT
  NUMBER                     IDENTIFICATION OF EXHIBIT
  --------                   -------------------------

    2.1     --  Purchase Agreement and Plan of Reorganization dated February 4, 1994, among A/MED, Inc., 3CI Complete Compliance
                Corporation and 3CI Acquisition Corp./A/MED (incorporated by reference to Exhibit 1.1 of 3CI's report on Form 8-K filed February 7, 1994).

    2.2     --  Purchase Agreement and Plan of Reorganization dated February 4, 1994, among A/MED, Inc., 3CI Complete Compliance
                Corporation and 3CI Acquisition Corp./A/MED (incorporated by reference to Exhibit 1.2 of 3CI's report on Form 8-K filed February 7, 1994).

    2.3     --  Stock Purchase Agreement dated February 4, 1995, between Waste Systems, Inc. and 3CI Complete Compliance Corporation
                (incorporated by reference to Exhibit 1.3 of 3CI's report on Form 8-K filed February 7, 1994).

    2.4     --  Purchase Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, River Bay Corporation and
                Marlan Baucum (incorporated by reference to Exhibit 1.1 of 3CI's report on Form 8-K filed October 27, 1994).

    2.5     --  Addendum to Purchase Agreement dated October 12, 1994, among 3CI Complete Compliance Corporation, River Bay
                Corporation and Marlan Baucum (incorporated by reference to Exhibit 1.2 of 3CI's report on Form 8-K filed October
                27, 1994).

    2.6     --  Assumption of Liabilities dated October 10, 1994, among 3CI Complete Compliance Corporation, 3CI Acquisition
                Corp./A/MED, Marlan Baucum and River Bay Corporation. (incorporated by reference to Exhibit 1.11 of 3CI's report on
                Form 8-k filed October 27, 1994).

    2.7     --  Plan of Reorganization and Acquisition Agreement dated August 9, 1994, among the 3CI, Med-Waste Disposal Service,
                Inc., Jim Shepherd, Mike Shepherd and Richard McElhannon (incorporated by reference to Exhibit 2.14 of 3CI's Annual
                Report on Form 10-K for the fiscal year ended September 30, 1992).

    3.1     --  Certificate of Incorporation as amended (incorporated by reference to Exhibit 3(a) of 3CI's registration statement on Form S-1 (No. 33-45632) effective April 14, 1992).

    3.2     --  Amendment to Certificate of Incorporation effective June 13, 1995 (incorporated by reference to Exhibit 3.1 of 3CI's
                Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995).

   *3.3     --  Amendment to Certificate of Incorporation effective March 23, 1998.

    3.4     --  Bylaws, as amended (incorporated by reference to Exhibit 3(b) of 3CI's registration statement on Form S-1 (No.
                33-45632) effective April 14, 1992).

    3.5     --  Bylaws effective May 14, 1995 (incorporated by reference to Exhibit 3.2 of 3CI's Quarterly Report on Form 10-Q for
                the quarterly period ended June 30, 1995).

   *3.6     --  Certificate of Designations of the Company's Series A Preferred Stock without par value.

   *3.7     --  Certificate of Designations of the Company's Series B Preferred Stock without par value.

   *3.8     --  Certificate of Designations of the Company's Series C Preferred Stock without par value.

    4.1     --  Representative Warrant Agreement dated as of April 14, 1992 (incorporated by reference to Exhibit 4(b) of 3CI's registration statement on Form S-1 (No. 33-45632) effective April 14, 1992).

    4.2     --  Put Option Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, River Bay Corporation and
                Marlan Baucum (incorporated by reference to Exhibit 1.3 of 3CI's report on Form 8-K filed October 27, 1994).

    4.3     --  Stock Pledge Agreement dated October 10, 1994, between 3CI Complete Compliance Corporation and River Bay Corporation
                (incorporated by reference to Exhibit 1.4 of 3CI's report on Form 8-K filed October 27, 1994).

  EXHIBIT
  NUMBER                     IDENTIFICATION OF EXHIBIT
  --------                   -------------------------

    4.4     --  Stock Escrow and Pledge Agreement dated July 1994, among 3CI, Med-Waste Disposal Service, Inc., Jim Shepherd, Mike
                Shepherd and Richard McElhannon (incorporated by reference to Exhibit 4.11 of 3CI's Annual Report on Form 10-K for
                the fiscal year ended September 30, 1992).

    4.5     --  Revolving Promissory Note dated September 30, 1995 in the principal amount of $8,000,000 between 3CI and WSI
                (incorporated by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-K for the fiscal year ended
                September 30, 1995).

   *4.6     --  Warrant dated March 18, 1998 issued to Klein Bank as escrow agent with respect to 1,002,964 shares of Common Stock.

   *4.7     --  Escrow Agreement dated March 6, 1998 between the Company and Klein Bank as escrow agent.

   *5.1     --  Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.

    10.1    --  Contract dated August 22, 1989 between 3CI and the City of Carthage, Texas, related to the incineration of medical waste (incorporated by reference to Exhibit 10 of 3CI's registration statement on Form S-1 (No. 33-45632) effective
                April 14, 1992).

    10.2    --  Addendum dated March 30, 1992 to Contract between 3CI and the City of Carthage, Texas (incorporated by reference to
                Exhibit 10 (p) of 3CI's registration statement on Form S-1 (No. 33-45632) effective April 14, 1992).

    10.3    --  First Amendment dated July, 1993 to Contract between 3CI and City of Carthage, Texas (incorporated by reference to
                Exhibit 10.3 of 3CI's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

    10.4    --  1992 Stock Option Plan of 3CI (incorporated by reference to Exhibit 10(m) of 3CI's registration statement on Form
                S-1 (No. 33-45632) effective April 14, 1992).

    10.5    --  Security Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, 3CI Acquisition Corp./A/MED
                and River Bay (incorporated by reference to Exhibit 1.7 of 3CI's report on Form 8-K filed October 27, 1994).

    10.6    --  Security Agreement dated October 10, 1994, between 3CI Complete Compliance Corporation and River Bay Corporation
                (incorporated by reference to Exhibit 1.8 of 3CI's report on Form 8-K filed October 27, 1994).

    10.7    --  Mortgage, Security Agreement, Assignment of Leases and Financing Statement dated October 10, 1994, among 3CI
                Complete Compliance Corporation, 3CI Acquisition Corp., A/A/MED and River Bay Corporation (incorporated by reference to Exhibit 1.9 of 3CI's report on Form 8-K filed October 27, 1994).

    10.8    --  Debt Subordination Agreement dated October 10, 1994, among 3CI Complete Compliance Corporation, 3CI Acquisition
                Corp./A/MED, River Bay Corporation, Marlan Baucum, Zeb Baucum, III, Diedra Baucum, The Smith County Bank and the
                Bank of Raleigh (incorporated by reference to Exhibit 1.10 of 3CI's report on Form 8-K filed October 27, 1994).

   *10.9    --  Employment Agreement dated August 31, 1995, between 3CI and Charles D. Crochet.

    10.10   --  Modification of Purchase Transaction dated January 25, 1995, among 3CI, 3CI Acquisition Corp./A/MED, River Bay
                Corporation and Marlan Baucum (incorporated by reference to Exhibit 10.21 of 3CI's Annual Report on Form 10-K for
                the fiscal year ended September 30, 1995).

    10.11   --  Settlement Agreement dated January 1996 between James Shepherd, Michael Shepherd and Richard T. McElhannon as
                Releasors, and the Company, Georg Rethmann, Dr. Herrmann Niehues, Jurgen Thomas, Charles Crochet and Waste Systems,
                Inc., as Releasees. Letter Re: Change in Certifying Accountant (incorporated by reference to Exhibit 16.2 of 3CI's report on Form 8-K/A filed December 28, 1994).

   *10.12   --  Exchange Agreement between 3CI Complete Compliance Corporation and Waste Systems, Inc. dated as of June 24, 1997.

  EXHIBIT
  NUMBER                     IDENTIFICATION OF EXHIBIT
  --------                   -------------------------


   *10.13   --  Stock Purchase and Note Modification Agreement between 3CI Complete Compliance Corporation and Waste Systems, Inc.
                dated as of February 19, 1998.

    23.1    --  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

    23.2    --  Consent of Heard, McElroy & Vestal, L.L.P.

    23.3    --  Consent of Arthur Andersen LLP.

-----------------

* Filed herewith.